     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 7, 2000

                                                         REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           COOPERATIVE HOLDINGS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 DELAWARE                                     4813                                    22-3713227
     (STATE OR OTHER JURISDICTION OF              (PRIMARY STANDARD INDUSTRIAL                     (I.R.S. EMPLOYER
      INCORPORATION OR ORGANIZATION)              CLASSIFICATION CODE NUMBER)                   IDENTIFICATION NUMBER)

                            ------------------------
                           412-420 WASHINGTON AVENUE,
                          BELLEVILLE, NEW JERSEY 07109
                                 (973) 759-8100
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                             LOUIS A. LOMBARDI, SR.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           COOPERATIVE HOLDINGS, INC.
                           412-420 WASHINGTON AVENUE
                          BELLEVILLE, NEW JERSEY 07109
                                 (973)759-8100
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

                                 DAVID J. SORIN
                               WILLIAM J. THOMAS
                  BUCHANAN INGERSOLL PROFESSIONAL CORPORATION
                             650 COLLEGE ROAD EAST
                          PRINCETON, NEW JERSEY 08540
                                 (609) 987-6800
                                BARRY M. ABELSON
                              MICHAEL P. GALLAGHER
                              PEPPER HAMILTON LLP
                          EIGHTEENTH AND ARCH STREETS
                             3000 TWO LOGAN SQUARE
                     PHILADELPHIA, PENNSYLVANIA 19103-2799

                                 (215) 981-4000
                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                  ------------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           ------------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           ------------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                    ------------------------

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED MAXIMUM
                   TITLE OF EACH CLASS OF                       AGGREGATE OFFERING           AMOUNT OF
                SECURITIES TO BE REGISTERED                          PRICE(1)             REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per share.....................       $82,800,000               $21,859.20
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED APRIL 7, 2000

PROSPECTUS

                                        SHARES

[COOPERATIVE HOLDINGS, INC. LOGO]
                           COOPERATIVE HOLDINGS, INC.

                                  COMMON STOCK

                            ------------------------

     This is the initial public offering of common stock by Cooperative
Holdings, Inc. We are selling          shares of our common stock and a selling
stockholder is selling          shares of common stock for a total of
shares of common stock. We will not receive any of the proceeds from the sale of shares by the selling stockholder.

     There is currently no public market for our common stock. We currently
expect that the initial public offering price will be between $          and
$     per share, and have applied to have our common stock included for quotation on the Nasdaq National Market under the symbol "CCII."

                            ------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 7 TO READ ABOUT RISKS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

                                                              PER SHARE     TOTAL
                                                              ---------    -------
Public offering price.......................................   $           $
Underwriting discount.......................................   $           $
Proceeds to Cooperative (before expenses)...................   $           $
Proceeds to selling stockholder.............................   $           $

     The underwriters may also purchase up to             additional shares of
common stock from the selling stockholder at the initial public offering price, less the underwriting discount, to cover over-allotments.

     Delivery of the shares will be made on or about             , 2000.

                            ------------------------

PENNSYLVANIA MERCHANT GROUP                          ROTH CAPITAL PARTNERS, INC.

                     Prospectus dated                , 2000

     "QuikSpeed," "Much More than Dial Tone" and "New Jersey's own Telecommunications Company" are our servicemarks. All other trademarks or servicemarks appearing in this prospectus are the trademarks or service marks of their respective companies.

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. The summary may not contain all the information that you should consider before investing in our common stock. This prospectus includes forward-looking statements which involve risks and uncertainties. You should carefully read the entire prospectus, especially "Risk Factors" beginning on page 7 and our combined financial statements and related notes before deciding whether to invest in our common stock. All references to "we," "us," or "our," in this prospectus mean Cooperative Holdings, Inc. and its wholly-owned subsidiaries Cooperative Communications, Inc., Eastern Computer Services, L.L.C., CPV Communications, Inc. and KDR Communications, Inc.

                                  OUR COMPANY

     We are an innovative provider of integrated telecommunications services, including local and long distance service and our recently launched DSL service. Our customer base consists of over 7,500 small and medium-sized businesses. The majority of our customers are located in New Jersey, and we plan to aggressively expand our services to Pennsylvania, New York, Massachusetts and portions of Connecticut. To date, we have acted primarily as a local exchange carrier and switch-based interexchange carrier. To capitalize upon the growing need for high-speed data connectivity, we recently began offering our QuikSpeed high-speed Internet access and services which uses digital subscriber line, or DSL, technology. We believe the roll-out of our DSL service will allow us to leverage our existing customer base of voice-only customers by fulfilling their Internet and e-commerce needs, all conveniently invoiced on a single bill.

     DSL technology has emerged as a commercially viable, cost-effective means of providing high-speed data transmission using an existing telecommunications network. Industry sources have projected the United States small business market for DSL will reach $2.3 billion by 2003. Our DSL service offers high-speed data, voice, Internet and video connectivity. We began offering QuikSpeed on a limited basis in September 1999 and are preparing to broadly introduce the service in April 2000. As of March 15, 2000, we had 137 orders for DSL service and we had installed the necessary DSL equipment for 100 of these orders.

     In marketing our DSL service, we believe we have several competitive advantages over our current and potential competitors, particularly those who do not currently offer local and long distance services. These include:

     - our ability to offer one-stop services for voice, including local and long distance, and data, all on a single bill;

     - our ten years of providing superior customer service to small and medium-sized businesses, as evidenced by our low customer turnover or churn rate which has averaged 4.7% over the last three years;

     - our in-depth knowledge of our geographic market, including our long-term relationship with our customers;

     - our ability to offer Virtual Private Network, or VPN, functionality for voice and data transmission;

     - our QuikSpeed DSL service permits voice over DSL, creating a lower cost solution to our customers, and does not require our customers to have their own Internet service provider, or ISP;

     - our ability and willingness to offer customized application-oriented solutions to our small and medium-sized business customers, including 700 directory assistance, sales tracking, specialized billing formats and call blocking; and

     -  our interconnection agreement with Bell Atlantic for New Jersey.

     Our Centrex voice service network currently interfaces with 70 Bell Atlantic central offices in New Jersey. Where we do not have collocation facilities, we will install DSLAMs, ATM switches and test equipment in leased facilities which we will connect to the central office. In March 2000, we entered into an interconnection agreement with Bell Atlantic which allows us to collocate our networking equipment in Bell Atlantic central offices in each local area in which we operate in New Jersey, providing a direct connection between us and our customers. We expect to have approximately 20 collocations operational by December 31, 2000. This agreement further enables us to provide fully operational local and toll service. We believe that pursuing a "smart-build" strategy, whereby we own more of the network elements, while continuing to lease transmission lines, will allow us to generate higher operating margins, obtain origination and termination fees from other carriers and maintain greater control over our network operations and service quality.

     We believe that small and medium-sized businesses have significant and increasing needs for advanced telecommunications services which have been generally neglected by the incumbent local exchange carriers. We seek to meet these needs by offering customized solutions, integrated telecommunications services and our QuikSpeed DSL services all on a single bill. Many of our target customers want customized solutions but do not have the internal expertise to design, purchase and maintain these kinds of systems and services themselves.

     We believe that superior customer service is critical to attracting and retaining customers. We continually seek to enhance our service approach, which utilizes a highly trained team of customer sales and service representatives to coordinate customer installation, billing and service. Our information systems provide integrated functionality for all aspects of our business. Our experienced customer care representatives provide 24x7 customer support. Our superior track record for customer service is evidenced by our low customer churn rate, which has averaged 4.7% over the last three years.

     We plan to be a leading one-stop provider of voice, data and Internet telecommunications services in the Bell Atlantic footprint starting with New Jersey, Pennsylvania, New York, Massachusetts and portions of Connecticut. Elements of our strategy to meet this objective include:

     -  implementing a rapid DSL roll-out;

     -  offering our customers one-stop shopping;

     -  maximizing speed to market through our smart-build strategy;

     -  focusing on the small and medium-sized business market;

     -  building market share by focusing on direct sales; and

     -  providing superior customer service.

                                  THE OFFERING

Common Stock offered by
  Cooperative.........................          shares

Common Stock offered by the selling
  stockholder.......................            shares

Total...............................            shares

Common Stock to be outstanding after
  the offering........................          shares

Proposed Nasdaq National Market
  symbol..............................   "CCII"

Use of proceeds.....................     We intend to use the net proceeds from
                                         this offering to fund:

                                           -  capital expenditures in connection
                                              with our planned roll-out of DSL
                                              service and planned expansion of
                                              our network, including the
                                              installation of DSL equipment in
                                              central offices, the acquisition
                                              of DSL modems to lease to
                                              customers and the purchase of ATM
                                              switches;

                                           -  the acquisition of rights for
                                              collocation of our equipment with
                                              Bell Atlantic and other service
                                              providers;

                                           -  the enhancement of our network to
                                              enable us to provide additional
                                              value-added services;

                                           -  the hiring of direct sales
                                              personnel and expansion of our
                                              marketing efforts;

                                           -  the improvement of our network
                                              management, billing and other back
                                              office systems; and

                                           -  working capital and general
                                              corporate purposes, including
                                              possible future acquisitions or
                                              strategic investments.

Risk factors........................     Investing in the common stock involves
                                         certain risks. See "Risk Factors."

     The number of shares of common stock to be outstanding after this offering
is based on the        shares outstanding as of February 29, 2000 and does not
include:

     - 3,540,000 shares of common stock authorized for issuance under our 2000 Stock Plan, 1,029,047 of which will be outstanding upon the consummation of this offering at exercise prices equal to the initial public offering price; and

     - 30,000 shares of common stock issuable upon exercise of an outstanding non-plan option as of the date of this prospectus at an exercise price of $0.01 per share.

     Unless otherwise noted, all information in this prospectus:

     - assumes the underwriters will not exercise their option to purchase additional shares of common stock to cover over-allotments, if any; and

     - gives effect to the reorganization of Cooperative Communications, Inc. and Eastern Computer Services, L.L.C. as wholly-owned subsidiaries of Cooperative Holdings, Inc. in March 2000.

                    CORPORATE INFORMATION AND REORGANIZATION

     In February 2000, Cooperative Holdings, Inc. was incorporated in Delaware and in March 2000 each of the security holders of Cooperative Communications, Inc. and Eastern Computer Services, L.L.C. exchanged or contributed all of their outstanding securities for newly issued securities of Cooperative Holdings, Inc. with equal rights and preferences. As a result of this reorganization, Cooperative Communications, Inc. and Eastern Computer Services, L.L.C. became wholly-owned subsidiaries of Cooperative Holdings, Inc. CPV Communications, Inc. and KDR Communications, Inc. are wholly-owned subsidiaries of Cooperative Communications, Inc. Cooperative Communications, Inc., the operating company, was incorporated in New Jersey in 1990. Eastern Computer Services, L.L.C. was organized in New Jersey in 1995.

     Our principal offices are located at 412-420 Washington Avenue, Belleville, New Jersey 07109, and our telephone number is (973) 759-8100. We maintain a website at www.cooperativenet.com. Any references to our website do not incorporate by reference the information contained at our website into this prospectus, and the only information that you should rely on in making your decision whether to invest in our common stock is the information contained in this prospectus.

     All of the historical financial information in this prospectus reflects the combined operations of our wholly-owned subsidiaries, Cooperative
Communications, Inc. and Eastern Computer Services, L.L.C. Prior to the formation of Cooperative Holdings, Inc. and the reorganization, all of our operating activities were conducted through Cooperative Communications Inc. and Eastern Computer Services L.L.C.

                        SUMMARY COMBINED FINANCIAL DATA

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     You should read the summary selected combined financial data together with our combined financial statements and related notes and the sections of this prospectus entitled "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                  SIX MONTH PERIODS ENDED
                                                         YEAR ENDED MAY 31,                            NOVEMBER 30,
                                       -------------------------------------------------------   -------------------------
                                          1995          1996        1997      1998      1999        1998          1999
                                       -----------   -----------   -------   -------   -------   -----------   -----------
                                       (UNAUDITED)   (UNAUDITED)                                 (UNAUDITED)   (UNAUDITED)
COMBINED STATEMENT OF OPERATIONS
  DATA:
Revenue..............................    $12,573       $20,474     $28,718   $37,200   $40,598     $20,441       $19,827
                                         -------       -------     -------   -------   -------     -------       -------
Operating expenses:
  Costs of revenue (excluding
    depreciation and amortization)...      9,383        16,314      22,468    29,073    31,725      16,418        16,382
  Selling, general and administrative
    expenses.........................      2,869         4,736       5,957     7,286     8,222       3,956         3,853
  Depreciation and amortization......         46           194         333       455       780         356           389
  Stock based compensation...........         --            --         840        --        --          --            --
                                         -------       -------     -------   -------   -------     -------       -------
    Total operating expenses.........     12,298        21,244      29,598    36,814    40,727      20,730        20,624
                                         -------       -------     -------   -------   -------     -------       -------
    Income (loss) from operations....        275          (770)       (880)      386      (129)       (289)         (797)
Other income (expense), net..........        (27)          (78)        (61)       92       109          38          (269)
                                         -------       -------     -------   -------   -------     -------       -------
  Income (loss) before income tax
    expense..........................        248          (848)       (941)      478       (20)       (251)       (1,066)
  Income tax expense (benefit).......        100          (215)        128       195        98          98            --
                                         -------       -------     -------   -------   -------     -------       -------
  Net income (loss)(1)...............    $   148       $  (633)    $(1,069)  $   283   $  (118)    $  (349)      $(1,066)
                                         =======       =======     =======   =======   =======     =======       =======
Pro forma information:
  Historical loss before income tax
    expense (benefit)................                                                  $   (20)                  $(1,066)
  Pro forma income tax expense
    (benefit) (unaudited)(2).........                                                      200                      (350)
                                                                                       -------                   -------
  Pro forma net loss (unaudited).....                                                  $  (220)                  $  (716)
                                                                                       =======                   =======
  Pro forma net loss per common share
    (unaudited)(3):
    Basic............................                                                  $                         $
    Diluted..........................                                                  $                         $
                                                                                       =======                   =======
  Pro forma weighted average common
    shares outstanding
    (unaudited)(4):
    Basic............................
    Diluted..........................
                                                                                       =======                   =======

---------------
(1) Since Eastern Computer Services, L.L.C., or Eastern, was operated as a limited liability company which was taxed as a partnership for federal, state and local income tax purposes until March 2000, each member of Eastern had been individually responsible for reporting the member's share of Eastern's net income or loss. Accordingly, we have not provided for income taxes in our combined financial statements related to Eastern's income.

(2) Pro forma income tax expense (benefit) gives effect to the change of Eastern from a limited liability company to a tax paying entity as though this event occurred as of June 1, 1998.

(3) Pro forma basic net loss per common share is computed by dividing pro forma net loss by the pro forma weighted average common shares outstanding assuming Cooperative Holdings, Inc. was formed on June 1, 1998. Pro forma diluted net loss per common share is calculated in a manner consistent with pro forma basic net loss per common share except that it also includes the dilutive effect of an option granted in fiscal 1997 to acquire 30,000 shares of our common stock at a nominal value.

(4) Pro forma weighted average common shares outstanding reflects all of our issued and outstanding shares of common stock and gives effect to the reorganization of Cooperative Communications, Inc. and the exchange of all of its common stock for shares of our common stock. Diluted pro forma weighted average common shares outstanding includes the option described in footnote 3 above.

     The following table provides selected combined balance sheet data. The as
adjusted column reflects the sale by us of           shares offered hereby,
assuming an initial public offering price of $     per share, after deducting
underwriting discounts and commissions and estimated offering expenses payable by us.

                                                                            NOVEMBER 30, 1999
                                                              MAY 31,    ------------------------
                                                               1999      ACTUAL       AS ADJUSTED
                                                              -------    -------      -----------
                                                                               (UNAUDITED)
COMBINED BALANCE SHEET DATA:
  Cash and cash equivalents.................................  $7,180     $ 2,327        $
  Working capital (deficit).................................     470      (1,516)
  Total assets..............................................  19,131      15,105
  Stockholders' and members' deficit........................  (1,630)     (2,696)

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements concerning our operations, performance and financial condition, including our future economic performance, plans and objectives and the likelihood of success in developing and expanding our business. These statements are based upon a number of assumptions and estimates which are subject to significant uncertainties, many of which are beyond our control. The words "may," "would," "could," "will," "expect," "anticipate," "believe," "intend," "plan," "estimate" and similar expressions are meant to identify such forward-looking statements. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those set forth in "Risk Factors."

     Readers are cautioned not to place undue reliance on these forward-looking statements which reflect our views only as of the date of this prospectus. We undertake no obligation to update such statements or publicly release the result of any revisions to these forward-looking statements which we may make to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also impair our operations. If any of the following risks or uncertainties actually occur, our business, financial condition and/or results of operations could be materially adversely affected. In this case, the trading price of the common stock could decline, and you may lose all or part of your investment.

               Risks Related to Growth and New Service Offerings

CUSTOMERS MAY NOT ACCEPT US AS THEIR PROVIDER OF INTEGRATED TELECOMMUNICATIONS SERVICES.

     Our continued success will depend upon the willingness of customers to accept us as a provider of integrated telecommunications services -- local, long distance and data services, as well as new services, such as DSL. Some of our competitors, such as Bell Atlantic, Covad, AT&T and Sprint, have greater resources, name recognition and existing relationships with customers which may provide them with a competitive advantage over us. We cannot assure you that we will be accepted by customers and the failure to be accepted would adversely affect us.

OUR LIMITED HISTORY AS A PROVIDER OF INTEGRATED VOICE AND DATA SERVICES MAY NOT BE A RELIABLE BASIS FOR EVALUATING US.

     Although we began reselling long distance telecommunications services in 1990, we only began providing local exchange service in 1993 and DSL services in September 1999. Because of our short operating history as a provider of integrated voice and data telecommunication services, we have limited operating and financial data which you can use to evaluate our performance and determine whether you should invest in our common stock.

WE HAVE HAD A HISTORY OF OPERATING LOSSES AND CURRENTLY HAVE NEGATIVE WORKING CAPITAL.

     We incurred net losses of approximately $1.1 million and $118,000 in fiscal 1997 and fiscal 1999, respectively. We also incurred net losses of approximately $349,000 and $1.1 million in the six month period ended November 30, 1998 and 1999, respectively. As of November 30, 1999, we had negative working capital of $1.5 million. Although we had net income of $283,000 in fiscal 1998, we cannot be certain that we will be able to achieve profitable levels of operations in the future.

OUR FAILURE TO CONTINUE OUR EXPANSION WOULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

     If we do not expand our business to achieve economies of scale and to benefit from our infrastructure, it would adversely affect our business prospects, financial condition and results of operations. Our planned expansion could fail if we are not able to:

     -  access potential markets;

     -  obtain required governmental authorizations, franchises and permits;

     - obtain interconnection and collocation arrangements with incumbent local exchange carriers;

     -  develop a sufficient customer base;

     - lease adequate transmission capacity from interexchange carriers, incumbent local exchange carriers and other competitive local exchange carriers; and

     -  purchase and install switches in additional markets.

WE MAY NOT BE ABLE TO MANAGE OUR PLANNED GROWTH, WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

     Future expansion of our business, in particular our planned network expansion, will place significant additional strains on our personnel, financial and other resources. If we fail to effectively manage our growth, the quality of our services, our business and our financial condition would be adversely affected. Our ability to manage our planned geographic growth will be particularly dependent on our ability to develop and retain an effective sales force, customer service personnel and qualified technical personnel across several different locations. The competition for qualified personnel in the telecommunications industry is intense, and we may not be able to hire and retain sufficient qualified personnel.

     In addition, we may not be able to maintain the quality of our operations, to control our costs, to maintain compliance with all applicable regulations, and to expand our internal management, technical, information and accounting systems in order to support our planned growth.

WE MAY NOT HAVE SUFFICIENT FUNDS AVAILABLE TO EXPAND OUR BUSINESS.

     We will need to make significant capital expenditures in order to expand and develop our current business and to enter new markets. We expect to fund these expenditures through existing resources, internally generated funds, and equity and debt financings. If we are unable to raise sufficient funds, we may have to delay or abandon some of our expenditures or plans for future expansion. This would result in underutilization of our established infrastructure and reduced profitability and may negatively affect our ability to compete for and satisfy the demands resulting from the growth and expansion of our customers.

     If we are able to raise funds through the issuance of additional equity securities, the percentage ownership of our then-current stockholders will be reduced and the holders of new equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. If additional funds are raised through a bank credit facility or the issuance of debt securities, the holder of this indebtedness would have rights senior to the rights of the holders of our common stock and the terms of this indebtedness could impose restrictions on our operations.

WE MAY BE SUBJECT TO RISKS ASSOCIATED WITH FUTURE ACQUISITIONS.

     We may acquire complementary businesses, although we have no definitive agreements to do so at this time. An acquisition may not produce the revenue, earnings or business synergies that we anticipate, and an acquired business might not perform as we expect. If we pursue any acquisition, our management could spend a significant amount of time and effort in identifying and completing the acquisition and may be distracted from the operation of our business. If we complete an acquisition, we would need to devote a significant amount of management resources to integrating the acquired business with our existing operations, and that integration may not be successful.

WE CANNOT PREDICT THE FUTURE GROWTH OF THE HIGH-SPEED DATA TELECOMMUNICATIONS INDUSTRY.

     The high-speed data telecommunications industry is only in the early stages of development and is subject to rapid and significant technological change. Because of this, we cannot accurately predict the rate at which the market for our service will grow, if at all, or whether emerging technologies will render our services less competitive or obsolete. If the market for our services fails to develop or grows more slowly than anticipated, our business prospects, financial condition and results of operations could be materially adversely affected. Many providers of high-speed data telecommunication services are testing products from numerous suppliers for various applications, and these suppliers have not broadly adopted an industry standard. In addition, certain industry groups are in the process of trying to establish standards which could limit the types of technologies we could use. Certain critical issues concerning commercial use of DSL technology for Internet access, including security, reliability, ease and cost of access and quality of service, remain unresolved and may impact the growth of these services.

                 Risks Related to Telecommunications Agreements

A FAILURE TO ESTABLISH AND MAINTAIN INTERCONNECTION AGREEMENTS ON FAVORABLE TERMS WOULD ADVERSELY AFFECT OUR BUSINESS.

     We must interconnect with incumbent local exchange carriers to lease network facilities from the incumbent carrier and to enable our customers to make and receive calls to and from customers of other carriers. Under the Telecommunications Act of 1996, or Telecom Act, incumbent local exchange carriers may be required to allow companies like ours to interconnect with their networks, lease elements of their networks, and locate our equipment at their facilities. However, the Telecom Act does not assure the time frame in which those services will be offered to us or assure that we will be able to purchase those services at rates and on terms and conditions that allow us to remain competitive and profitable. Because we compete with incumbent local exchange carriers in our markets, they may be reluctant to cooperate with us. They have incentives to delay our entry into, and renewals of, interconnection or resale agreements with them. Many new carriers have experienced difficulties in working with incumbent local exchange carriers with respect to initiating, interconnecting, and implementing telecommunications services and locating their equipment in the offices of the incumbent local exchange carriers. If we have difficulties obtaining high quality, reliable and reasonably priced services from the incumbent local exchange carriers on a timely basis, our services will be less attractive to customers and our business will be adversely affected.

     To date, we have entered into only one interconnection agreement, which governs our interconnection with Bell Atlantic in New Jersey. We will need to establish and maintain interconnection agreements with Bell Atlantic and other incumbent local exchange carriers for the other states where we plan to offer local telecommunications services by means other than resale. At present, such agreements typically are for terms of one or two years. Our initial agreement with Bell Atlantic is for a term of two years. Our initial agreement with Bell Atlantic requires Bell Atlantic to perform certain responsibilities -- for example, providing collocation and access to unbundled network elements -- only to the extent required by applicable laws, regulations and ordinances. Because implementation of the Telecom Act is subject to numerous federal and state policy rulemaking proceedings and judicial review, there is still uncertainty as to the extent to which our agreement with Bell Atlantic will provide us with the facilities and services we require.

     Under the Telecom Act we must first attempt to negotiate the terms of interconnection agreements with incumbent local exchange carriers. If negotiations fail, then any disputed issues may be resolved by arbitration. We cannot be certain that we will be able to enter into new or replacement interconnection agreements on favorable terms. Whether reached by negotiation or arbitration, interconnection agreements must be approved by state regulators and are also subject to oversight by the FCC and the courts. These governmental authorities may modify the terms or prices of our interconnection agreements in ways that could adversely affect our ability to deliver service and our business and results of operations.

OUR OFFERING OF SERVICES IS DEPENDENT UPON OUR ABILITY TO ESTABLISH AND MAINTAIN EFFECTIVE RESALE AGREEMENTS.

     As part of our one-stop shopping offering of bundled telecommunications services to our customers, we offer a variety of services. We have relied and will continue to rely on other long distance and local exchange carriers to provide transmission and termination service for much of our traffic. Agreements with long distance carriers typically provide for the resale of long distance services on a timed basis and may contain minimum volume commitments. Agreements with local carriers typically provide for maximum line limits. Negotiation of these agreements involves estimates of future supply and demand for transmission capacity as well as estimates of the calling pattern and traffic levels of our future customers. If we fail to meet our minimum volume commitments, we may be obligated to pay underutilization charges and if we underestimate our need for transmission capacity, we may be required to obtain capacity through more expensive means. In the past, we have had to obtain additional lines under tariffs which

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

were more expensive than the rates under our agreements. We expect that we will exceed our maximum line limits until we have migrated a sufficient number of customers to our DSL service.

     We also have entered into agreements with Bell Atlantic that allow us to obtain at a discount Bell Atlantic's local retail services for resale to our customers. We currently have agreements with Bell Atlantic in New Jersey and Pennsylvania. Where tariffs are available from incumbent local exchange carriers and there is no need to enter into resale agreements, we plan on obtaining local services through tariffs. We have relied and will continue to rely on resale agreements with Bell Atlantic or other incumbent local exchange carriers to provide much of our local services including, in some instances, DSL services. Resale agreements for local services must be negotiated or arbitrated and then approved by state regulators. Resale agreements are also subject to oversight by the FCC and the courts. These governmental authorities may modify the terms or discount rates contained in our resale agreements in ways that could adversely affect our ability to deliver service and our business and results of operations. We cannot be certain that we will be able to enter into new or replacement resale agreements on favorable terms.

     We also rely on resale agreements to provide our customers with other services, including cellular service, teleconferencing and Internet access. We currently resell cellular services under a resale agreement with Bell Atlantic Mobile, or BAM. BAM currently is required to permit unrestricted resale of its cellular services under the FCC's rules. Those rules, however, are scheduled to expire in November 2002. We cannot be assured that we will be able to resell cellular services on acceptable terms, or at all, after November 2002. If we were unable to resell BAM's cellular services for any reason, we may be unable to obtain replacement services on acceptable terms or at all. Any of these developments could adversely affect our ability to deliver service and could materially and adversely impact our business and results of operations.

              Risks Related to Equipment, Capacity and Facilities

OUR INABILITY TO OBTAIN SUFFICIENT LEASED TRANSMISSION CAPACITY COULD SERIOUSLY LIMIT OUR OPERATIONS.

     We depend heavily upon facilities-based carriers for telecommunications transmission lines. We currently lease transmission capacity from various third-party carriers to connect our switching equipment to the incumbent local exchange carriers' networks. If we cannot lease sufficient transmission capacity, our operations could be limited or we could be forced to make additional unexpected up-front capital expenditures to install our own transmission capacity. This could adversely affect our business prospects, financial condition and results of operations.

WE DEPEND ON PORTIONS OF THE INCUMBENT LOCAL EXCHANGE CARRIERS' NETWORKS FOR DSL TECHNOLOGY WHICH MAY NOT OPERATE AS EXPECTED ON INCUMBENT LOCAL CARRIER NETWORKS AND MAY INTERFERE WITH OR BE AFFECTED BY OTHER TRANSPORT TECHNOLOGIES.

     We depend significantly on the quality of the copper telephone lines we obtain from Bell Atlantic, or other incumbent local exchange carriers providing services in our target markets, and their maintenance of these lines to provide DSL services. All transport technologies using copper telephone lines have the potential to interfere with, or to be interfered with by, other traffic on adjacent copper telephone lines. This interference could degrade the performance of our services or make us unable to provide service on selected lines.

     In addition, incumbent carriers may claim that the potential for interference by DSL technology permits them under the FCC's rules to restrict or delay our deployment of DSL services. The telecommunications industry and regulatory agencies are still developing procedures to resolve interference issues between competitive carriers and incumbent carriers, and these procedures may not be effective. We may be unable to successfully negotiate interference resolution procedures with incumbent carriers. Interference, or claims of interference, if widespread, would adversely affect our speed of deployment, reputation, brand image, service quality and client retention and satisfaction and may have a material adverse effect on our business prospects, financial condition and results of operations.

WE DEPEND ON INCUMBENT LOCAL EXCHANGE CARRIERS SUCH AS BELL ATLANTIC FOR LOCATING OUR EQUIPMENT AND FOR NECESSARY TRANSMISSION FACILITIES.

     We must use telephone lines controlled by the traditional telephone companies such as Bell Atlantic to provide connections to our customers. We also depend on the traditional carriers for locating certain critical equipment at or near their premises, known as collocation, and for a substantial portion of the transmission facilities we use to connect our equipment in the traditional carriers' central offices to our network. We purchase these services from the incumbent carriers such as Bell Atlantic pursuant to an applicable tariff and/or our interconnection agreement. In addition, we depend on the traditional carriers to test and maintain the quality of the lines that we use. We have not established a history of obtaining access to collocation and transmission facilities from traditional carriers in large volumes. The traditional carriers may also experience a shortage of collocation space or transmission capacity, and there is no guarantee that we will be able to secure space in the future. In addition, because we compete with traditional carriers in our markets, they may be reluctant to cooperate with us. The increasing number of other competitive telecommunications companies that request collocation space from the traditional phone companies will also affect the availability of space and transmission capacity.

     In connection with our planned DSL roll-out, we intend to have 20 collocations operational by December 31, 2000. However, we have experienced, and expect to experience in the future, lengthy periods between our request for and the actual provision of the collocation space and telephone lines. In many cases, we may be unable to obtain access to collocation and transmission facilities from the traditional carriers, or to gain access at acceptable rates, terms and conditions, including timeliness. If we are unable to obtain adequate and timely access to collocation space or transmission facilities on acceptable terms and conditions from traditional carriers, we may not have alternate means of connecting all of the facilities necessary to provide service to our customers, which could result in delays, additional costs or our inability to provide services in certain locations. Any such delays, additional costs or failure of services could materially and adversely impact our business.

ALTHOUGH WE CURRENTLY LEASE OR RESELL THE TRUNKING CAPACITY WE NEED, IF WE MUST INSTALL OUR OWN CAPACITY IN THE FUTURE WE WOULD HAVE TO OBTAIN PERMITS OR RIGHTS-OF-WAY WHICH MAY AFFECT OUR ABILITY TO DEVELOP OUR NETWORKS.

     Thus far, we have leased from Bell Atlantic and other carriers the local fiber trunking capacity required to connect our switching equipment to particular central offices of Bell Atlantic. We intend to continue obtaining the capacity we need by leasing it from other carriers. In the future, however, we may seek to replace this leased trunk capacity with our own fiber if warranted by traffic volume growth. We cannot assure you that all required trunking capacity will be available to us on a timely basis or on favorable terms. The failure to obtain leased fiber could delay our ability to penetrate some of our markets or require us to make additional unexpected up-front capital expenditures to install our own fiber and could have a material adverse effect on our business, financial condition and results of operations. If and when we seek to install our own fiber, we must obtain local franchises and other permits, as well as rights-of-way to utilize underground conduit and aerial pole space and other rights-of-way from entities such as incumbent local exchange carriers and other utilities, railroads, long distance companies, state highway authorities, local governments and transit authorities. We cannot assure you that we will be able to obtain and maintain the franchises, permits and rights needed to implement our planned network expansion on favorable terms. Our failure to enter into and maintain any such required arrangements for a particular network may affect our ability to develop that network and may have a material adverse effect on our business prospects, financial condition and results of operations.

                Risks Related to Technology and System Failures

THE TECHNOLOGIES THAT WE USE MAY BECOME OBSOLETE, WHICH WOULD LIMIT OUR ABILITY TO COMPETE EFFECTIVELY.

     The telecommunications industry is subject to rapid and significant changes in technology. If we do not replace or upgrade our technology and our equipment becomes obsolete, we will not be able to compete effectively because we will not be able to meet customer expectations. Further, if we attempt to incorporate new technologies or products into our systems, those new technologies and products may not be compatible with our existing technologies and services. We may not be able to obtain timely access to new technology on satisfactory terms or incorporate new technology into our systems in a cost effective manner or at all.

A SYSTEM FAILURE, INCLUDING A FAILURE WHICH IS BEYOND OUR CONTROL, COULD DELAY OR INTERRUPT OUR SERVICES.

     Our operations are dependent upon our ability to support our highly complex network infrastructure. Many of our customers are particularly dependent on an uninterrupted supply of services. Any damage or failure that causes interruptions in our operations could result in the loss of these customers and could have a material adverse effect on our business and our financial condition. We also depend on the incumbent local exchange carriers to provide and maintain their transmission lines and the transmission lines between our network and our customers' premises. The occurrence of a natural disaster, operational disruption, breach of security or other unanticipated problem could cause interruptions in the services we provide and could jeopardize the security of confidential information being transmitted by our customers. Additionally, the failure of a major supplier to provide the transmission capacity we require as a result of a natural disaster, operational disruption, breach of security or any other reason, could cause interruptions in the service we provide, impact our ability to acquire, manage or service our customers and adversely affect our business prospects, financial condition and results of operations.

                          Risks Related To Competition

OUR STRATEGY ALSO DEPENDS ON OTHER CARRIERS WHO ARE OUR COMPETITORS.

     In addition to interconnecting with Bell Atlantic's network to provide our services, we also rely on the telecommunications services of Bell Atlantic, Sprint, Cable & Wireless and Qwest, among others. Each of these companies competes with us in the sale of certain telecommunications services. Consequently, these companies have certain incentives to delay and obstruct:

     - our entry into, and renewals of, interconnection or resale agreements with them;

     - our access to their central offices to install our equipment and provide our services;

     -  our access to acceptable transmission lines and copper telephone lines;
        and

     -  our introduction and expansion of our services.

Any such delays would negatively impact our ability to implement our business plan and harm our competitive position and adversely affect our business prospects, financial condition and results of operations.

     In June 1998, we informally settled an ongoing dispute with one of our major suppliers. The settlement was formalized by written agreement in June 1999.

WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AGAINST BELL ATLANTIC AND OTHER CARRIERS IN PROVIDING LOCAL EXCHANGE SERVICE.

     In each of our target markets, we will be competing principally with Bell Atlantic, the incumbent local exchange carrier serving those markets. As our markets expand, we will also compete with other incumbent local exchange carriers. The incumbent local exchange carriers, including Bell Atlantic, are well-established providers of local telephone services serving most of the telephone subscribers within their respective service areas. In addition, incumbent local exchange carriers have long-standing relationships with regulatory authorities at the federal and state levels. We depend significantly on the quality of the transmission lines we obtain from Bell Atlantic, or other incumbent local exchange carriers providing services in our target markets, and their maintenance of these lines to provide our services. We may be unable to obtain the transmission lines and the services we require from these incumbent local exchange carriers on a timely basis or at quality levels, prices, terms and conditions satisfactory to us. Further, there can be no assurance that such incumbent local exchange carriers will maintain the lines in a satisfactory manner. We may not be able to overcome these advantages and other advantages that incumbent local exchange carriers such as Bell Atlantic enjoy in competing with us.

     We face additional competition from long distance carriers, such as AT&T, MCI WorldCom and Sprint, seeking to enter, reenter or expand entry into the local exchange marketplace. In addition, we face competition from other competitive local exchange carriers, resellers, cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end-users. This places downward pressure on prices, which may make it difficult for us to provide these services profitably, and we may not be able to compete effectively with these companies.

WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY IN PROVIDING LONG DISTANCE SERVICE.

     We face intense competition from long distance carriers in the provision of long distance services, which places downward pressure on prices for long distance service and may make it difficult for us to provide these services profitably. Although the long distance market is dominated by three major competitors, AT&T, MCI WorldCom and Sprint, hundreds of other companies also compete in the long distance marketplace. We may not be able to effectively compete with these industry participants.

     The regional Bell operating companies, created by the break-up of AT&T, are prohibited from providing most types of long distance telecommunications services originating within their home service areas. However, the Telecom Act established a procedure in which such a company could lift this restriction upon a showing that it had taken sufficient steps to open its local telecommunications network to competitors. On December 22, 1999, the FCC approved Bell Atlantic's application for authority to provide all forms of originating long distance service in New York State. This decision, which has been appealed to the United States Court of Appeals for the District of Columbia Circuit, could adversely affect our business. Previously, competitive carriers such as us enjoyed a competitive advantage because we could offer one-stop shopping for local and long distance service while the regional Bell operating companies could not. This advantage no longer exists in New York, one of our target markets where Bell Atlantic has already started to offer long distance service.

     Bell Atlantic is in various stages of applying for this same authority in other states within our target geographic region. In Pennsylvania, the public utility commission has approved a proposal requiring Bell Atlantic to establish separate affiliates for the provision of wholesale and retail services. The commission's decision has been appealed and an alternative proposal under which a separate affiliate would be required only for advanced services has been submitted to the appellate court. Any resulting requirement for Bell Atlantic to provide certain services through a separate affiliate could facilitate Bell Atlantic's ability to obtain FCC authority to provide all forms of long originating long distance in Pennsylvania. We believe other regional Bell operating companies will seek permission to provide long distance services during the next one to two years.

     We are unable to predict the outcome of the appeal of the Bell Atlantic-New York decision, the Pennsylvania separate affiliate proceeding or of subsequent applications by the regional Bell operating companies for long distance authority. If other regional Bell operating companies obtain FCC approval to enter the long distance market, our business could be further adversely affected. In addition, both proposed and recently completed mergers involving regional Bell operating companies, including Bell Atlantic's proposed merger with GTE, SBC's merger with Ameritech and Qwest's proposed acquisition of US West as well as MCI WorldCom's proposed acquisition of Sprint, could facilitate such a combined entity's ability to provide many of the services offered by us, thereby making it more difficult to compete against them.

WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY IN PROVIDING DSL SERVICE.

     We face intense competition from other providers of DSL service such as Covad and Northpoint. This competition places downward pressure on prices for DSL service and may make it difficult for us to provide these services profitably.

OUR FAILURE TO SUSTAIN DESIRED PRICING LEVELS COULD IMPAIR OUR ABILITY TO ACHIEVE PROFITABILITY OR POSITIVE CASH FLOW.

     Prices for telecommunications services have historically fallen, a trend we expect to continue. Accordingly, we cannot predict to what extent we may need to reduce our prices to remain competitive or whether we will be able to sustain future pricing levels as our competitors introduce competing services or similar services at lower prices. Our failure to achieve or sustain market acceptance at desired pricing levels could impair our ability to achieve profitability or positive cash flow, which could have a material adverse effect on our business prospects, financial condition and results of operations.

OUR COMPETITION HAS SUPERIOR RESOURCES, PLACING US AT A COST AND PRICE DISADVANTAGE.

     Many of our current and potential competitors have substantially greater financial, personnel and other resources, including brand name recognition and relationships with existing customers. As a result, some of our competitors can raise capital at a lower cost than we can. Also, our competitors' greater name recognition may provide them with a competitive advantage in marketing their services. In addition, our competitors' costs advantages give them the ability to reduce their prices for an extended period of time if they so choose. We may not be able to compete effectively with these companies.

                    Risks Related to Government Regulations

OUR SERVICES ARE SUBJECT TO EVOLVING FEDERAL, STATE AND LOCAL LAWS AND REGULATIONS, AND CHANGES IN LAWS OR REGULATIONS COULD ADVERSELY AFFECT THE WAY WE OPERATE OUR BUSINESS.

     Federal Laws and Regulations. Our provisioning of telecommunications services is heavily regulated at the federal, state, and local levels. Compliance with these regulations imposes substantial costs on us and restricts our ability to conduct our business.

     The Telecom Act opens the local services market by requiring incumbent local exchange carriers such as Bell Atlantic to permit interconnection to their networks and establishing incumbent local exchange carrier's obligations with respect to network elements, resale of incumbent local exchange carrier retail services, number portability, dialing parity, access to rights of way and other services that must be made available to competitors such as us.

     Incumbent local exchange carriers are required to negotiate in good faith with carriers which request any or all of the above arrangements. Under the Telecom Act, if we cannot reach agreement within a prescribed time, either carrier may request binding arbitration of the disputed issues by the state regulatory commission. Even when an agreement has not been reached, incumbent local exchange carriers remain subject to interconnection obligations established by the FCC and state telecommunications regulatory commissions. We may not be able to obtain interconnection and reciprocal compensation on satisfactory terms without extensive delays and expense. Further, because implementation of the Telecom Act is subject to numerous federal and state policy rulemaking proceedings and judicial review, there is still uncertainty as to what impact it will have on us.

     In 1996, the FCC established interconnection rules implementing the above requirements and providing guidelines for review of interconnection agreements by state public utility commissions. These rules have been the subject of litigation in the federal courts including the United States Supreme Court.

This litigation continues to cause uncertainty about the rules governing the pricing, terms and conditions of interconnection agreements and other aspects of competition between companies like us and incumbent local exchange carriers such as Bell Atlantic. Although state public utilities commissions have continued to conduct arbitrations, and to implement and enforce interconnection agreements during the pendency of the litigation in federal courts, this litigation may affect the scope of state commissions' authority to conduct such proceedings or to implement or enforce interconnection agreements and could also result in new or additional rules being promulgated by the FCC. Given the general uncertainty surrounding these rules, we may not be able to continue to obtain or enforce interconnection terms that are acceptable to us or that are consistent with our business plans. Even our initial interconnection agreement with Bell Atlantic does not insulate us from these ongoing regulatory and court proceedings, because the agreement requires Bell Atlantic to perform certain responsibilities -- for example, providing collocation and access to unbundled network elements -- only to the extent required by applicable laws, regulations and ordinances. The outcome of these ongoing regulatory and court proceedings could adversely affect our ability to compete against Bell Atlantic and other telecommunications companies in our target markets.

     Our cost of providing long distance services, as well as our revenues from providing local services, will be affected by changes in the access charge rates imposed by incumbent local exchange carriers on long distance carriers for origination and termination of calls over local facilities. The FCC has made major changes in the interstate access charge structure pursuant to the Telecom Act, including recently granting greater pricing flexibility for incumbent local exchange carriers and deregulation of some access services. The FCC has also initiated a rulemaking to consider measures that would further deregulate access services provided by incumbent local exchange carriers and to determine whether it should regulate the access charges of competitive local exchange carriers. If the increased pricing flexibility for incumbent local exchange carriers and other deregulatory measures are not effectively monitored by federal regulators, it could have a material adverse effect on our ability to price our interstate access services competitively.

     The FCC has significantly expanded the federal universal service subsidy regime. Providers of interstate telecommunications service, such as us, as well as certain other entities, must pay for the programs funded by this regime. Our contribution to these universal service funds is based on our telecommunications service end-user revenues. We offset the contribution to the federal universal service subsidy by passing on our cost of the contribution to our customers as permitted by FCC regulations. We are currently unable to quantify the amount of future subsidy payments that we will be required to make and the effect that these required payments will have on our financial condition because of uncertainties in the outcome of ongoing FCC, state PUC, and court proceedings or Congressional action. We cannot be assured that universal service contribution requirements will not have a material adverse affect on our business prospects, financial condition or results of operations.

     We cannot predict the outcome of the proceedings, litigation and legislation described above or other proceedings, litigation and legislation that may affect us. Any changes in the existing regulatory framework may increase our legal, administrative or operating costs, or may otherwise limit or constrain our activities, any of which could have a material adverse effect on our business prospects, financial condition, or results of operations.

     State and Local Regulation. Our business and operations are also subject to state regulators who determine whether and on what terms we will be authorized to operate as a competitive local exchange carrier in their state. In addition, local municipalities may require us to obtain various permits which could increase the cost of services or delay development of our network. For example, in each state in which we desire to offer our services, we must obtain prior authorization from the appropriate state authorities. Our business and our financial condition could be adversely affected if the state PUCs impose fines, revocation, or other penalties on us for failure to comply with regulatory requirements. Many states require prior approvals or notifications for certain transfers of assets, customers or ownership or reorganization of certificated carriers, and for the issuance of equity securities, notes or indebtedness and related transactions. We are filing several applications which seek permission, retroactively as necessary, for our reorganization into a holding company structure. We have no assurances whether these applications or applications we may file for future transactions will be granted. Such notice and approval requirements
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

could prevent or delay our completion of any of these transactions and could prevent another company from acquiring us. In addition, state and local regulatory requirements may change with little notice, which could adversely affect our business prospects, financial condition and results of operations.

ONGOING REGULATORY AND COURT PROCEEDINGS COULD ADVERSELY AFFECT OUR ABILITY TO PROVIDE DSL SERVICES AND TO COMPETE IN THE DSL MARKET.

     We offer DSL services in competition with incumbent local exchange carriers such as Bell Atlantic and other competing DSL providers. To provide DSL services we will lease necessary network elements from incumbent local exchange carriers such as Bell Atlantic or resell the DSL services that they offer to their retail customers. The FCC has adopted or is considering several regulations that affect our ability to provide DSL services to our customers. These rulings require further implementation by state PUCs, and some of the rulings are subject to appeals in court. For example, in August 1998 the FCC adopted requirements for incumbent local exchange carriers such as Bell Atlantic to offer to competitive local exchange carriers such as us the necessary unbundled network elements to provide advanced data transmission services. An appeal of the FCC's decision on this issue is pending before the United States Court of Appeals for the District of Columbia Circuit. Also, the FCC recently ruled that incumbent local exchange carriers are required to provide line sharing, which will allow competitive local exchange carriers such as us to offer data services over the same copper line the consumer uses for voice services without the competitive local exchange carriers being required to offer the voice services. The FCC's order could result in lower costs for competitive local exchange carriers to provide some types of DSL services. The FCC's order, however, has been appealed and, even if upheld, could be subject to further litigation over the applicable rates and other implementation issues at the state level. We cannot predict the outcome of these proceedings and cannot be assured that they will not adversely affect our ability to offer DSL services.

     The FCC also concluded in its August 1998 order that incumbent local exchange carriers must offer their retail DSL services at a discount to competitive local exchange carriers for resale. However, in November 1999 the FCC clarified that DSL services provided to ISPs would not be subject to resale at a discount. Accordingly, incumbent local exchange carriers may enter into volume and term discounts for the provisioning of DSL services for ISPs without having to make such arrangements available to other requesting competitive local exchange carriers at discounted rates. For example, the FCC has allowed Bell Atlantic to sell its DSL services at a discounted price to ISPs who commit to buying Bell Atlantic's DSL service in bulk over a multi-year period for resale to consumers. This FCC decision could adversely affect us if it gives ISPs, particularly large ISPs such as America Online, an economic incentive to use Bell Atlantic to meet all of their DSL needs in order to qualify for the bulk discount pricing that Bell Atlantic now offers. There is no guarantee that we would be able to offer rates that would be competitive with the incumbent carriers' discounted rates or the rates offered by the ISPs that purchase lines under a bulk discount.

     In various proceedings, the FCC has considered whether incumbent local exchange carriers such as Bell Atlantic may or should provide advanced data services through a separate affiliate. For example, in the proceeding in which the FCC recently granted Bell Atlantic authority to provide long distance services in New York, Bell Atlantic agreed to provide DSL services in New York through a separate affiliate. As discussed above, a proposal for a similar separation is pending in Pennsylvania. At present we cannot predict how Bell Atlantic's, or other incumbent local exchange carriers', use of a separate affiliate to provide DSL services will affect us. Under the FCC's rules, competitive DSL providers such as us are entitled to obtain wholesale services from an incumbent local exchange carrier at the same rates, terms and conditions that it provides to its separate affiliate. However, by offering their DSL services through a separate affiliate that would be largely unregulated, incumbent local exchange carriers such as Bell Atlantic may gain some degree of competitive advantage which could make it more difficult for us to compete for these services.

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

                      Risks Related to Market Performance

VARIABILITY OF QUARTERLY OPERATING RESULTS COULD RESULT IN FLUCTUATIONS IN THE TRADING PRICE OF THE COMMON STOCK.

     Our quarterly operating results have fluctuated, and will continue to fluctuate, significantly from period to period depending upon factors including:

     -  the success of our efforts to expand our customer base;

     - changes in and the timing of expenditures relating to the continued expansion of our network;

     -  the development of new services;

     -  the success of our sales and marketing efforts;

     -  changes in pricing policies by us and by our competitors; and

     -  factors relating to acquisitions.

     As a result, it is likely that in some future quarters our operating results will be below the expectations of investors and securities analysts. If this happens, the trading price of the common stock could decline.

OUR STOCK PRICE MAY BE VOLATILE.

     We expect that the market price of our common stock will fluctuate as a result of variations in our quarterly operating results. These fluctuations may be exaggerated if the trading volume of our common stock is low. In addition, due to the technology intensive and evolving nature of our business, the market price of our common stock may rise and fall in response to a variety of factors, including:

     -  announcements of technological or competitive developments;

     -  acquisitions or strategic alliances by us or our competitors;

     -  the operating and stock price performance of comparable companies;

     - changes in estimates of our financial performance or changes in recommendations by securities analysts regarding us or our industry;

     -  general market or economic conditions; or

     - rulings made by the FCC or state regulatory authorities which affect our competitors or us.

     In addition, the stock market in general has experienced dramatic price and volume fluctuations from time to time. These fluctuations may or may not be based upon any business or operating results. Our common stock may experience similar or even more dramatic price and volume fluctuations which may continue indefinitely.

IT IS DIFFICULT TO PREDICT WHETHER A MARKET FOR OUR COMMON STOCK WILL DEVELOP.

     We cannot predict the extent to which investor interest in our common stock will lead to the development of a trading market or how liquid that market might become.

WE HAVE ANTI-TAKEOVER DEFENSES THAT COULD DELAY OR PREVENT AN ACQUISITION WHICH YOU MIGHT FAVOR AND COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

     Provisions of our Certificate of Incorporation and Bylaws and provisions of Delaware law could delay, defer or prevent an acquisition or change of control on terms you find attractive or otherwise adversely affect the price of our common stock. For example, our Certificate of Incorporation:

     - authorizes 5,000,000 shares of undesignated preferred stock which our board of directors can designate and issue without further action by our stockholders;

     - establishes a classified board of directors;

     - eliminates the rights of stockholders to call a special meeting of stockholders; and

     - eliminates the ability of stockholders to take action by written consent.

In addition to delaying or preventing an acquisition, the issuance of a substantial number of preferred shares could adversely affect the price of the common stock.

                   Risks Related to Management and Personnel

THE LOMBARDI FAMILY WILL CONTINUE TO CONTROL US AND MAY MAKE DECISIONS ADVERSE TO YOUR INTERESTS.

     Upon completion of this offering, The Louis A. Lombardi 1996 Family Limited Partnership, The Patrick C. Lombardi 1996 Family Limited Partnership and Louis
A. Lombardi, Jr. will own, in the aggregate, approximately   % of our
outstanding common stock. Accordingly, these stockholders collectively will be able to control our management policy, decide all fundamental corporate actions, including mergers, substantial acquisitions and dispositions and elect our board of directors. These stockholders may ultimately make decisions that are adverse to your interests as minority stockholders. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company on terms you might find attractive, which could negatively affect our stock price.

OUR SUCCESS DEPENDS ON A LIMITED NUMBER OF KEY PERSONNEL WHO WOULD BE DIFFICULT TO REPLACE.

     We depend on a limited number of key management, sales, marketing and development personnel to manage and operate our business, most notably Louis A. Lombardi, Sr. and Louis A. Lombardi, Jr. We believe that our success depends to a significant degree upon our ability to attract and retain highly skilled personnel, including our engineering and technical staff. If we are unable to attract and retain our key employees, the value of your investment could suffer. The competition for qualified personnel in the telecommunications industry is intense. For this reason, we cannot assure you that we will be able to hire or retain necessary personnel in the future.

                         Risks Related to this Offering

UPON COMPLETION OF THIS OFFERING, YOU WILL EXPERIENCE IMMEDIATE SUBSTANTIAL DILUTION.

     The initial public offering price is substantially higher than the book
value of our common stock. At the initial offering price of $     per share, the
book value of the common stock after the offering will be $     per share. This
represents an immediate and substantial dilution per share of the common stock. The dilution per share represents the difference between the amount per share paid by the purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after the completion of this offering. In addition, to the extent outstanding options are exercised, there will be further dilution to new investors.

WE EXPECT ABOUT          SHARES OF COMMON STOCK TO BECOME AVAILABLE FOR SALE 180
DAYS FROM THE DATE OF THIS PROSPECTUS, AND SALES OF THESE SHARES MAY DEPRESS OUR SHARE PRICE.

     After this offering, we will have outstanding           shares of common
stock. Sales of a substantial number of our shares of common stock in the public market following this offering -- or the expectation of such sales -- could
cause the market price of our common stock to drop. All        shares sold in
this offering will be freely tradable. The remaining        shares outstanding
after this offering will be available for sale in the public markets 180 days after the date of this prospectus, subject to limitations on the number of shares that can be sold in any three-month period.

     In addition, we intend to file a registration statement to register all 3,540,000 shares of common stock that we may issue under our 2000 Stock Plan and the 30,000 shares of common stock issuable and underlying outstanding non-plan options. After this registration statement is effective, shares issued upon exercise of stock options will be eligible for resale in the public market without restriction. Upon the consummation of this offering, we will have options to purchase an aggregate of 1,059,047 shares of common stock issued and outstanding.

WE WILL RETAIN BROAD DISCRETION IN USING THE NET PROCEEDS TO US FROM THIS OFFERING AND MAY SPEND A SUBSTANTIAL PORTION IN WAYS IN WHICH YOU DO NOT AGREE.

     We will retain a significant amount of discretion over the application of the net proceeds to us from this offering as well as over the timing of our expenditures. Because of the number and variability of factors that may determine our use of the net proceeds to us from the offering, we may apply the net proceeds to us from this offering in ways with which you disagree.

ABSENCE OF DIVIDENDS.

     We have never paid, and do not anticipate paying in the foreseeable future, any dividends on our common stock.

                   Risks Regarding Forward-Looking Statements

FORWARD-LOOKING STATEMENTS MAY PROVE TO BE INACCURATE.

     Some of the statements contained in this prospectus are forward-looking. The words "believe," "expect," "intend," "anticipate," "estimate," "plan," "future," and other similar expressions generally identify forward-looking statements. They include statements concerning:

     - liquidity and capital expenditures;

     - growth strategy;

     - acquisitions activities;

     - regulatory matters affecting the telecommunications industry;

     - competitive conditions in the telecommunications industry;

     - projected growth of the telecommunications industry;

     - general economic conditions; and

     - Year 2000 issues.

     Actual results may differ materially from those suggested by the forward-looking statements for various reasons, including those discussed in this section.

                                USE OF PROCEEDS

     We estimate that we will receive net proceeds from the sale of our common
stock offered by this prospectus of approximately $       million, assuming an
initial offering price of $     per share. This estimate includes the deduction
of the underwriting discount and estimated offering expenses payable by us. We will not receive any proceeds from the sale of the shares being offered by the selling stockholder.

     We intend to use a portion of the net proceeds to us from the offering as follows:

     - capital expenditures in connection with our planned roll-out of DSL service and planned expansion of our network, including the purchase and installation of DSL equipment in central offices, the purchase of DSL modems for use at customer premises and the purchase of ATM switches;

     - the acquisition of rights for collocation of our equipment with Bell Atlantic and other service providers;

     - the enhancement of our network to enable us to provide additional value-added services rather than reselling services of other companies;

     - the hiring of additional direct sales, operations and support personnel;

     - the expansion of our marketing efforts; and

     - the improvement of our network management, billing and other back office systems to facilitate our planned growth.

     We will also use a portion of the net proceeds to us from this offering to fund working capital requirements and for other general corporate purposes. This may include using a portion of the net proceeds to finance acquisitions of businesses or technologies that complement our business. Although we have discussions in the ordinary course of our business with potential acquisition targets, we currently do not have any commitments or agreements with respect to any acquisitions.

     We currently intend to allocate substantial proceeds among the foregoing uses. The precise allocation of funds among these uses will depend on future commercial, technological, regulatory or other developments in or affecting our business, the competitive climate in which we operate and the emergence of future opportunities. Because of the number and variability of factors that determine our use of the net proceeds to us from this offering, we cannot assure you that our application of the net proceeds will not vary substantially from our current intentions. Pending application of the net proceeds for the purposes described above, we intend to invest such funds in short-term, investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

     We have never paid any cash dividends on our common stock and do not anticipate declaring or paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to fund the development and growth of our business. Declaration or payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

     Because Eastern Computer Services, L.L.C. operated as a limited liability company from its formation in 1995 until the reorganization of Eastern Computer Services, L.L.C. and Cooperative Communications, Inc. as our subsidiaries in March 2000, the net income of Eastern Computer Services, L.L.C. in past years has been distributed to its members. Distributions were made through May 31, 1999 and no additional distributions were made after that date or will be made in subsequent periods.

                                 CAPITALIZATION

     The following table sets forth our pro forma capitalization as of November 30, 1999:

     - on a pro forma basis giving effect to the reorganization of Cooperative Communications, Inc. and Eastern Computer Services, L.L.C. as our wholly-owned subsidiaries; and

     -  on an as adjusted basis to give effect to the sale by us of shares of common stock offered hereby, assuming an initial public
        offering price of $     per share, after deducting underwriting
        discounts and commissions and estimated offering expenses payable by us and the application of the estimated net proceeds therefrom.

     You should read this table in conjunction with "Selected Combined Financial Data," our historical combined financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" which appear elsewhere in this prospectus.

                                                                  NOVEMBER 30, 1999
                                                              --------------------------
                                                                              PRO FORMA
                                                               PRO FORMA     AS ADJUSTED
                                                              -----------    -----------
                                                              (UNAUDITED)    (UNAUDITED)
                                                                    (IN THOUSANDS)
Cash and cash equivalents...................................    $ 2,327        $
                                                                =======
Long term obligations.......................................    $ 6,640        $
                                                                -------
Stockholders' equity (deficit):
  Preferred stock: $0.01 par value, 5,000,000 shares
     authorized; no shares issued and outstanding...........
  Common stock: $0.01 par value, 60,000,000 shares
     authorized;             shares issued and outstanding,
     proforma;       shares issued and outstanding as
     adjusted...............................................
  Accumulated deficit.......................................
                                                                -------        -------
     Total stockholders' equity (deficit)...................
                                                                -------        -------
     Total capitalization...................................    $              $
                                                                =======        =======

     The number of shares of capital stock excludes:

     - any shares of common stock to be issued pursuant to the over-allotment option;

     - 3,540,000 shares of common stock authorized for issuance under our 2000 Stock Plan under which 1,029,047 options will be outstanding upon the consummation of this offering at exercise prices equal to the initial public offering price; and

     - 30,000 shares of common stock issuable upon the exercise of an outstanding non-plan option as of the date of this prospectus at an exercise price of $0.01 per share.

                                    DILUTION

     Our pro forma net tangible book value as of November 30, 1999, was $
million, or $          per share of common stock. Pro forma net tangible book
value per share is determined by dividing our tangible net worth, tangible assets less liabilities, by the number of shares of common stock outstanding before the offering.

     After giving effect to the sale of the shares of common stock offered by
us, at an assumed initial public offering price of $          per share, and
after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of
November 30, 1999 was $          per share of common stock. This represents an
immediate increase in such net tangible book value of $          per share to
our existing investors and immediate dilution of $ per share to new investors purchasing shares in this offering. The following table illustrates the per share dilution.


Assumed initial public offering price per share.............              $
Pro forma net tangible book value as of November 30,
  1999......................................................  $
Increase per share attributable to this offering............
                                                              --------
Pro forma net tangible book value per share after this
  offering..................................................
                                                                          --------
Dilution per share to new investors.........................              $
                                                                          ========

     The following table shows the difference between existing stockholders and new investors with respect to the number of shares purchased from us, the total consideration paid and the average price paid per share at an assumed initial
public offering price of $     per share. Underwriting discounts and commissions
and offering expenses have not been deducted.

                                            SHARES PURCHASED      TOTAL CONSIDERATION     AVERAGE
                                          --------------------    -------------------      PRICE
                                           NUMBER      PERCENT     AMOUNT     PERCENT    PER SHARE
                                          ---------    -------    --------    -------    ---------
Existing investors......................                     %    $                 %    $
New investors...........................
                                          ---------     -----     --------     -----
     Total..............................                100.0%    $            100.0%
                                          =========     =====     ========     =====

     The calculations above exclude from the number of outstanding shares of common stock:

     - 3,540,000 shares of common stock issuable upon the exercise of options reserved for grant under our 2000 Stock Plan of which no shares were issuable upon the exercise of outstanding plan options as of November 30, 1999, but under which 1,029,047 options will be outstanding upon the consummation of this offering at exercise prices equal to the initial public offering price; and

     - 30,000 shares of common stock issuable upon the exercise of an outstanding non-plan option with an exercise price of $0.01 per share as of November 30, 1999.

     If all of the options outstanding as of November 30, 1999 had been exercised at that date, there would be additional dilution to new investors.

                        SELECTED COMBINED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The selected combined financial data as of May 31, 1997, 1998 and 1999 and for each of the years ended May 31, 1997, 1998 and 1999, are derived from our audited combined financial statements, including the notes thereto, which are included elsewhere in this prospectus. The selected combined financial data as of May 31, 1995 and 1996 and for each of the two years ended May 31, 1995 and 1996 and as of November 30, 1998 and 1999 and for the six month periods ended November 30, 1998 and 1999 have been derived from our unaudited combined financial statements. The unaudited financial data include all adjustments (consisting only of normal, recurring adjustments) that we consider necessary for fair presentation of the combined financial position and results of operations for these periods. The results of the six month period ended November 30, 1999 are not necessarily indicative of the results for any future period. You should read the selected combined financial data together with our combined financial statements, including the notes thereto, and the sections of this prospectus entitled "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                             SIX MONTH PERIODS ENDED
                                                    YEAR ENDED MAY 31,                            NOVEMBER 30,
                                  -------------------------------------------------------   -------------------------
                                     1995          1996        1997      1998      1999        1998          1999
                                  -----------   -----------   -------   -------   -------   -----------   -----------
                                  (UNAUDITED)   (UNAUDITED)                                 (UNAUDITED)   (UNAUDITED)
COMBINED STATEMENT OF OPERATIONS
  DATA:
Revenue.........................    $12,573       $20,474     $28,718   $37,200   $40,598     $20,441       $19,827
                                    -------       -------     -------   -------   -------     -------       -------
Operating expenses:
  Costs of revenue (excluding
    depreciation and
    amortization)...............      9,383        16,314      22,468    29,073    31,725      16,418        16,382
  Selling, general and
    administrative expenses.....      2,869         4,736       5,957     7,286     8,222       3,956         3,853
  Depreciation and
    amortization................         46           194         333       455       780         356           389
  Stock based compensation......         --            --         840        --        --          --            --
                                    -------       -------     -------   -------   -------     -------       -------
  Total operating expenses......     12,298        21,244      29,598    36,814    40,727      20,730        20,624
                                    -------       -------     -------   -------   -------     -------       -------
  Income (loss) from
    operations..................        275          (770)       (880)      386      (129)       (289)         (797)
Other income (expense), net.....        (27)          (78)        (61)       92       109          38          (269)
                                    -------       -------     -------   -------   -------     -------       -------
  Income (loss) before income
    tax expense (benefit).......        248          (848)       (941)      478       (20)       (251)       (1,066)
  Income tax expense
    (benefit)...................        100          (215)        128       195        98          98            --
                                    -------       -------     -------   -------   -------     -------       -------
  Net income (loss)(1)..........    $   148       $  (633)    $(1,069)  $   283   $  (118)    $  (349)      $(1,066)
                                    =======       =======     =======   =======   =======     =======       =======
PRO FORMA INFORMATION:
Historical loss before income
  tax expense (benefit).........                                                  $   (20)                  $(1,066)
  Pro forma income tax expense
    (benefit) (unaudited)(2)....                                                      200                      (350)
                                                                                  -------                   -------
  Pro forma net loss
    (unaudited).................                                                  $  (220)                  $  (716)
                                                                                  =======                   =======
  Pro forma net loss per common
    share (unaudited)(3):
    Basic.......................                                                  $                         $
    Diluted.....................                                                  $                         $
                                                                                  =======                   =======
  Pro forma weighted average
    common shares outstanding
    (unaudited)(4):
    Basic.......................
    Diluted.....................
                                                                                  =======                   =======

                                                                                             SIX MONTH PERIODS ENDED
                                                    YEAR ENDED MAY 31,                            NOVEMBER 30,
                                  -------------------------------------------------------   -------------------------
                                     1995          1996        1997      1998      1999        1998          1999
                                  -----------   -----------   -------   -------   -------   -----------   -----------
                                  (UNAUDITED)   (UNAUDITED)                                 (UNAUDITED)   (UNAUDITED)
COMBINED BALANCE SHEET DATA (AT
  PERIOD END):
Cash and cash equivalents.......    $    14       $ 1,655     $ 1,993   $ 8,590   $ 7,180     $ 7,443       $ 2,327
Working capital (deficit).......        387          (368)       (995)    6,431       470       1,203        (1,516)
Total assets....................      3,556         7,505      10,168    18,188    19,131      19,407        15,105
Long term capital lease
  obligations...................        121         1,033         710       773     1,292         410         3,451
Long term accrued
  telecommunications costs......         --            --          --     8,661     4,277       5,177         3,189
Stockholders' and members'
  equity (deficit)..............        665            33        (555)     (972)   (1,630)     (1,371)       (2,696)

---------------
(1) Since Eastern Computer Services, L.L.C., or Eastern, was operated as a limited liability company which was taxed as a partnership for federal, state and local income tax purposes until March 2000, each member of Eastern had been individually responsible for reporting the member's share of Eastern's net income or loss. Accordingly, we have not provided for income taxes in our combined financial statements related to Eastern's income. Cash distributions were made to Eastern's members of $360, $700 and $540 in the years ended May 31, 1997, 1998 and 1999. No additional distributions were made after May 31, 1999 or will be made in subsequent periods.

(2) Pro forma income tax expense (benefit) gives effect to the change of Eastern from a limited liability company to a tax paying entity as though this event occurred as of June 1, 1998.

(3) Pro forma basic net loss per common share is computed by dividing pro forma net loss by the pro forma weighted average common shares outstanding assuming Cooperative Holdings, Inc. was formed on June 1, 1998. Pro forma diluted net loss per common share is calculated in a manner consistent with pro forma basic net loss per common share except that it also includes the dilutive effect of an option granted in fiscal 1997 to acquire 30,000 shares of our common stock at a nominal value.

(4) Pro forma weighted average common shares outstanding reflects all of our issued and outstanding shares of common stock and gives effect to the reorganization of Cooperative Communications, Inc. and the exchange of all of its common stock for shares of our common stock. Diluted pro forma weighted average common shares outstanding includes the option described in footnote 3 above.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion of our financial condition and results of operations in conjunction with the combined financial statements and notes thereto included elsewhere in this prospectus. The results shown in this prospectus are not necessarily indicative of the results we will achieve in any future periods. This discussion contains forward-looking statements based upon our current expectations which involve risks and uncertainties. Our actual results could differ materially from those described in the forward-looking statements due to a number of factors, including those set forth in the section entitled "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     We are an innovative provider of integrated telecommunications services, including local and long distance service and our recently launched DSL service. Our customer base consists of over 7,500 small and medium-sized businesses. The majority of our customers are located in New Jersey, and we plan to aggressively expand our services to Pennsylvania, New York, Massachusetts and portions of Connecticut. As of December 31, 1999, we had over 35,000 local access lines providing local and long distance services and approximately 28,000 equal access lines providing local toll and/or long distance services. Approximately 60% of this traffic historically has originated and terminated on our network and we expect this to increase as we roll out our DSL service. We began reselling long distance services in 1990 and providing local service in 1993. We offer our customers telecommunications services consisting of outbound local and long distance services, inbound toll free service, data services, calling cards, paging services, Internet services and our recently introduced DSL service. In the years ended May 31, 1998 and 1999 and the six month period ended November 30, 1999, local service represented 45.9%, 51.4% and 51.2%, respectively, of our revenue; outbound service, or long distance and inter-local access and transport area calls, represented 28.6%, 20.3% and 18.9%, respectively, of our revenue; toll free calls represented 13.1%, 13.4% and 12.6%, respectively, of our revenue; monthly fees represented 8.3%, 10.9% and 14.0%, respectively, of our revenue; and other services represented 4.1%, 4.0% and 3.3%, respectively, of our revenue.

     In 1998, we hired four key employees from Westinghouse Communications, now owned by RSL Communications, to lead our efforts to pursue new technologies such as DSL. These executives have over 85 years of combined experience in the telecommunications industry. We expect that a significant portion of our future revenue will be generated from the sale of DSL services. Our strategy is to offer DSL service as a comprehensive telecommunications solution to offer cost efficiency, flexibility, high quality and reliability for video, voice and data telecommunications.

     Our "smart build" strategy, whereby we locate equipment in or near an incumbent local exchange carrier's central offices, is central to the success of our DSL roll-out. By collocating, we have the ability to lease local loop and other network elements owned by the incumbent local exchange carrier. This enables us to reach a wide range of customers without having to build network connections to each one of them. The availability of space in central offices and the timing and cost of obtaining that space varies by location. Based on our experience to date, we estimate that it will cost between $285,000 and $310,000 to lease space, purchase and install equipment in each central office we enter and, where space is available in a desired central office, we believe the time to obtain the required local approvals and deploy our equipment in that space will typically range from three to nine months. Where collocation space is not available, we will install equipment in nearby leased facilities which we will connect to the central office. Where it is not economically feasible to deploy such facilities, we intend to continue to resell services of other providers. As a collocation becomes operational, we will migrate our local and DSL customers onto our network facilities.

     In March 2000, we entered into a two-year interconnection agreement with Bell Atlantic to provide us with collocation rights to Bell Atlantic's central offices in New Jersey. The agreement will contain an implementation schedule for collocation under which we can collocate in various Bell Atlantic central offices throughout New Jersey. The agreement also includes:

     - access to unbundled network elements;

     - the switching and routing of service;

     - reciprocal compensation for the transport and termination of local calls over the terminating carrier's switch;

     - network maintenance and management;

     - number portability; and

     - directory services, such as listing information and directory assistance.

     As we expand into new geographic markets and roll out our DSL service, we expect to incur significant additional capital expenditures and selling and marketing expenses. Capital expenditures will primarily consist of the purchase of switching equipment, DSL equipment, customer site equipment, central office equipment and network management equipment. We will incur other costs and expenses, including costs related to the development and maintenance of our network, administrative overhead and premises leases. We expect that a significant amount of these costs and expenses will be incurred before we generate revenue from such activities in a particular market. However, we believe these expenses will become a smaller percentage of our revenue as we increase our customer base, roll out our DSL service and migrate customers onto our network.

     Telecommunications services provided by Bell Atlantic constitute the majority of our costs of revenue. Services provided by Bell Atlantic totaled $9.0 million, $15.4 million and $20.6 million in the years ended May 31, 1997, 1998 and 1999, respectively, and $10.7 million in the six month period ended November 30, 1999. As we intend to expand in the Bell Atlantic footprint, we anticipate that telecommunications services provided by Bell Atlantic will continue to comprise a significant portion of our costs of revenue.

FACTORS AFFECTING OPERATIONS

     Revenue. To date, our revenue has been derived from monthly recurring charges, usage charges and initial non-recurring charges in connection with providing local and long distance service. Monthly recurring charges include the fees paid by customers for lines in service and additional features on those lines. Usage charges consist of fees paid by our customers for local, outbound, toll-free and calling card services. Initial non-recurring charges are paid by customers, if applicable, for the initiation of our service. Monthly fees include both monthly recurring charges and initial non-recurring charges. In the future, we expect that a significant portion of our revenue will be derived from the sale of DSL services. Reciprocal compensation payable by incumbent local exchange carriers historically has not constituted a significant portion of our revenue. We do not expect that reciprocal compensation payable by Bell Atlantic under the recently executed interconnection agreement will represent a significant portion of our revenue in the foreseeable future.

     Costs of Revenue. Our costs of revenue are comprised primarily of transport expenses, expenses for local services, long distance expenses, access charges, line installation expenses and engineering costs. Such costs do not include amortization or depreciation costs. The transport expenses are payments incurred by us for transmission facilities used to connect our customers to our switches and to connect to the incumbent local exchange carrier and other competitive local exchange carrier networks. Our interconnection agreement with Bell Atlantic provides for reciprocal compensation related to calls that originate with a customer of ours and terminate on Bell Atlantic's network. We do not anticipate that reciprocal compensation will represent a significant portion of our costs of revenue in the foreseeable future. Other fees under this interconnection agreement include charges for unbundled loops, cross connection fees, installation charges and rental costs of space in central offices. Although it has recently increased slightly due to a decrease in revenue, over time, we expect our aggregate costs of revenues to decline as a percentage of revenue due to the up front costs we incur when we initially enter a new geographic market.

     In fiscal 1999, approximately 60% of our costs of revenue were usage sensitive costs, such as transport expenses, local and long distance expenses and access charges.

     We believe the cost of securing long distance service capacity will increase as our customers' long distance calling volume increases. We expect that these costs will be a significant portion of our cost of long distances services. We have entered into resale agreements with several long distance carriers to provide us with the ability to provide our customers with long distance service. Our existing resale agreements contain minimum volume commitments. We expect to enter into resale agreements for long distance service with other carriers in the future. Such agreements typically provide for the resale of long distance services on a per-minute basis and also may contain minimum and maximum line restrictions. If we fail to meet minimum volume commitments, we may be obligated to pay underutilization charges. In the past, we have met our minimum volume commitments. If we underestimate our need for transmission capacity and exceed our maximum volume limits and are unable to negotiate agreements with telecommunications carriers, we may be required to obtain capacity through more expensive means. In the past, we have had to obtain additional lines under tariffs which were more expensive than the rates under our agreements. We expect that we will exceed our maximum line limits until we have migrated a sufficient number of customers to our DSL service.

     Under our network build-out strategy, we have leased from Bell Atlantic and other carriers the local fiber trunking capacity required to connect our switch to particular central offices of Bell Atlantic. We intend to continue obtaining the capacity we need by leasing it from other carriers. In the future, however, we may seek to replace this leased trunk capacity with our own fiber if warranted by traffic volume growth. We cannot assure you that all required trunking capacity will be available to us on a timely basis or on favorable terms. The failure to obtain leased fiber could delay our ability to penetrate some of our markets or require us to make additional unexpected up-front capital expenditures to install our own fiber and could have a material adverse effect on our business prospects, financial condition and results of operations.

     We offset contributions to the federal universal service subsidy by passing on our cost of the contribution to our customers as permitted by FCC regulations.

     Selling, General and Administrative Expenses. Our recurring selling, general and administrative expenses include sales and marketing, customer service, corporate administration, personnel and billing. Currently, our sales and marketing efforts are directed through a network of 85 commission-based independent agents and a direct sales force of seven professionals primarily focused on cultivating new accounts and maintaining and expanding existing accounts. As we expand our service offerings, we believe that a direct sales force is more effective to capitalize on cross-selling opportunities. Therefore, we intend to increase our direct sales force to 35 professionals by December 31, 2000. We plan to accomplish this, in part, by recruiting from the most effective of our 85 independent representatives. By the end of 2001, we plan to have a sales force equally divided between direct sales people and independent agents. We do not expect an increase in our selling expenses as a result of our planned increase in sales professionals as the related salaries will be offset by decreased sales commissions to commission-based independent agents.

     Depreciation and amortization expense. Depreciation and amortization expense includes depreciation on switching equipment as well as general property and equipment. This expense includes:

     - depreciation of network and operations equipment;

     - depreciation of computer hardware and information systems; and

     - amortization and depreciation of building, property and equipment under capital leases.

     We expect depreciation and amortization expense to increase significantly as we increase capital expenditures in our expansion efforts.

     Stock-based compensation. During fiscal 1997, we granted options to an employee to purchase 30,000 shares of common stock at a nominal exercise price. Such grant resulted in non-cash employee compensation expense which has been recorded to account for the difference, on the date of the grant, between the fair market value and the exercise price of stock options granted to the employee. The resulting employee compensation of $840,000 was recognized in the combined statement of operations in 1997 as such options vested immediately.

     Income taxes. From its inception in May 1995 until the contribution of all of the ownership interests in Eastern Computer Services, L.L.C., or Eastern, by its members to us in March 2000, Eastern operated as a limited liability company which was taxed as a partnership for federal and state tax purposes. Accordingly, the earnings of Eastern were included in the taxable income of the members of Eastern for federal and state income tax purposes. In connection with this offering and due to the contribution, Eastern is now taxed as a C Corporation. As a result, we will record future tax expense and benefits using the asset and liability method pursuant to the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Income tax expense recorded in the historical combined financial statements principally reflects income taxes currently payable to federal and state taxing authorities based on the results of the operations of Cooperative Communications, Inc., and its subsidiaries, or Cooperative, during the respective periods. No income tax benefit has been provided on the losses realized by Cooperative as we believe it is more likely than not that Cooperative will not realize such benefits.

     Assuming the contribution of Eastern had occurred on June 1, 1998, our pro-forma effective tax rate for fiscal 1999 and the six month period ended November 30, 1999 would have been different from the combined federal and state statutory tax rate of approximately 40% since we believe it is more likely than not that deferred tax benefits will not be realized. The effect of taxes on our results of operations is not discussed below because the historic taxation of our operations does not provide a meaningful comparison with respect to periods following the contribution of Eastern to us.

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated certain financial data as a percentage of revenue:

                                                                   PERCENTAGE OF REVENUE
                                      -------------------------------------------------------------------------------
                                                                                             SIX MONTH PERIODS ENDED
                                                      YEAR ENDED MAY 31,                          NOVEMBER 30,
                                      ---------------------------------------------------   -------------------------
                                         1995          1996        1997    1998     1999       1998          1999
                                      -----------   -----------   ------   -----   ------   -----------   -----------
                                      (UNAUDITED)   (UNAUDITED)                             (UNAUDITED)   (UNAUDITED)
Revenue.............................       100%          100%        100%    100%     100%       100%          100%
                                         -----        ------      ------   -----   ------     ------        ------
Operating expenses:
  Cost of revenue (excluding
    depreciation and
    amortization)...................     74.63         79.68       78.24   78.15    78.15      80.32         82.63
  Selling, general and
    administrative expenses.........     22.82         23.13       20.74   19.59    20.25      19.35         19.43
  Depreciation and amortization.....      0.37          0.95        1.16    1.22     1.92       1.74          1.96
  Stock based compensation..........        --            --        2.92      --       --         --            --
                                         -----        ------      ------   -----   ------     ------        ------
    Total operating expenses........     97.82        103.76      103.06   98.96   100.32     101.41        104.02
                                         -----        ------      ------   -----   ------     ------        ------
    Income (loss) from operations...      2.18         (3.76)      (3.06)   1.04    (0.32)     (1.41)        (4.02)
Other income (expense), net.........     (0.20)        (0.38)      (0.21)   0.25     0.27       0.18         (1.36)
                                         -----        ------      ------   -----   ------     ------        ------
Income (loss) before income tax
  expense (benefit).................      1.98         (4.14)      (3.27)   1.29    (0.05)     (1.23)        (5.38)
  Income tax expense (benefit)......      0.80         (1.05)       0.45    0.52     0.24       0.48            --
                                         -----        ------      ------   -----   ------     ------        ------
  Net income (loss).................      1.18         (3.09)      (3.72)   0.77    (0.29)     (1.71)        (5.38)
                                         =====        ======      ======   =====   ======     ======        ======

Six Months Ended November 30, 1999 compared to Six Months Ended November 30,
1998

     Revenue. Our revenue for the six month period ended November 30, 1999 was $19.8 million, as compared to $20.4 million in the six month period ended November 30, 1998, a decrease of $614,000, or 3.0%. This decrease resulted primarily from a decrease in usage charges, offset in part by an increase in

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

monthly recurring charges. Competitive pricing pressure continued to lower the average price we charged for calling minutes. In the six month period ended November 30, 1999, our average price per minute of domestic retail traffic decreased approximately 11.1% as compared to the 1998 period. We expect that our pricing for the foreseeable future will continue to be subject to competitive pricing pressure. During the past several years, market prices for many telecommunications services have been declining, a trend we believe will likely continue.

     Costs of revenue. Our costs of revenue for the six month period ended November 30, 1999 decreased nominally to $16.4 million from $16.4 million for the six month period ended November 30, 1998. This decrease was primarily due to a decrease in access charges, offset in part by increased costs associated with purchasing additional Centrex lines at tariff prices after we exceeded our contractual limit. As a percentage of revenue, costs of revenue increased slightly from 80.3% in the 1998 period to 82.6% in the 1999 period primarily as a result of the decrease in revenue.

     Selling, general and administrative expenses. Our selling, general and administrative expenses for the six month period ended November 30, 1999 decreased $103,000, or 2.6%, to $3.9 million from $4.0 million for the six month period ended November 30, 1998. This decrease was primarily due to a reduction of employee expenses related to the realignment of our direct sales force which we began in July 1999, as well as the termination of one of our telemarketing programs. This decrease was also due to a reduction of rent expense associated with the capitalization of our lease on the Belleville, New Jersey facility in December 1998. Selling, general and administrative expenses as a percentage of revenue represented 19.4% for each of the six month periods ended November 30, 1999 and 1998. Salaries and related employee expenses were the largest components of selling, general and administrative expenses for the six month periods ended November 30, 1999 and 1998.

     Depreciation and amortization expense. Our depreciation and amortization expense for the six month period ended November 30, 1999 increased $33,000, or 9.3%, to $389,000 from $356,000 for the six month period ended November 30, 1998. This increase was primarily due to the acquisition of telecommunications equipment, including our Class 4/5 switch in August 1999, and, to a lesser extent, the capitalization of the lease on our Belleville, New Jersey facility.

     Interest income (expense). Our interest income for the six months ended November 30, 1999 decreased $19,000, or 10.2%, to $168,000 from $187,000 for the six month period ended November 30, 1998. This decrease was primarily due to increased available cash in the fiscal 1998 period because of payments we withheld from a major supplier pending settlement of a dispute. Our interest expense for the six month period ended November 30, 1999 increased $288,000, or 184.6%, to $444,000 from $156,000 for the six month period ended November 30, 1998. This increase was primarily due to interest associated with the settlement of this dispute and additional acquisitions of property and equipment under capital leases.

Year Ended May 31, 1999 Compared to Year Ended May 31, 1998

     Revenue. Our revenue for the year ended May 31, 1999 was $40.6 million, as compared to $37.2 million in the year ended May 31, 1998, an increase of $3.4 million, or 9.1%. This increase was primarily due to an increase in usage charges and monthly recurring charges, offset in part by a decrease in sales of long distance telecommunications services. The number of calling minutes increased 6.9% as a result of additional customers and additional calling minutes sold. However, due to competitive pressures, our average price per minute of domestic retail traffic decreased approximately 9.1% in fiscal 1999 as compared to fiscal 1998.

     Costs of revenue. Our costs of revenue for the year ended May 31, 1999 increased $2.7 million, or 9.3%, to $31.7 million from $29.1 million in the year ended May 31, 1998. Such increase was primarily due to the increase in transport costs and local service costs associated with higher calling minutes. As a percentage of revenue, costs of revenue remained constant at 78.2% in fiscal 1999 and fiscal 1998.

     Selling, general and administrative expenses. Our selling, general and administrative expenses for the year ended May 31, 1999 increased $936,000, or 12.8%, to $8.2 million from $7.3 million in the year ended May 31, 1998. Such increase was primarily due to higher salaries as a result of our expanding business and the hiring of several key employees from Westinghouse Communications in connection with our DSL roll-out and, to a lesser extent, bad debt expense. Selling, general and administrative expenses as a percentage of revenue represented 20.3% and 19.6% in fiscal 1999 and fiscal 1998, respectively. Salaries and related employee expenses were the largest components of selling, general and administrative expenses in fiscal 1999 and fiscal 1998. DSL research and roll-out expenses represented $490,000, or 6.0%, of selling, general and administrative expenses in fiscal 1999. DSL-related expenses were minimal in fiscal 1998.

     Depreciation and amortization expense. Our depreciation and amortization expense for the year ended May 31, 1999 increased $325,000, or 71.4%, to $780,000 from $455,000 in the year ended May 31, 1998. This increase was primarily due to our acquisition of telecommunications equipment directly and under capital leases in the second half of fiscal 1998, as well as additional equipment in 1999 and the capitalization of the lease on our Belleville, New Jersey facility. This increase also reflected an amortization charge for a customer list acquired in May 1998.

     Interest income (expense). Our interest income for the year ended May 31, 1999 increased $148,000, or 64.3%, to $378,000 from $230,000 in the year ended
May 31, 1998. This increase was due primarily to interest earned on funds we withheld from a major supplier in connection with a dispute. Our interest expense for the year ended May 31, 1999 increased $166,000, or 109.2%, to $318,000 from $152,000 in the year ended May 31, 1998. This increase was primarily due to additional acquisitions of property and equipment under capital leases.

Year Ended May 31, 1998 Compared to Year Ended May 31, 1997

     Revenue. Our revenue for the year ended May 31, 1998 was $37.2 million, as compared to $28.7 million in the year ended May 31, 1997, an increase of $8.5 million, or 29.6%. This increase was primarily due to an increase in usage charges, and, to a lesser extent, an increase in monthly recurring charges. The number of calling minutes increased 22% as a result of additional customers and additional calling minutes sold. Our average price for a minute of domestic retail traffic decreased approximately 12.5% in fiscal 1998 due to competitive pressures.

     Costs of revenue. Our costs of revenue for the year ended May 31, 1998 increased $6.6 million, or 29.3%, to $29.1 million from $22.5 million in the year ended May 31, 1997. This increase was primarily due to the increase in transport costs and local service costs associated with higher calling minutes. As a percentage of revenue, costs of revenue remained constant at 78.2% in fiscal 1998 and fiscal 1997.

     Selling, general and administrative expenses. Our selling, general and administrative expenses for the year ended May 31, 1998 increased $1.3 million, or 21.7%, to $7.3 million from $6.0 million in the year ended May 31, 1997. This increase was primarily due to higher commissions associated with higher levels of sales. Commissions, as a percentage of revenue, remained relatively consistent from fiscal 1997 to fiscal 1998. To a lesser extent, such increase was due to the hiring of additional telemarketing personnel. Selling, general and administrative expenses as a percentage of revenue represented 19.6% and 20.7% in fiscal 1998 and fiscal 1997, respectively. Salaries and related employment expenses were the largest components of selling, general and administrative expenses in fiscal 1998 and fiscal 1997.

     Depreciation and amortization expense. Our depreciation and amortization expense for the year ended May 31, 1998 increased $122,000, or 36.6%, to $455,000 from $333,000 in the year ended May 31, 1997. This increase was due primarily to the acquisition of additional telecommunications equipment in the second half of fiscal 1997 and fiscal 1998.

     Interest income (expense). Our interest income for the year ended May 31, 1998 increased $162,000, or 238.2%, to $230,000 from $68,000 in the year ended
May 31, 1997. This increase was primarily due to interest earned on funds we withheld from a major supplier in connection with a dispute.

Our interest expense for the year ended May 31, 1998 increased $12,000, or 8.6%, to $152,000 from $140,000 in the year ended May 31, 1998. Such increase was due primarily to acquisitions of equipment under capital leases.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, we have financed our operations through operating cash flow supplemented by funds from equipment financing. Cash provided by operating activities was $8.3 million and $692,000 for the years ended May 31, 1998 and 1999. Cash used in operating activities was $4.6 million for the six month period ended November 30, 1999. The decrease in cash from operating activities in the 1999 periods resulted primarily from the payment of amounts owed to a major supplier and a decrease in net income, offset in part by changes in assets and liabilities, principally trade accounts receivable.

     Our working capital was $6.4 million and $470,000 as of May 31, 1998 and 1999. Working capital as of May 31, 1999 included $7.2 million in cash and cash equivalents. As of November 30, 1999, we had negative working capital of $1.5 million, which included $2.3 million in cash and cash equivalents.

     Net cash used in investing activities was $610,000, $106,000 and $77,000 for the years ended May 31, 1998 and 1999 and the six month period ended November 30, 1999. Cash used in investing activities during the 1998 and 1999 periods principally represents the purchase of computer equipment for use by office personnel and a customer list in 1998.

     Net cash used in financing activities was $1.1 million, $2.0 million and $162,000 for the years ended May 31, 1998 and 1999 and the six month period ended November 30, 1999. In the six month period ended November 30, 1999, cash used in financing activities was primarily for payments under capital leases. In fiscal 1998, cash used in financing activities was primarily for payments under capital leases and distributions to members. In fiscal 1999, cash used in financing activities was primarily for payments under capital leases, distributions to members and a loan to stockholders. In the three years ended May 31, 1999, Eastern made total aggregate distributions to its members of $1.6 million. With the conversion of Eastern to a C Corporation for tax purposes, we will not be obligated to make such member distributions.

     In June 1998, we informally settled an ongoing dispute with one of our major suppliers. The settlement was formalized by written agreement in June 1999. Under this settlement, we agreed to pay a total of $10.5 million as follows: approximately $1.0 million was paid in June 1998, $3.0 million was paid in June 1999 and $181,000 per month is payable for 36 months thereafter. The settlement did not have a significant impact on our results of operations as the settlement approximated the net amount of the supplier's invoices that we accrued. We expect to be able to satisfy the future obligations associated with the settlement through cash provided by operations or borrowings under credit facilities.

     We have a credit facility with a bank that allows us to borrow up to $1.5 million. This credit facility is subject to renewal at three month intervals and expires on May 2, 2000. Amounts outstanding under this facility bear interest at the bank's prime lending rate which was 9.0% per annum as of March 31, 2000. This loan is secured by our trade accounts receivable. No amounts were outstanding under this facility as of March 31, 2000. We intend to renew this credit facility upon its expiration. We have not historically relied on borrowings under credit facilities to finance our operations. If cash from operations is not sufficient to meet our financing requirements, we will pursue additional bank credit facilities to finance our operations.

     We expect to lease additional office space in New Jersey in the next six months to accommodate the growth of our administrative staff and sales and marketing personnel. Recently, we entered into equipment leases aggregating approximately $3.5 million for equipment relating to our DSL roll-out payable over five years.

     We believe that our existing available cash, the proceeds from this offering, credit facilities and the cash flow expected to be generated from operations will be adequate to satisfy our current and planned operations for at least the next 12 months. No assurance can be given, however, that this will be the case. Depending upon our rate of growth and profitability, particularly if we pursue any significant acquisitions, we may require additional equity or debt financing to meet our working capital requirements or capital equipment needs. We intend to make significant capital expenditures in connection with the roll-out of our DSL services and our expansion into new markets. We expect to fund these expenditures through existing resources, internally generated funds, and equity and debt financings. If we are unable to raise sufficient funds, we may have to delay or abandon some of our expenditures or plans for future expansion. There can be no assurance that additional financing will be available when required or, if available, will be on terms satisfactory to us. Our failure to raise additional financing, if needed, could impair our ability to achieve profitability or positive cash flow, which could have a material adverse effect on our business prospects, financial condition and results of operations.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133 (as amended by SFAS No. 137) is effective for all of our fiscal quarters beginning June 1, 2001. This statement is not expected to affect us as we currently do not have derivative instruments or engage in hedging activities.

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position, or SOP, 98-5, "Reporting on the Costs of Start-Up Activities," which requires the costs of start-up activities to be expensed as incurred. SOP 98-5 is effective for us beginning in fiscal 2000. We do not believe that adoption of this SOP will have a material effect on our financial statements as start-up costs have historically been expensed as incurred.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We have limited exposure to financial market risks, including changes in interest rates. At March 31, 2000, all of our available excess funds are cash or cash equivalents whose value is not subject to changes in interest rates. We currently hold no derivative instruments and do not earn foreign-source income. We expect to invest our cash only in debt obligations issued by the United States government or its agencies with maturities of less than one year.

YEAR 2000 COMPUTER ISSUES

     We did not experience any significant computer or systems problems relating to the Year 2000. Upon review of our internal and external systems during 1999, we determined that we did not have any material exposure to such computer problems and that the software and systems required to operate our business and provide our services were Year 2000 compliant. As a result, we did not incur, and do not expect to incur, any material expenditures relating to Year 2000 systems remediation.

     We are not aware of any material problems resulting from Year 2000 issues associated with products and services of third party providers. We will continue to monitor our mission critical computer applications and those of our suppliers and vendors throughout the Year 2000 to ensure that any latent Year 2000 matters that may arise are addressed promptly.

                                    BUSINESS

OUR COMPANY

     We are an innovative provider of integrated telecommunications services, including local and long distance service and our recently launched DSL service. Our customer base consists of over 7,500 small and medium-sized businesses. The majority of our customers are located in New Jersey, and we plan to aggressively expand our services to Pennsylvania, New York, Massachusetts and portions of Connecticut. To date, we have acted primarily as a local exchange carrier and switch-based interexchange carrier. To capitalize upon the growing need for high-speed data connectivity, we recently began offering our QuikSpeed high-speed Internet access and services which uses DSL technology. We believe the roll-out of our DSL service will allow us to leverage our existing customer base of voice-only customers by fulfilling their Internet and e-commerce needs, all conveniently invoiced on a single bill.

     Our DSL service offers high-speed data, voice, Internet and video connectivity. We began offering QuikSpeed on a limited basis in September 1999 and are preparing to broadly introduce the service in April 2000. As of March 15, 2000, we had 137 orders for DSL service and we had installed the necessary DSL equipment for 100 of these orders.

     In marketing our DSL service, we believe we have several competitive advantages over our current and potential competitors, particularly those who do not currently offer local and long distance services. These include:

     - our ability to offer one-stop services for voice, including local and long distance, and data, all on a single bill;

     - our ten years of providing superior customer service to small and medium-sized businesses, as evidenced by our low customer turnover or churn rate which has averaged 4.7% over the last three years;

     - our in-depth knowledge of our geographic market, including our long-term relationship with our customers;

     -  our ability to offer VPN functionality for voice and data transmission;

     - our QuikSpeed DSL service permits voice over DSL, creating a lower cost solution to our customers, and does not require our customers to have their own ISP;

     - our ability and willingness to offer customized application-oriented solutions to our small and medium-sized business customers, including 700 directory assistance, sales tracking, specialized billing formats and call blocking; and

     -  our interconnection agreement with Bell Atlantic for New Jersey.

     Our Centrex voice service network currently interfaces with 70 Bell Atlantic central offices in New Jersey. In March 2000, we entered into an interconnection agreement with Bell Atlantic which allows us to collocate our networking equipment in Bell Atlantic central offices in each local area in which we operate in New Jersey, providing a direct connection between us and our customers. We expect to have approximately 20 collocations operational by December 31, 2000. This agreement further enables us to provide fully operational local and toll service. Where we do not have collocation facilities, we will install DSLAMs, ATM switches and test equipment in leased facilities which we will connect to the central office. We believe that pursuing a "smart-build" strategy, whereby we own more of the network elements, while continuing to lease transmission lines, will allow us to eventually generate higher operating margins, obtain origination and termination fees from other carriers and maintain greater control over our network operations and service quality.

     We believe that small and medium-sized businesses have significant and increasing needs for advanced telecommunications services which have been generally neglected by the incumbent local exchange carriers. We seek to meet these needs by offering customized solutions, integrated telecommunications services and our QuikSpeed DSL services all on a single bill. Many of our target customers want customized solutions but do not have the internal expertise to design, purchase and maintain these kinds of systems and services themselves.

     We believe that superior customer service is critical to attracting and retaining customers. We continually seek to enhance our service approach, which utilizes a highly trained team of customer sales and service representatives to coordinate customer installation, billing and service. Our information systems provide integrated functionality for all aspects of our business. Our experienced customer care representatives provide 24x7 customer support. Our superior track record for customer service is evidenced by our low customer churn rate, which has averaged 4.7% over the last three years.

     We plan to be a leading one-stop provider of voice, data and Internet telecommunications services in the Bell Atlantic footprint starting with New Jersey, Pennsylvania, New York, Massachusetts and portions of Connecticut. Elements of our strategy to meet this objective include:

     -  implementing a rapid DSL roll-out;

     -  offering our customers one-stop shopping;

     -  maximizing speed to market through our smart-build strategy;

     -  focusing on the small and medium-sized business market;

     -  building market share by focusing on direct sales; and

     -  providing superior customer service.

INDUSTRY BACKGROUND

     Market Trends

     According to data published by the FCC, the United States local and long distance telecommunications market had revenues of approximately $210 billion in 1998, $65.6 billion of which were generated within the Bell Atlantic footprint. The Bell Atlantic footprint consists of portions of Connecticut, New York, Maine, Massachusetts, New Hampshire, Rhode Island, Vermont, New Jersey, Pennsylvania, Virginia, West Virginia, Maryland, Delaware and Washington, D.C. In addition, industry sources have projected the United States small business market for DSL will reach $2.3 billion by 2003. The small business market is defined as businesses with fewer than 100 employees.

     We believe that a number of important trends are reshaping the United States telecommunications industry, creating substantial market opportunity. These trends include:

     -  rapid opening of telecommunications networks to competition;

     - increasing demand, particularly from small and medium-sized businesses, for

        - high-speed data services, such as DSL;

        - Internet access and transport;

        - personal computer-based applications;

        - telecommuting solutions;

        - integrated and customized solutions; and

     -  emergence of electronic commerce in the marketplace.

We believe that the primary determinants of a competitive local exchange carrier's ability to take advantage of these opportunities will be:

     -  the ability to provide one-stop shopping on a single bill;

     -  speed to market;

     -  availability of scalable service offerings;

     -  customized solutions;

     -  superior customer service;

     -  building a direct sales force; and

     -  the ability to provide competitively priced services.

     By leveraging existing customer relationships and bundling service offerings, competitive local exchange carriers have begun to exploit a variety of opportunities, including high-speed Internet access and transport, DSL, local-area and wide-area network connectivity, managed network services, virtual private networks, remote access and electronic commerce services. We believe that new entrants have an excellent opportunity to establish themselves as leading providers of such value-added services.

     DSL Service

     DSL technology has emerged as a commercially viable, cost-effective means of providing high-speed data transmission using an existing telecommunications network. DSL technology enables the transmission of packets of voice and data over existing copper telephone wires, which allows multiple users to simultaneously transmit and receive voice and data over a single connection. DSL equipment, when deployed at each end of a standard copper telephone line, increases the data carrying capacity of the line speeds depending on the type of DSL service, distance between the user and the central office and the quality of the copper telephone line. There currently are five types of commercially available DSL service. The following table lists the types of DSL and their respective speeds. Speed is measured in kilobits per second, or kb/s, or megabits per second, or mb/s.

                     MAXIMUM SPEED   MAXIMUM SPEED
                      TO CUSTOMER    FROM CUSTOMER
TYPE OF DSL SERVICE  (DOWNSTREAM)     (UPSTREAM)
-------------------  -------------   -------------
       IDSL           160 kb/s        160 kb/s
       SDSL           1.54 mb/s       1.54 mb/s
       HDSL          2.048 mb/s      2.048 mb/s
       ADSL            9 mb/s         648 kb/s
       VDSL            27 mb/s        1.1 mb/s

     In order for DSL service to operate at its maximum speed, the provider's DSL equipment must be located in or near an incumbent local exchange carrier's central office no more than 12,000 feet to 15,000 feet away from the customer's site.

     By using existing facilities and copper telephone lines, DSL avoids the considerable up-front fixed costs necessary to deploy alternative high-speed digital telecommunications technologies, such as fiber, cable, wireless and satellite networks. As a result, a significant portion of the investment in a DSL network is incurred only as customers order the service. In addition, we anticipate that continued advances in DSL technologies and transmission speeds, as well as advances in DSL equipment manufacturing efficiencies, will further reduce the cost of deploying DSL services.

     Small and Medium-Sized Businesses

     Small and medium-sized businesses are increasingly using high-speed telecommunications connections to access the Internet in order to compete more effectively with larger organizations. High-speed data services and Internet connectivity are becoming increasingly important due to the dramatic increase in Internet usage and the proliferation of personal computer and Internet Protocol-based applications. The popularity of the Internet with consumers has also driven the rapid growth in exploiting the Internet as a commercial medium, as businesses establish websites, corporate intranets and extranets and implement electronic commerce applications to expand their customer reach and improve their telecommunications efficiency. International Data Corporation, or IDC, predicts that as of December 31, 2000, 51% of small to medium-sized businesses will have Internet access. To remain competitive, we believe companies will require high-speed connections to maintain complex Internet websites, to access critical information and business applications, and to communicate more efficiently with employees, customers and suppliers. We believe DSL service is particularly attractive to small and medium-sized businesses who seek to obtain these high-speed data services at affordable prices. IDC also forecasts that, in the United States, small business DSL lines will increase from 60,000 in 1999 to 2.5 million in 2003, representing 20% of all DSL lines. DSL service provides a lower cost alternative to T-1 lines, which are typically used by larger businesses. A T-1 line costs, on average, from $400 to $600 per month. In addition, because small and medium-sized businesses typically have no telecommunications manager, their ability to navigate through the various choices of local and long distance services, data services, Internet access, paging and other customized services is limited. We believe small and medium-sized business customers prefer to use one telecommunications service provider that will provide them with a scalable package of services on a single bill.

     OUR GROWTH STRATEGY

     Our objective is to become a leading provider of integrated telecommunications services, including voice, DSL, data and Internet to small and medium-sized businesses in New Jersey, Pennsylvania, New York, Massachusetts and portions of Connecticut. By offering a comprehensive package of high-speed telecommunications services, together with traditional local and long distance services, we believe that we can accelerate our ability to establish new customer accounts and cross-sell our existing scalable telecommunications services. Our strategy to meet this objective is to:

     Implement a rapid DSL roll-out. We intend to leverage our existing customer base to build a significant customer base for our QuikSpeed DSL service of high-speed voice, data, Internet and video connectivity. This service seeks to capitalize on the growing demand for high-speed digital telecommunications by small and medium-sized businesses who are seeking lower cost alternatives to T-1 lines. In April 2000, we introduced our QuikSpeed DSL service on a broad basis. As of March 15, 2000, we had 137 orders for DSL service and we had installed the necessary DSL equipment for 100 of these orders.

     We expect to have approximately 20 collocations operational by December 31, 2000.

     Offer our customers one-stop shopping. We offer our customers one-stop shopping for telecommunications services by offering them the ability to purchase from a single provider on a single bill a comprehensive package of telecommunications services, including local and long distance services, DSL data and voice services, Internet services and local area network interconnections. We believe that our ability to provide one-stop shopping for telecommunications services, all conveniently invoiced in a single bill, will enable us to better meet the needs of our customers, penetrate our target markets, capture a larger portion of our customers' total expenditures on telecommunications services.

     Maximize speed to market through our smart-build strategy. We believe our switched-based, leased-transport, or "smart-build," strategy enables us to roll-out our complete suite of telecommunications services and generate revenue more rapidly than if we first constructed our own transmission lines. Under this strategy, we plan to:

     - deploy our QuikSpeed DSL service using existing copper telephone lines as our solution to the growing demand for integrated voice, high-speed data and Internet services;

     - locate our equipment in or near the central office facilities of Bell Atlantic as indicated by customer demand; and

     - lease unbundled network elements from other carriers until growth justifies acquiring additional network assets.

     We believe that this flexible deployment strategy has the additional advantage of reducing initial capital requirements in each market, allowing us to focus our capital resources on equipping central offices where customer demand for DSL services justifies such capital outlay. Once we install our DSL equipment in a central office, our subsequent capital investments to expand service from that location are directly related to the number of customers who order our DSL service. This reduces our overall capital expenditures until additional paying customers have ordered our service. Where we cannot collocate in a central office, we plan to install DSL equipment in nearby leased facilities and connect such equipment to the central office.

     We believe our relationship with Bell Atlantic is a key facilitator of our strategy. In March 2000, we executed an interconnection agreement with Bell Atlantic which allows us to collocate in multiple Bell Atlantic central offices in areas in which we operate in New Jersey. We will need to enter into interconnection agreements with Bell Atlantic in each of the other States in our target market over the next two years. Our existing interconnection agreement will contain an implementation schedule for collocation for business and residential services in New Jersey. The agreement also includes:

     -  access to unbundled network elements;

     -  the switching and routing of service;

     - reciprocal compensation for the transport and termination of local calls over the terminating carrier's switch;

     -  network maintenance and management;

     -  number portability; and

     - directory services, such as listing information and directory assistance.

     Focus on the small and medium-sized business market. We believe that small and medium-sized businesses have significant and increasing needs for advanced telecommunications services. We believe that incumbent local exchange carriers have generally neglected to target these small and medium-sized businesses. Our strategy is to meet these needs by offering customized solutions, integrated telecommunications services and our QuikSpeed DSL services all on a single bill. Many of our target customers want customized solutions but do not have the internal expertise to design, purchase and maintain these kinds of systems and services themselves. We believe that these target customers are not adequately served by incumbent local exchange carriers who typically offer customized solutions only to large customers. Our scalable service offerings allow us to offer customized solutions to all customers. We believe our QuikSpeed DSL service will be attractive to small and medium-sized businesses because it provides voice and high-speed data services without the high costs associated with a T-1 line.

     Build market share by focusing on direct sales. We intend to sell directly to customers and provide them personalized customer care through a single point of contact. We often act as a consultant to our small and medium-sized business customers who typically do not have an in-house telecommunications manager. We believe that employing a direct sales force with extensive local market and telecommunications sales experience, rather than independent representatives who tend to be less technologically proficient, enhances the likelihood of success. We intend to expand our direct sales force by adding approximately 28 in-house sales professionals during 2000 to service our existing customer base as well as to implement our rapid QuikSpeed DSL deployment plan. We believe that a larger direct sales force will enable us to learn additional information from our customers about their needs and preferences and help us expand our service offerings to include additional value-added services based on customer demand.

     Provide Superior Customer Service. We believe that superior customer service is critical to attracting and retaining customers. We continually seek to enhance our service approach, which utilizes a highly trained team of customer sales and service representatives to coordinate customer installation, billing and service. Our information systems provide integrated functionability for all aspects of our business. Our experienced customer care representatives provide 24x7 customer support. Our superior customer service is evidenced by our low annual churn rate which has averaged 4.7% over the last three years.

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

OUR NETWORK STRATEGY

     Overview. We intend to pursue a "smart-build" network deployment strategy that involves owning and operating our own switches while leasing transmission lines on an incremental basis as customer demand dictates. Our strategy has been to build a geographic concentration of customers before building, acquiring or extending our network to serve those customers. Once this geographic concentration exists and network economics justify deployment, we plan to expand our switching transport capacity and migrate existing customers onto our network. Currently, we have identified certain capital expenditures related to the enhancement of our network to provide DSL and various value-added services. We intend to use a portion of the proceeds of this offering to fund such capital expenditures.

     We believe that expanding control over certain components of our network, rather than relying solely on the telecommunications facilities of third parties, will enable us to have more flexibility in meeting customer needs for new services. We believe expansion of our network will allow us to generate higher operating margins, obtain origination and termination fees from other carriers and maintain greater control over our network operations and service quality. Where expected market penetration does not economically justify the deployment of our own network elements, we will continue to utilize the networks of alternative carriers. For customers outside of our target markets, we can provide services through the resale of other carriers' services.

     Our QuikSpeed DSL service will permit voice as well as data transmission. We believe that by combining voice and data transmissions over one line, we will substantially lower our aggregate costs for providing DSL service.

     To roll-out our QuikSpeed DSL service, we intend to install DSLAM equipment in or near strategically located Bell Atlantic central offices where we expect customer demand to be greatest. We estimate that it will cost between $285,000 to $310,000 to lease space, purchase and install our equipment in each central office we enter. We will also acquire DSL modems to lease to our customers at their locations to interface with our network.

     As of December 31, 1999, we had over 35,000 local access lines providing local and long distance services and approximately 28,000 equal access lines providing local toll and long distance services. Approximately 60% of this traffic historically has originated and terminated on our network.

     Integrated network architecture. We provide services to our customers over a single integrated network that supports local, long distance and high-speed data and Internet services. We believe that the integrated design of our local, long distance and data networks significantly reduces our cost of providing a bundled service offering. Our integrated network architecture includes customer premise equipment, unbundled network elements, collocations, switches and an ATM network which utilizes synchronous optical network, or SONET, fiber rings.

     Unbundled network elements. To reach our customers, we lease simple copper loops, or, if customer traffic justifies, T-1 lines, as unbundled network elements, or UNEs, from the incumbent local exchange carrier. By utilizing UNEs, we obtain access and termination revenues as if we owned the copper loop and are able to rapidly connect the customer directly to our network. We are also able to avoid the cost and delay associated with deploying our own fiber lines to our customers' premises. We are not burdened by the operating and financing expenses associated with owning a fiber optic transport network. To support our planned high-speed DSL service, we plan to provide our customer with a DSL modem that we connect digitally to a copper loop that we will lease as a UNE.

     Collocation facilities. Our Centrex voice service network currently interfaces with 70 Bell Atlantic central offices in New Jersey. In March 2000, we entered into an interconnection agreement with Bell Atlantic which allows us to collocate in Bell Atlantic central offices in any local area in which we operate in New Jersey. With this ability to collocate, each UNE we deploy, whether for local service or high-speed DSL service, will be a direct connection from our customer to a collocation facility. Within each collocation facility, we plan to deploy digital access nodes to support switched voice services, and

DSLAMs to support our high-speed DSL service offering. This approach is designed to be scalable in order to support emerging applications as customer requirements dictate.

     Where we do not have collocation facilities, we will install DSLAMs in nearby leased facilities which we will connect to the central office. Where it is not economically feasible to deploy such facilities, we intend to resell DSL services of other providers. As a collocation becomes operational, we will migrate local and DSL customers onto our own network facilities.

     DSL modems and on-site connections. We will purchase DSL modems and lease them to our customers as part of the DSL service contract. We will configure the DSL modem and arrange for the installation of the modem and on-site wiring needed to connect the modem to the copper telephone line that we lease. We plan to contract with independent field service organizations to perform these services, in addition to using a small internal staff.

     Copper telephone lines. We will lease a copper telephone line running to each customer from our equipment in the incumbent local exchange carrier's central office under terms specified in our interconnection agreements with such carriers. Each copper line must be specifically conditioned by the incumbent local exchange carrier to carry digital signals, typically for an additional charge.

     Switching platforms. In 1995, we began operating our first switch, a Siemens/Stromberg Carlson DCO (CS) Class 4 switch. In November 1999, we began operating a Siemens EWSD Class 4/5 switch which is capable of handling DSL traffic. We are in the process of migrating traffic from the Class 4 switch to the Class 4/5 switch. After this migration, we plan to discontinue use of the Class 4 switch. We also lease DS-3s which integrate hundreds of T-1's from Bell Atlantic Centrex dedicated customers into our switching system.

     All of our local and long distance switched services use Signaling System 7, or SS7, services for enhanced network efficiencies and increased customer satisfaction. The SS7 signaling system reduces connect time delays, thereby enhancing overall network efficiencies.

     Transmission capacity. We currently lease our transmission lines from interexchange carriers, incumbent local exchange carriers and other competitive local exchange carriers. We currently lease transmission lines from Bell Atlantic, Sprint, Qwest, RSL Communications, CNE Communications (formerly Fonorola) and Cable and Wireless. We generally seek to lease fiber optic transmission lines in each of our current and target markets and work with carriers to ensure connections to SONETs wherever possible. This increases network transmission capacity and improves service restoration following a fiber optic cable failure on the core network.

     Interconnection. We have an interconnection agreement with Bell Atlantic covering New Jersey. As we expand our network into other portions of the Bell Atlantic footprint, we will need to enter into additional interconnection agreements with Bell Atlantic covering certain new states we enter. Each interconnection agreement we enter into with Bell Atlantic is subject to approval of the relevant state utility commission. Under the terms of the Telecom Act, each incumbent local exchange carrier is required to negotiate interconnection agreements with competitive local exchange carriers. Where an interconnection agreement cannot be reached on terms and conditions satisfactory to us, we may pursue arbitration of any disputes before the state utility commissions as provided under the Telecom Act. In states where collocation is available through tariffs, we plan on collocating pursuant to available tariffs.

     Information systems. Our current information system supports the following applications:

     - a customer billing retrieval system supporting six years of prior invoicing;

     - a tracking system covering all customer records, order entry, trouble tickets and sales information;

     -  call detail record rating and billing operations;

     -  a complete scanning and retrieval system;

     -  Internet and e-mail connectivity; and

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

     - an on-line Internet retrieval system supporting both sales professionals and customer billing and reporting.

We plan to tailor and upgrade our information systems and procedures to satisfy changing customer requirements.

     Orders are received through the United States mail, fax, or the Internet and scanned electronically into various databases. Credit is checked via on-line connectivity with various credit reporting agencies and the orders are processed with multiple local exchange carriers and underlying carriers. The individual process varies from electronic data entry to handwritten orders. Call detail from our two switches and underlying carriers are rated on a daily basis. We provide consolidated billing with our proprietary billing system. Billing reports and invoicing are produced on a single cycle at the end of the month.

SERVICES

     We have tailored our scalable voice, data and Internet service offerings to meet the specific needs of small and medium-sized businesses. Through our direct sales force, we are able to further customize service offerings to meet our customer's needs.

     Local services. We provide local telephone services including local toll service, via Centrex. Centrex is a business voice service offered by a local telephone company from a local central office. Centrex offers features similar to those of a PBX, or a private branch exchange. Through Centrex service, small and medium-sized businesses are able to avoid the costs of locating expensive equipment at their own premises. Some of the Centrex features include intercom, call forwarding, call transfer, toll restriction, least cost routing and call hold.

     Long distance services. We provide domestic and international long distance services. Long distance calls which do not terminate on our network are passed to long distance carriers which route the remaining portion of the call. As our customers grow geographically, we can service their branch offices across the United States by providing the long distance services of other carriers. Our ability to integrate local and long distance services allows us to aggregate a customer's monthly recurring, local usage and long distance in bound and out bound charges on a single, consolidated bill.

     QuikSpeed DSL services. We are preparing to broadly introduce DSL service in April 2000 under the name "QuikSpeed." We began offering QuikSpeed DSL service in September 1999 on a limited basis. As of March 15, 2000 we had 137 customers for QuikSpeed service. DSL technology is a cost-effective means of providing high-speed data transmission using existing copper telephone lines. Our QuikSpeed DSL service will permit voice as well as data transmission. We believe that by combining voice and data transmissions over one line, we will substantially lower our aggregate cost for providing DSL service.

     We currently offer Symmetrical DSL, or SDSL service, which provides up to
1.54 megabits per second of speed to and from the customer. The speed and effectiveness of the DSL connection varies based on a number of factors, including the distance of the customer from the central office and the condition of the copper line that connects the customer to the central office.

     VPN services. Virtual private networks, or VPNs, are generally used to connect the separate locations of a single business beyond the local calling area. Our VPN services include a dedicated, non-switchable link from one or more customer-specified locations to other customer-specified locations. We provide these services by leasing required network facilities.

     Switched digital services. Switched digital services provide the capability to transmit voice, video or data. These services allow a customer to transmit at full duplex, digital synchronous 56/64 kilobits per second or higher.

     Frame relay. Our frame relay services are designed for customers requiring the flexibility of serving single or multiple locations from one originating location. These services can be used to facilitate multi-media networking between high-speed devices such as work stations, super computers, routers and bridges. We currently have nationwide availability.

     Enhanced Internet services. We offer dedicated and dial-up high-speed Internet access services. Dedicated access services are telecommunications lines dedicated or reserved for use by particular customers. Our Internet services also include e-mail, web hosting, website design and dial-up services for our customers' employees.

     VDSL. When network demand is light, we intend to offer VDSL to our customers to take advantage of excess capacity. VDSL allows customers to access video data such as movies and video games over their personal computers.

     Value-Added services. In addition to these services, we offer additional value-added services to compliment our core local and long distance services, including:

     - Audioconferencing. This service allows up to 1,000 toll callers and up to 60 local callers to communicate at the same time.

     - Audio 2000 and Directory Live. This service allows customized telephone commercials and Internet advertising for our customers and also allows them to establish a customer website.

     - Calling Cards. These traditional calling cards allow the user to place calls from anywhere in the United States or Canada. We offer features such as conference calling, international origination, speed dialing and messaging.

     - Cellular Service. We provide economical outbound long distance and international calling and equipment for cellular telephone service.

     - Videoconferencing. We provide video and audio telecommunication between two or more people via a videocodec at either end and linked by digital circuits.

     - Integrated Billing On-Line. We provide our customers with a single bill for all of their telecommunications services. These integrated billings, which are also available on-line or on CD-ROM, permit our customers to better analyze their telecommunications expenditures. Our billing on-line service allows customers to access in a second environment and manipulate the data within the bill in conducting their customized analysis.

     Unified messaging. We are currently testing a unified messaging service which will enable customers to direct, retrieve, deliver, compile and manage their voice telecommunications through a single telephone number.

     Services under development. We are currently developing the following service offerings:

     - data-only Asymmetrical DSL, or ADSL, which we plan on deploying by the end of this year, which will provide up to nine megabits per second; and

     - application oriented services such as the ability to block telemarketing calls.

SALES AND MARKETING

     Sales. Currently, our sales and marketing efforts are directed through a network of commission-based independent agents and a direct sales force of professionals primarily focused on cultivating new accounts and maintaining and expanding existing accounts. As we expand our service offerings, we believe that a direct sales force is more effective to capitalize on cross-selling opportunities. Therefore, we intend to increase our direct sales force from seven to 35 professionals, by December 31, 2000. We plan to accomplish this, in part, by recruiting from the most effective of our 85 independent representatives. By the end of 2001, we plan to have a sales force equally divided between direct sales people and independent agents. Unlike large businesses, our small to medium-sized business customers typically have no in-house telecommunications manager and generally can make decisions concerning telecommunications services in a relatively short time frame. Our experienced sales professionals work closely with the decision maker in such businesses to analyze their telecommunications needs and provide responsive solutions in a short period of time.

     All new sales representatives receive formal training to give them a thorough knowledge of our services. We train our sales force with a customer-focused program that promotes increased sales through both customer attraction and customer retention.

     We will continue to seek salespeople with strong sales backgrounds in our existing and target markets, including salespeople from long distance companies, telecommunications equipment manufacturers, network systems integrators and incumbent local exchange carriers. We plan to continue to attract and retain highly qualified salespeople by offering them an opportunity to work with an experienced management team in an entrepreneurial environment and to participate in the potential economic rewards made available through a results-oriented compensation program that emphasizes commissions based upon continuing sales with a customer. We believe this gives us a competitive advantage in attracting and retaining sales personnel.

     Our sales force compensation strategy is designed to provide significant incentives for customer retention. We compensate all sales personnel with both a salary and a commission structure based on signing new customers and retaining existing customers. We believe that our compensation structure motivates each sales person to remain actively involved with customers and participate in the customer support process. We believe this approach provides us with competitive advantages that increase customer retention and cross-selling opportunities and reduce the costs of customer support.

     Marketing. In our existing markets, we position ourselves as a high quality alternative to the incumbent local exchange carrier by offering a complete package of customized voice, data and Internet services conveniently on a single bill. This is designed to allow us to capture the total telecommunications expenditures of any single customer. Through our QuikSpeed DSL roll-out, we also plan to market new customers who may become customers for our other services. We offer network reliability and superior customer support at competitive prices. We intend to build our reputation and brand identity by working closely with our customers to develop services tailored to their particular needs and by implementing targeted advertising and promotional efforts, such as print ads, cable advertising and direct mail. Marketing personnel identify potential business customers by several methods, including customer referral, market research and telemarketing.

CUSTOMERS

     Our 7,500 small and medium-sized business customers for voice service include regional banks, alarm companies, universities, healthcare providers, real estate agencies, law firms, telemarketers and transportation companies. The majority of our customers are located in New Jersey, and we plan to aggressively expand our services to Pennsylvania, New York, Massachusetts and portions of Connecticut. We have targeted potential large volume users of our services such as businesses who have intranets and extranets or who make significant use of the Internet. Our target customers are businesses with fewer than 100 employees with telecommunications service costs ranging from $400 to $5,000 per month.

     Our target customers, particularly for DSL services, include our existing base of 7,500 small and medium-sized business customers as well as the following:

     - businesses currently using other high-speed data telecommunications services, such as T-1, ISDN, or Integrated Services Digital Network, and frame relay services, or low-speed dial-up Internet access;

     - professional or service-based firms that have multiple ISP accounts and phone lines;

     - branch offices that require transmission of large files between locations;

     - businesses with a substantial amount of revenue from mail order or Internet sales from customers outside their immediate geographic territory; and

     - businesses that use data-intensive applications, such as financial services, technology, and publishing.

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

     None of our customers accounted for more than 5% of our total revenues in either fiscal 1999 or the first six months of fiscal 2000. Our customer churn rate has averaged 4.7% over the last three years.

CUSTOMER SERVICE

     We believe that superior customer service is critical to attracting and retaining customers. We continually seek to enhance our service approach, which utilizes a highly trained team of customer sales and service representatives to coordinate customer installation, billing and service. Our information systems are designed to provide integrated functionality for all aspects of our business, including order provisioning and monitoring, customer care and billing.

     We provide 24x7 customer support primarily through our Network Operations Control Center, or NOCC, located in Belleville, New Jersey. Experienced customer care representatives answer all customer calls. Many of our customer care representatives are cross-trained in sales, allowing customers to work with a single representative.

     The NOCC is a single point of interface for monitoring all of the networks and provisioning services and systems necessary to operate the network. The NOCC is designed to accommodate our anticipated growth. The NOCC is utilized for a variety of network management and control functions, such as trouble resolution, trouble ticket status and carrier interface. The NOCC is located with the provisioning, testing and business office functions. In addition, the NOCC maintains a database of circuits and network availability. Highly trained technicians monitor our network 24 hours a day, to ensure the highest quality transmissions. We conduct monthly or quarterly meetings with each of our telecommunications service providers to assess service levels, order status, trouble ticket resolution and commitment levels.

     Our customer support department currently receives approximately 320 support calls per day. We believe that our level of customer service will provide us with a competitive advantage selling local and DSL services. As of December 31, 1999, we employed 20 people in customer support provisioning. We anticipate that we will continue to hire additional customer support personnel as the size of our customer base increases.

COMPETITION

     The telecommunications industry is highly competitive. We believe that the principal competitive factors affecting our business will be pricing, network reliability, broad service offerings, customer service and accurate billing. Our ability to compete effectively will depend upon our continued ability to maintain high quality, market driven services at prices generally equal to or below those charged by our competitors. To maintain our competitive posture, we believe that we must be in a position to reduce our prices in order to meet reductions in rates, if any, by others. Any such reductions could adversely affect us. Many of our current and potential competitors have financial, personnel, and other resources, including brand name recognition, substantially greater than ours as well as other competitive advantages over us.

     Incumbent Local Exchange Carriers. In each of the markets we have targeted, we will compete principally with Bell Atlantic, the incumbent local exchange carrier servicing New Jersey, New York, Pennsylvania, Massachusetts and portions of Connecticut. Bell Atlantic is now able to offer long distance services to its local telephone customers in New York. Bell Atlantic and the other regional Bell operating companies are actively seeking removal of federal regulatory restrictions that prevent them from entering the long distance market in other states. Many experts expect the regional Bell operating companies to be successful in entering the long distance market in other states within the next two years. We believe the regional Bell operating companies expect to offset market share losses in their local markets by capturing a significant percentage of the long distance market.

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

     The regional Bell operating companies and other local telephone companies have the following competitive advantages:

     -  long-standing relationships with their customers;

     -  substantially greater financial, technical and marketing resources;

     - ability to subsidize competitive services with revenues from a variety of businesses;

     - long-standing relationships with regulatory authorities at the federal and state levels; and

     - certain existing regulations that favor the incumbent local exchange carriers over us in certain respects.

     While recent regulatory initiatives, which allow competitive local exchange carriers such as ourselves to interconnect with incumbent local exchange carrier facilities, provide us with increased business opportunities, such interconnection opportunities have been, and likely will continue to be, accompanied by increased pricing flexibility for and relaxation of regulatory oversight of the incumbent local exchange carriers.

     The FCC recently adopted an order that provides for increased incumbent local exchange carrier pricing flexibility and deregulation of some access services and provides a framework of increased pricing flexibility of other services based on a showing by the incumbent local exchange carrier that there exists facilities-based competition in specified geographic areas. After meeting these requirements, incumbent local exchange carriers will be allowed to offer discounts to large customers through contract arrangements. The order also permits incumbent local exchange carriers to offer new access services by filing tariffs without prior approval and dispensing with the requirement that they provide cost supports for their pricing. The FCC also issued a Notice of Proposed Rulemaking that would permit added pricing flexibility for local exchange carriers for additional services conditioned on to be determined competitive criteria and initiates an inquiry into whether competitive local exchange carrier access rates should be regulated. Implementation of the FCC's order could have a material adverse effect on us. As purchasers of access services, we may see increased competition for those services which could lower prices we have to pay for such services.

     Competitive Access Carriers/Competitive Local Exchange Carriers/Other Market Entrants. We also face, and expect to continue to face, competition from other current and potential market entrants, including:

     - long distance carriers seeking to enter, re-enter or expand entry into the local exchange market such as AT&T, MCI Worldcom, and Sprint;

     -  other competitive local exchange carriers;

     -  out-of-region incumbent local exchange carriers;

     -  resellers of local exchange services;

     -  cable television companies;

     -  electric utilities;

     -  microwave carriers;

     -  wireless telephone system operators; and

     -  private networks built by large end-users.

     In addition, a continuing trend toward mergers, acquisitions and strategic alliances in the telecommunications industry could also increase the level of competition we face. Consolidation is also occurring in the incumbent local exchange carrier industry, such as the proposed plans for mergers between SBC and Ameritech, and between Bell Atlantic and GTE. These types of consolidations and alliances could put us at a further competitive disadvantage.

     The Telecom Act imposes certain regulatory requirements on all local exchange carriers, including competitors such as ourselves, while granting the FCC expanded authority to reduce the level of regulation applicable to any or all telecommunications carriers. The manner in which these provisions of the Telecom Act are implemented and enforced could have a material adverse effect on our ability to successfully compete against incumbent local exchange carriers and other telecommunications service providers.

     The changes in the Telecom Act radically altered the market opportunity for traditional competitive local exchange carriers. Because many existing competitive local exchange carriers initially entered the market providing dedicated access in the pre-1996 era, they had to build a fiber infrastructure before offering services. Since 1996, switches were added by most competitive local exchange carriers to take advantage of the opening of the local market. With the Telecom Act requiring unbundling of the incumbent local exchange carrier networks, competitive local exchange carriers are now able to enter the market more rapidly by installing switches and leasing fiber transport capacity until traffic volume justifies building facilities. New competitive local exchange carriers will not have to replicate existing facilities and can be more opportunistic in designing and implementing networks.

     Competition for Provision of Long Distance Services. The long distance telecommunications industry has numerous entities competing for the same customers and a high average churn rate, as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. We believe that business customers have a lower average churn rate. Prices in the long distance market have declined significantly in recent years and are expected to continue to decline.

     Data/Internet Service Providers. The competition for ISP customers in the telecommunications industry is high and we expect that competition will intensify. In addition, alternative competing technologies regarding this service may emerge. Our competitors in this market include other telecommunications companies, including integrated on-line services providers with their own telecommunications networks. Many of these competitors have greater financial, technological, marketing, personnel and other resources than ours.

     Cable Modem Service Providers. Cable modem service providers, such as Excite@Home and its cable partners, are offering or preparing to offer high-speed Internet access over cable networks to consumers and businesses. Where deployed, these networks provide high-speed local access services, in some cases at speeds higher than DSL service.

     Wireless and Satellite Data Service Providers. Several new companies, including Advanced Radio Telecom, Teligent and WinStar Communications, are emerging as wireless data service providers. In addition, other companies, including Motorola Satellite Systems and Hughes Communications, are emerging as satellite-based data service providers. These companies use a variety of new and emerging technologies to provide high-speed data services.

     Competition from International Telecommunications Providers. Under the recent World Trade Organization agreement on basic telecommunications services, the United States and 68 other members of the World Trade Organization committed themselves to opening their respective telecommunications markets to foreign ownership and/or to adopting regulatory measures to protect competitors against anticompetitive behavior by dominant telecommunications companies, effective in some cases as early as January 1998. Although we believe that the World Trade Organization agreement could provide us with significant opportunities to compete in markets that were not previously accessible and to provide more reliable services at lower costs than we could have provided prior to implementation of the World Trade Organization agreement, it could also provide similar opportunities to our competitors. There can be no assurance that the pro-competitive effects of the World Trade Organization agreement will not have a material adverse effect on our business prospects, financial condition and results of operations or that members of the World Trade Organization will implement the terms of the World Trade Organization agreement.

REGULATION

     Our telecommunications and information services business is subject to varying degrees of federal, state and local regulation.

     FEDERAL REGULATION

     Overview. The FCC regulates interstate and international telecommunications services. The FCC imposes extensive regulation on common carriers such as incumbent local exchange carriers that have some degree of market power. The FCC imposes less regulation on common carriers without market power, such as us. The FCC permits nondominant carriers to provide domestic interstate services (including long distance and local access services) without prior authorization; but it requires carriers to receive an authorization to operate facilities, or resell telecommunications services between the United States and international points. We have obtained FCC authorization to provide international services and have filed tariffs for our interstate and international long distance services with the FCC. We are also required periodically to pay federal regulatory fees and to file reports regarding our international traffic and revenues. Failure to comply with these requirements could subject us to fines and penalties. We are in compliance with most of these requirements and have undertaken to achieve full compliance.

     Telecommunications Act of 1996 and Implementing Regulations. We are also a competitive local exchange carrier competing with incumbent local exchange carriers such as the regional Bell operating companies subject to the provisions of the Telecom Act. The Telecom Act is intended to increase competition by permitting any entity, including cable television companies, and utilities, to enter any telecommunications market, subject to reasonable state regulation of safety, quality and consumer protection. Because implementation of the Telecom Act is subject to numerous federal and state policy rulemaking proceedings and judicial review, there is still uncertainty as to what impact it will have on us.

     The Telecom Act opens the local services market by requiring incumbent local exchange carriers to permit interconnection to their networks and establishing incumbent local exchange carriers' obligations with respect to:

     - Reciprocal Compensation. Requires all incumbent local exchange carriers and competitive local exchange carrier to complete calls originated by competing carriers under reciprocal arrangements at prices based on a reasonable approximation of incremental cost or through mutual exchange of traffic without explicit payment.

     - Resale. Requires all incumbent local exchange carriers and competitive local exchange carriers to permit resale of their telecommunications services without unreasonable restrictions or conditions. In addition, incumbent local exchange carriers are required to offer wholesale versions of all retail services to other telecommunications carriers for resale at discounted rates, based on the costs avoided by the incumbent local exchange carrier in the wholesale offering.

     - Interconnection. Requires all incumbent local exchange carriers and competitive local exchange carriers to permit their competitors to interconnect with their facilities. Requires all incumbent local exchange carriers to permit interconnection at any technically feasible point within their networks, on nondiscriminatory terms and at prices based on cost (which may include a reasonable profit). At the option of the carrier seeking interconnection, collocation of the requesting carrier's equipment in an incumbent local exchange carrier's premises must be offered, except where the incumbent local exchange carrier can demonstrate space limitations or other technical impediments to collocation.

     - Unbundled Access. Requires all incumbent local exchange carriers to provide nondiscriminatory access to specified unbundled network elements (including certain network facilities, equipment, features, functions, and capabilities) at any technically feasible point within their networks, on nondiscriminatory terms and at prices based on cost (which may include a reasonable profit).

     - Number Portability. Requires all incumbent local exchange carriers and competitive local exchange carriers to permit, to the extent technically feasible, users of telecommunications services to retain existing telephone numbers without impairment of quality, reliability or convenience when switching from one telecommunications carrier to another.

     - Dialing Parity. Requires all incumbent local exchange carriers and competitive local exchange carriers to provide "l+" equal access to competing providers of telephone exchange service and toll service, and to provide nondiscriminatory access to telephone numbers, operator services, directory assistance, and directory listing, with no unreasonable dialing delays.

     Access to Rights-of-Way. Requires all incumbent local exchange carriers and competitive local exchange carriers to permit competing carriers access to poles, ducts, conduits and rights-of-way at regulated prices.

     Incumbent local exchange carriers are required to negotiate in good faith with carriers requesting any or all of the above arrangements. If the negotiating carriers cannot reach agreement within a prescribed time, either carrier may request binding arbitration of the disputed issues by the state regulatory commission. We recently executed an interconnection agreement with Bell Atlantic.

     The FCC established the rules implementing the above requirements and provided guidelines for review of interconnection agreements by state public utility commissions in its August 1996 Interconnection Decision. The specific terms and scope of the interconnection rules has been shaped by subsequent litigation in the federal courts, including the Supreme Court. The FCC recently released an order largely retaining its list of unbundled network elements but eliminating the requirement that incumbent local exchange carriers provide unbundled access to local switching for customers with four or more lines in the densest portion of the top 50 Metropolitan Statistical Areas, operator services and directory assistance.

     These federal court decisions continue to cause uncertainty about the rules governing the pricing, terms and conditions of interconnection agreements. Although state public utilities commissions have continued to conduct arbitrations, and to implement and enforce interconnection agreements during the pendency of the United States Court of Appeals for the Eighth Circuit proceedings, the Supreme Court's recent ruling and further proceedings on remand may affect the scope of state commissions' authority to conduct such proceedings or to implement or enforce interconnection agreements. Given the general uncertainty surrounding the effect of these decisions, we may not be able to continue to obtain or enforce interconnection terms that are acceptable to us or that are consistent with our business plans.

     Regional Bell Operating Companies' Authority to Offer In-Region Long Distance Service. The Telecom Act permits a regional Bell operating company to enter the long distance market in its traditional service area if it satisfies several procedural and substantive requirements, including obtaining FCC approval upon a showing that 1) the regional Bell operating company has entered into interconnection agreements, 2) under some circumstances, the regional Bell operating company has offered to enter into such agreements in those states in which it seeks long distance relief, 3) the interconnection agreements satisfy a 14-point checklist of competitive requirements, and 4) the FCC is satisfied that the regional Bell operating company's entry into long distance markets is in the public interest. The Telecom Act permitted the regional Bell operating company to enter the out-of-region long distance market immediately upon its enactment. Recently, the FCC approved Bell Atlantic's petition to offer long distance in New York. The FCC's decision has been appealed to the United States Court of Appeals for the District of Columbia Circuit, or the D.C. Circuit, which, on January 27, 2000, declined to stay the FCC's decision pending appeal. Bell Atlantic therefore has begun to provide long distance service in New York, one of our target markets for providing services including long distance services. Bell Atlantic is also in the process of applying for, and may obtain, authority to offer in-region long distance services in other states within our target geographic region.

     Tariffs. The FCC has attempted to eliminate, in an October 1996 order, the requirement that non-dominant carriers such as us maintain tariffs on file with the FCC for domestic interstate services. The order does not apply to regional Bell operating companies, such as Bell Atlantic, or other local exchange providers. That order has been stayed by the D.C. Circuit pending its review of the order on the merits.

     If the stay is lifted and the FCC order becomes effective, telecommunications carriers such as us will no longer be able to rely on the filing of tariffs with the FCC as a means of providing notice to customers of prices, terms and conditions on which they offer their interstate services.

     Access Charges. Our cost of providing long distance services, as well as our revenues from providing local services, are affected by changes in the access charge rates imposed by incumbent local exchange carriers on long distance carriers for origination and termination of calls over local facilities. The FCC has made major changes in the interstate access charge structure, including recent changes granting price cap local exchange carriers additional pricing flexibility. If this increased pricing flexibility is not effectively monitored by federal regulators, it could have a material adverse effect on our ability to price our interstate access services competitively. A recent FCC order also initiated a rulemaking to determine whether the FCC should regulate the access charges of competitive local exchange carriers.

     Reciprocal Compensation for ISP Traffic. Several FCC and state public utility commission rulings may affect our ability to recover reciprocal compensation for ISP traffic. Beginning in June 1997, regional Bell operating companies such as Bell Atlantic advised competitive local exchange carrier that they did not consider calls in the same local calling area from their customers to competitive local exchange carriers customers, who are ISPs, to be local calls under the interconnection agreements between the regional Bell operating companies and the competitive local exchange carriers. The regional Bell operating companies claim that these calls are exchange access calls for which exchange access charges would be owed. The regional Bell operating companies claimed, however, that the FCC exempted these calls from access charges so that no compensation is owed to the competitive local exchange carrier for transporting and terminating such calls. As a result, the regional Bell operating companies threatened to withhold, and in many cases did withhold, reciprocal compensation for the transport and termination of such calls.

     On February 25, 1999, the FCC adopted a Declaratory Ruling on reciprocal compensation for local exchange traffic to ISPs. The FCC determined that traffic to Internet service providers is largely interstate, which would relieve the carrier originating such traffic of the obligation to pay reciprocal compensation. On appeal the D.C. Circuit recently vacated the FCC's decision and required the FCC to provide better support for its determination. Separately, the FCC has initiated a proceeding to determine an alternative compensation scheme for Internet traffic. We currently do not receive reciprocal compensation for ISP traffic under our interconnection agreement with Bell Atlantic in New Jersey, and we may never be able to obtain such compensation in New Jersey or any other state.

     Regulation of Internet Services. The FCC has to date treated ISPs as enhanced service providers, exempt from federal and state regulations governing common carriers, including the obligation to pay access charges and contribute to the universal service fund. Nevertheless, regulations governing disclosure of confidential communications, copyright excise tax, and other requirements may apply to our provision of Internet access services. We cannot predict the likelihood that state, federal or foreign governments will impose additional regulation on our Internet business, nor can we predict the impact that future regulation will have on our operations.

     Universal Service. The FCC has established a significantly expanded federal universal service subsidy regime. In a May 1997 order, the FCC established new universal service funds to support telecommunications and information services provided to qualifying schools and libraries and to rural health care providers. The FCC also expanded the federal subsidies for local exchange telephone services provided to low-income consumers. Providers of interstate telecommunications service, such as us, as well as certain other entities, must pay for these programs. Our contribution to these universal service funds is based on our telecommunications service end-user revenues. Currently, the FCC assesses such payments on the basis of a provider's revenue for the previous year. We are currently unable to quantify the amount of future subsidy payments that we will be required to make and the effect that these required payments will have on our financial condition because of uncertainties concerning the size of the universal fund and uncertainties concerning the classification of ours services. The FCC has also announced that it will revise its rules for subsidizing service provided to consumers in high cost areas, which may result in further substantial increases in the overall cost of the subsidy program. The FCC's universal service program may also be altered as a result of the agency's reconsideration of its policies, or by future Congressional action.

     Collocation. In March 1999, the FCC adopted rules designed to make it easier and less expensive for competitive local exchange carrier such as us to collocate our equipment at the central offices of incumbent local exchange carriers such as Bell Atlantic. The rules, among other things, restricted the incumbent local exchange carrier's ability to prevent certain types of equipment from being collocated and required incumbent local exchange carriers to offer alternative collocation arrangements which will be less costly. The D.C. Circuit recently overturned portions of those rules, holding that they allow competitive local exchange carriers too much leeway to collocate multifunctional equipment, connect with other competitive local exchange carriers, and decide, over incumbent local exchange carrier objections, where to place equipment in incumbent local exchange carrier premises. The Court directed the FCC to redefine the terms that the court considered over broad in further proceedings.

     Digital Wiretapping. The Communications Assistance to Law Enforcement Act, or CALEA, enacted in 1994, requires telecommunications carriers to make available certain telecommunications capabilities to United States law enforcement officials to permit those authorities to continue to intercept communications involving advanced technologies such as digital and wireless transmission communications. As a telecommunications carrier, we are obligated to ensure that our equipment, facilities, and services will meet capability and capacity requirements in order to enable law enforcement agencies to intercept wireline and wireless transmission communications transmitted over our network. Courts may impose fines of up to $10,000 per day on telecommunications carriers that fail to meet the required capability functions, as determined by industry standards. We are also required to meet a CALEA capacity requirement mandating that, by March 12, 2001, carriers enable a specific number of simultaneous interceptions determined on a geographic basis. We cannot predict the nature and extent of the impact that the CALEA requirements will have on us in general.

     Regulation That Particularly Affects DSL Services. To provide DSL services we will lease necessary network elements from incumbent local exchange carriers such as Bell Atlantic or resell the DSL services that they offer to their retail customers. The FCC has adopted and is considering several regulations that particularly affect the rates, terms and conditions upon which we can obtain these elements and services and our ability to compete in the DSL market.

     - Advanced Services Orders. In August 1998, the FCC adopted requirements for incumbent local exchange carriers such as Bell Atlantic to offer to competitive local exchange carriers such as us the necessary unbundled network elements to provide advanced data transmission services. The FCC concluded that DSL services are telecommunications services and, therefore, incumbent local exchange carriers are required (a) to allow interconnection of their facilities and equipment used to provide data transport functionality, such as unbundled local telecommunications lines, and (b) to offer for resale DSL services. This decision has been the subject of appeals and further litigation.

        In a separate context, the FCC recently reaffirmed its conclusion that incumbent local exchange carriers must offer their retail DSL services at a discount to competitive local exchange carriers for resale. The FCC clarified, however, that DSL services provided to ISPs would not be subject to resale at a discount. Accordingly, incumbent local exchange carriers may enter into volume and term discounts for the provisioning of DSL services for ISPs without having to make such arrangements available to other requesting competitive local exchange carriers at discounted rates. The FCC has thus allowed Bell Atlantic to sell its DSL services at a discounted price to ISPs who commit to buying Bell Atlantic's DSL service in bulk over a multi-year period for resale to consumers. This FCC decision could adversely affect us if it gives ISPs, particularly large ISPs such as America Online, an economic incentive to use Bell Atlantic to meet all of their DSL needs in order to qualify for the bulk discount pricing that Bell Atlantic now offers

     - Line Sharing. The FCC recently ruled that incumbent local exchange carriers are required to provide line sharing, which will allow competitive local exchange carriers such as us to offer data services over the same copper line the consumer uses for voice services without the competitive local exchange carrier being required to offer the voice services. The FCC's December 1999 ruling provides for state PUCs to establish the prices that incumbent local exchange carriers may charge to competitive local exchange carrier for such services. While the rates for line sharing have not yet been determined, the FCC's order is expected to result in lower costs for competitive local exchange carrier to obtain copper telephone lines to provide some types of DSL services. The FCC's order has been appealed to the D.C. Circuit. Even if the FCC's order is upheld, further arbitration proceedings at the state level may be required to enforce the FCC requirements. The line sharing requirements are also subject to technical restrictions to prevent disruptions in any services that the incumbent local exchange carrier may provide on the same line. It is uncertain whether we will be able to benefit from the FCC's line sharing decision.

     - Separate DSL Affiliate Requirements. In various proceedings, the FCC has considered whether incumbent local exchange carriers such as Bell Atlantic may or should provide advanced data services through a separate affiliate. In the proceeding in which the FCC recently granted Bell Atlantic authority to provide long distance services in New York, Bell Atlantic agreed to provide DSL services in New York through a separate affiliate. At present it is not clear how Bell Atlantic's use of a separate affiliate to provide DSL services will ultimately affect competing DSL providers such as us. On the one hand, the establishment of a separate DSL affiliate could benefit Bell Atlantic by allowing it to offer advanced services to the public on a largely unregulated basis. On the other hand, the establishment of a separate DSL affiliate could benefit competitors like us by enabling us to obtain interconnection, unbundled network elements and other wholesale services under the same rates, terms and conditions as those offered by Bell Atlantic to its affiliate. We cannot determine the affect of separate DSL affiliate requirements until those requirements have been further implemented and enforced.

     Cellular Service. The package of telecommunications services that we provide includes cellular services of Bell Atlantic Mobile, or BAM, that we resell to our customers. Under Section 20.12 of the FCC's rules, BAM must permit unrestricted resale of its cellular services. The resale requirement under
Section 20.12 of the FCC's rules expires in November of 2002.

     Our resale of cellular service is generally unregulated, except for fees and assessments such as universal service fund contributions. Our underlying provider, BAM, must be licensed by the FCC to provide cellular services. If BAM fails to comply with FCC regulations, then the FCC could take enforcement action such as revoking or declining to renew a BAM license. BAM could also terminate its cellular service at any time because of insolvency or other reasons beyond our control. If we were unable to resell BAM's cellular services for any reason, we may be unable to obtain replacement services on acceptable terms or at all. Any change in the underlying cellular service provider could require changes in customer equipment at significant expense and inconvenience to our customers.

     Slamming. A user may change service providers at any time, but the FCC regulates the process. Specific client-instituted procedures must be followed, and when they are not, particularly if the change is unauthorized or fraudulent, the process is known as slamming. The FCC recently decided to apply its slamming rules, which originally covered only long distance, to local service. The FCC has levied significant fines for certain slamming cases. The risk of financial damage and harm to business reputation from slamming offenses can be significant. Several complaints alleging slamming have been filed at the FCC over the past five years, but none has resulted in adverse FCC action.

     STATE REGULATION

     The states' regulation of competitive local exchange carrier varies in intensity. The majority of states require that companies seeking to provide local exchange and other intrastate services apply for and obtain the requisite authorization from the state public utility commission. The resale of services provided by other carriers is sometimes exempt from such requirements. The authorization process generally requires the carrier to demonstrate that it has sufficient financial, technical and managerial capability and that granting the authorization will serve the public interest. We currently provide resold competitive local exchange services and intrastate long distance services in New Jersey and Massachusetts, which do not require specific authorization by the state public utility commission for these services. In New York, North Carolina and Pennsylvania, we provide resold intrastate long distances services under authorizations issued by the state public utility commissions as required in those states. We intend to file in the near future applications for authority in additional states or to expand the authority we have already obtained in the above states. There can be no assurance that such state authorizations will be granted on a timely basis, or at all.

     In the states in which we operate, we are, and will continue to be, subject to regulatory directives. Most states require that competitive local exchange carriers charge just and reasonable rates and not discriminate among similarly situated customers. Other state requirements include the filing of periodic reports, the payment of various regulatory fees and surcharges, and compliance with service standards and consumer protection rules. In most states, intrastate tariffs are required for various intrastate services, although non-dominant carriers like us are not typically subject to price or rate of return regulation for tariffed intrastate services.

     Many states require prior approvals or notifications for certain transfers of assets, customers, or ownership, including reorganizations, of certificated carriers, and for the issuance of stock, debt and related transactions. Our holding company structure will reduce the impact of many of these requirements. We have not received approval for our reorganization into a holding company structure. We are filing the necessary papers at the relevant public utility commissions seeking approval, retroactively as necessary, of the reorganization and arguing that approval of the transaction is in the public interest. Although we believe that our applications will be approved in due course, it is possible that the state commissions will deny the applications and/or impose fines, license conditions, commence revocation proceedings or otherwise exercise their authority to address violations of statutes and regulations.

     State public utility commissions have a substantial role in setting rates for unbundled elements and wholesale services that we need to purchase from incumbent local exchange carriers to provide service to our customers. The results of state rate-setting proceedings have determined, and will continue to determine, the price we pay for, and whether it is economically attractive for us to use, these network elements and services. State public utility commissions also have broad authority to review and approve, reject, or set the terms of our interconnection agreements with incumbent local exchange carriers.

     LOCAL REGULATION

     We may be required to obtain various permits and authorizations from cities or counties in which we operate our own facilities. The extent to which such actions by local governments pose barriers to entry for competitive telecommunications companies that may be preempted by the FCC is the subject of litigation. Although our network consists primarily of unbundled network elements leased from Bell Atlantic, in certain instances we may deploy our own facilities and therefore may need to obtain certain municipal permits or other authorizations. The actions of local governments in imposing conditions on the grant of permits or other authorizations or their failure to act in granting such permits or other authorizations could have a material adverse effect on our business prospects, operating results and financial condition.

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

FACILITIES

     We are headquartered in Belleville, New Jersey and lease, pursuant to oral and written lease agreements, offices and space in a number of locations primarily for sales and marketing offices and network equipment deployment. As of November 30, 1999, we leased offices and space at three locations. The table below lists our material facilities:

                                                                 APPROXIMATE
LOCATION                    USE              LEASE EXPIRATION   SQUARE FOOTAGE
--------                    ---              ----------------   --------------
Belleville, NJ   corporate headquarters and   December 2028         12,120
                   switching facility
Monroeville, PA  sales and marketing office    April 2000            2,573
Rutherford, NJ   equipment deployment        Month-to-month            294

     We expect to lease additional office space in New Jersey in the next six months to accommodate the growth of our administrative staff and sales and marketing personnel. After obtaining such new leased facilities, we believe that our leased facilities will be adequate to meet our current needs in the markets in which we have begun to offer services, and that additional facilities are available to meet our development and expansion needs in existing and projected target markets for the foreseeable future.

EMPLOYEES

     As of March 15, 2000, we had a total of 78 full-time employees consisting of 20 in customer support/provisioning, 16 in sales and marketing, 13 in finance and MIS, 11 in management and administration, 9 in Operations, 5 in network engineering, and 4 in switching. None of our employees are covered by a collective bargaining agreement. We believe that our relations with our employees are good.

LEGAL PROCEEDINGS

     We are not currently subject to any material legal proceedings. However, we may from time to time become a party to various legal proceedings arising in the ordinary course of our business.

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

                                   MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

     Our executive officers, key employees and directors are as follows:

NAME                                AGE                          POSITION(S)
----                                ---                          -----------
EXECUTIVE OFFICERS:
Louis A. Lombardi, Sr. ...........  61    President and Chief Executive Officer and Chairman of the
                                          Board
Louis A. Lombardi, Jr. ...........  37    Chief Operating Officer and Director
Jay M. Brzezanski.................  53    Chief Financial Officer and Secretary
Michael Lombardi..................  35    Vice President of Finance, Treasurer and Director
Daniel L. Hradesky................  59    Vice President of Business Development and Strategic
                                          Planning and Director
Keith T. Fallon...................  37    Vice President of Sales

KEY EMPLOYEES:
Dawn B. Androsky..................  39    Vice President of Marketing
Karen McDine......................  48    Vice President of Network Engineering
Richard A. Snyder.................  53    Vice President of Technology

NON-EMPLOYEE DIRECTORS:
Ronald O. Brown, Ph.D.(1)(2)......  58    Director
Myron Feldman(1)(2)...............  76    Director
John H. Trzaka(1)(2)..............  67    Director

---------------
(1) Member of Compensation Committee.

(2) Member of Audit Committee.

     Louis A. Lombardi, Sr. is the father of Louis A. Lombardi, Jr. and Michael Lombardi.

     The executive officers and key employees listed above have held their respective positions with Cooperative Holdings, Inc. since inception with the exception of Mr. Hradesky who has been a director since April 6, 2000. Prior to that, with the exception of Mr. Hradesky, such persons held similar positions with Cooperative Communications, Inc. The present principal occupations and recent employment history of each of our executive officers, key employees and directors listed above are set forth below.

     All directors hold office until the next annual meeting of stockholders or until their successors have been elected and qualified. All executive officers are elected annually by the board of directors and serve at the discretion of the board of directors and until their successors are elected and qualified.

     Louis A. Lombardi, Sr. founded Cooperative and all related entities and has served as our President and Chief Executive Officer and as a director since our inception. Mr. Lombardi has more than twenty years of experience in the telecommunications industry. From 1965 to 1980, Mr. Lombardi was President of Eastern Computer Systems, Inc., a computer billing and services company primarily serving the telecommunications industry.

     Louis A. Lombardi, Jr., joined Cooperative in 1990 and has served in various executive capacities, most recently as Chief Operating Officer. In this capacity, he directs the day-to-day operations including sales and marketing, customer services, operations and engineering, administration and management information systems. Mr. Lombardi was elected to our board of directors in December 1999. From 1981 to 1991, he served in various capacities with Eastern Computer Services, Inc. His most recent position was as Operations Manager, in which capacity he was primarily responsible for the day-to-day operations of the business.

     Jay M. Brzezanski has served as our Chief Financial Officer since January 2000. Mr. Brzezanski has over twenty-eight years of experience in senior financial positions, including experience with telecommunications and computer conversions. Mr. Brzezanski was employed as the Senior Vice President -- Finance and Chief Information Officer of Sleepy's Inc. and affiliates from 1997 to 2000 and as the Senior Vice President and Chief Financial Officer of Rockaway Bedding, Inc. and affiliates from 1994 to 1997. Mr. Brzezanski is a Certified Management Accountant and a Certified Internal Auditor. Mr. Brzezanski is a Colonel in the United States Army Reserves.

     Michael Lombardi has served as our Vice President of Finance and Treasurer since 1994 and was and continues to be, together with the Chief Financial Officer, responsible for accounting and finance functions. Mr. Lombardi was elected to our board of directors in December 1999. Before joining us, Mr. Lombardi was the Vice President and Controller of Atlantic Express, Inc. Mr. Lombardi held such positions from 1989 to 1994 and his responsibilities included monitoring cash flow, acting as the liaison with external auditors and banks and developing and implementing financial policies and procedural manuals.

     Daniel L. Hradesky has served as our Vice President of Business Development and Strategic Planning since 1998. Mr. Hradesky was elected to our board of directors in April 2000. Between 1969 and 1998, Mr. Hradesky held various positions with Westinghouse Communications, now owned by RSL Communications (Westinghouse), including Director -- Sales, Director -- Network Services and Manager -- Network Operations. During his tenure with Westinghouse, he was named a "Top 100 Manager." Most recently, Mr. Hradesky was responsible for providing support, maintenance and proposal development services to major customers as well as supervising product development and field sales.

     Keith T. Fallon has served as our Vice President of Sales since 1993. Prior to joining us, Mr. Fallon was employed by MCI Telecommunications from 1985 to 1993 where, immediately prior to his departure, he served as National Account Manager -- Carrier Services. In that capacity, Mr. Fallon was responsible for sales to interexchange carriers, competitive local exchange carriers and independent telephone companies.

     Dawn B. Androsky has served as our Vice President of Marketing since 1998. As Vice President of Marketing, Ms. Androsky is responsible for all of our marketing efforts, including development and maintenance of our website and sales intranet, product launches and private label programs. Ms. Androsky has over sixteen years of supervisory experience in all facets of the telecommunications industry. From 1994 to 1998, Ms. Androsky served as both the Director -- Marketing and Director -- Sales Engineering for Westinghouse. Prior to her employment with Westinghouse, Ms. Androsky served as the Manager, Access Services with Sprint. Ms. Androsky is also a Major in the United States Air Force Reserves, having served in the United States Air Force on active duty from 1983 to 1988.

     Karen McDine has served as our Vice President of Network Engineering since 1995. In that capacity, Ms. McDine is responsible for the design and engineering of our network for local, long distance and international services. From 1970 to 1995, Ms. McDine held various network design and sales engineering positions with Westinghouse. From 1994 to 1995, she was Director -- Sales Engineering and from 1990 to 1994, she was Manager -- Network Design.

     Richard A. Snyder has served as our Vice President of Technology since 1998. Prior to joining us, Mr. Snyder was employed with Westinghouse for over twenty-five years where he held several senior level project management and customer service positions, most recently as Director -- Customer Service.

     Ronald O. Brown, Ph.D. was elected to our board of directors in February 2000. Dr. Brown is currently the President and a director of Ronald O. Brown Consulting, Inc., an independent information technology and enterprise network management consulting firm, founded by Dr. Brown in 1996. In that capacity, Dr. Brown provides consulting services to corporations, governments, vendors and carriers on all aspects of data, voice, multimedia, and image telecommunications, strategic planning, systems engineering and design, market development, operations and management, and information systems management and implementation. Dr. Brown is also an occasional lecturer at Ball State University where he teaches a telecommunications class. Formerly, Dr. Brown was the National Director of Telecommunications and

Office Information Systems Consulting for Coopers & Lybrand. Dr. Brown is a Registered Professional Engineer and a member of the board of directors of the Maine Telecommunications Users Group.

     Myron Feldman was elected to our board of directors in February 2000. Mr. Feldman currently serves as the Vice Chairman of the board of directors of Allied Beverage Group, a position he has held since 1996. Prior to joining Allied Beverage Group, Mr. Feldman held various positions during a 50 year career with F&A Distributing Company, a New Jersey based wine and spirits distributor, culminating with the position of President and Chief Executive Officer.

     John H. Trzaka was elected to our board of directors in February 2000. Mr. Trzaka is a retired financial management executive. From 1986 until his retirement in 1993, Mr. Trzaka served as the Director -- Financial Division of the New Jersey Casino Control Commission. In that capacity, Mr. Trzaka was responsible for the operation and management of the financial valuation, auditing and collection units. From 1966 to 1985, Mr. Trzaka served in various positions with McGraw Hill, Inc., including Vice President -- Finance and Administration for its broadcasting company. Mr. Trzaka is a Certified Public Accountant who has participated as a task force member for the Financial Accounting Standards Board.

CLASSES OF THE BOARD

     We currently have seven directors. Following the closing of this offering, our board of directors will be divided into three classes of directors, with each class serving staggered three-year terms. Class A, initially comprised of Ronald O. Brown, Ph.D., Michael Lombardi and Daniel L. Hradesky will serve until our annual meeting of stockholders in 2000. Class B, initially comprised of Louis A. Lombardi, Jr. and Myron Feldman will serve until our annual meeting of stockholders in 2001. Class C, initially comprised of Louis A. Lombardi, Sr. and John H. Trzaka will serve until our annual meeting of stockholders in 2002.

     Our Bylaws permit the board of directors to increase or decrease the size of the board. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of Cooperative.

COMPENSATION COMMITTEE

     Our board of directors has a compensation committee, which approves salaries and incentive compensation for our executive officers and administers our stock plan. The compensation committee currently consists of Ronald O. Brown, Ph.D., Myron Feldman and John H. Trzaka.

AUDIT COMMITTEE

     Our board of directors has an audit committee, which reviews the results and scope of the audit and other services provided by our independent accountants. The audit committee currently consists of Ronald O. Brown, Ph.D., Myron Feldman and John H. Trzaka.

DIRECTOR COMPENSATION

     Directors who are employed by us, including Louis A. Lombardi, Sr., Louis
A. Lombardi, Jr., Michael Lombardi and Daniel L. Hradesky, are not currently entitled to receive any compensation for serving on our board of directors. Our outside directors, Ronald O. Brown, Ph.D., Myron Feldman and John H. Trzaka receive $500 per meeting as compensation for serving on our board of directors. In addition, each outside director shall receive, upon the consummation of the offering, options to purchase 20,000 shares of our common stock at exercise prices equal to the initial public offering price. The stock options will vest over a three-year period with one-third vesting at the end of each year. We pay for the reasonable out-of-pocket expenses incurred by each director in connection with attending board and committee meetings.

EXECUTIVE COMPENSATION

     The following table summarizes the compensation we paid to our named executive officers, consisting of our chief executive officer and four most highly compensated executive officers for the fiscal year ended May 31, 1999. None of the perquisites and other benefits paid to each named executive officer exceeded the lesser of $50,000 or 10% of the total annual salary and bonus received by that officer.

                     FISCAL 1999 SUMMARY COMPENSATION TABLE

                                                           ANNUAL COMPENSATION
                                                         ------------------------
                                                                      ALL OTHER
NAME AND PRINCIPAL                                                      ANNUAL        ALL OTHER
POSITION(S)                                               SALARY     COMPENSATION    COMPENSATION
------------------                                       --------    ------------    ------------
Louis A. Lombardi, Sr.
  President and Chief Executive Officer................  $118,800      $125,430(1)(2)   $128,700(5)
Louis A. Lombardi, Jr.
  Chief Operating Officer..............................  $132,712      $ 30,560(1)(2)   $ 13,600(5)
Michael Lombardi
  Executive Vice President and Treasurer...............  $109,038      $ 11,325(3)           --
Keith T. Fallon
  Vice President of Sales..............................  $ 93,769      $ 76,077(4)           --

---------------
(1) Represents automobile allowance.

(2) Represents amounts paid as commissions on certain sales and distributions to members of Eastern Computer Services, L.L.C., including payments to fund tax liabilities.

(3) Represents an automobile allowance and amounts paid as commissions on certain sales.

(4) Includes an automobile allowance and amounts paid as commissions on sales.

(5) Represents amounts paid to members of Eastern Computer Services, L.L.C. in excess of payments to fund tax liabilities.

OPTION GRANTS IN LAST FISCAL YEAR

     No options were granted to or exercised by the Named Executive Officers during the fiscal year ended May 31, 1999. There were no options exercised during the fiscal year ended May 31, 1999. Upon the consummation of this offering, there will be 1,029,047 options outstanding under the 2000 Stock Plan, 100,000 of which will be issued to Louis A. Lombardi, Jr., 100,000 of which will be issued to Michael Lombardi and 50,000 of which will be issued to Keith T. Fallon, each at an exercise price equal to the initial public offering price. Mr. Fallon also holds a non-plan option to purchase 30,000 shares of common stock which was issued in fiscal 1997 at an exercise price of $0.01 per share.

2000 STOCK PLAN

     The 2000 Stock Plan was adopted by the board of directors on February 11, 2000 and approved by our stockholders on March 21, 2000. The 2000 Stock Plan was effective as of March 21, 2000 and shall remain in effect until terminated by the board of directors. The total number of shares of Common Stock with respect to which options may be granted under the Plan shall not exceed 15% of the shares of Common Stock outstanding at any time during the term of the Plan, calculated on a fully diluted basis, provided that no more than 3,540,000 shares shall be cumulatively available for the grant of Incentive Stock Options under the Plan. Those eligible to receive stock option grants under the 2000 Stock Plan include employees, non-employee directors and consultants. The 2000 Stock Plan is administered by the compensation committee of our board of directors.

     Subject to the provisions of the 2000 Stock Plan, the administrator of the 2000 Stock Plan has the discretion to determine the optionees and/or grantees, the type of options to be granted, the vesting provisions, the terms of the grants and other related provisions as are consistent with the 2000 Stock Plan. The exercise price of an incentive stock option may not be less than the fair market value per share of the common stock on the date of grant or, in the case of an optionee who beneficially owns 10% or more of the voting power of all classes of our capital stock, not less than 110% of the fair market value per share on the date of grant. The exercise price of a non-qualified stock option may not be less than 85% of the fair market value per share of the common stock on the date of grant. Fair market value is determined by the board of directors in good faith. We anticipate that following consummation of this offering, fair market value shall be determined in accordance with the closing sale price of our common stock as quoted on the Nasdaq National Market. In addition, the 2000 Stock Plan allows for the grant of stock purchase rights.

     Incentive stock options terminate not more than ten years from the date of grant, subject to earlier termination upon or after a fixed period following the optionee's death, disability or termination of employment with us. The term of any options granted to a holder of more than 10% of the capital stock may be no longer than five years. Options granted under the 2000 Stock Plan to our employees will vest in the manner determined by the board of directors. Options are not assignable or otherwise transferable except by will or as per the laws of descent and distribution. In the event of a merger or consolidation of us with or into another corporation or the sale of all or substantially all our assets in which the successor corporation does not assume outstanding options or issue equivalent options, our board of directors is required to provide accelerated vesting of outstanding options.

NON-PLAN OPTIONS ISSUED TO EMPLOYEES

     In June 1996, Cooperative issued to Keith T. Fallon a non-plan option to purchase 30,000 shares of our common stock at an exercise price of $0.01. In March 2000, this option was exchanged for an identical option in Cooperative Holdings, Inc. in connection with our reorganization. The option is fully vested and may be exercised until the expiration of two years after Mr. Fallon's termination of employment.

QUALIFIED 401(k) AND PROFIT SHARING PLAN

     We maintain a tax-qualified 401(k) plan. Employees who are 18 years of age may elect to participate in the plan after completing six months of service with us. We match 33% of employee contributions up to 6% of compensation deferred. Our matching contributions vest at a rate 20% per year starting with the employee's first year of service. Although we have not historically done so, we may also make discretionary profit-sharing contributions to all employees who satisfy plan participation requirements.

EMPLOYMENT AGREEMENTS, NON-COMPETITION, NON-DISCLOSURE AND INVENTION ASSIGNMENT AGREEMENTS

     Louis A. Lombardi, Sr. is a party to an agreement with us effective March 20, 2000 under which he serves as our President and Chief Executive Officer at an initial annual base salary of $225,000, subject to annual adjustment. Louis
A. Lombardi, Jr. is a party to an agreement with us effective March 20, 2000 under which he serves as our Chief Operating Office at an initial annual base salary of $165,000, subject to annual adjustment. The Compensation Committee may award either or both of these individuals additional bonus payments or incentive compensation in its discretion. The initial term of each such agreement is for three years and is automatically extended for successive one-year periods unless terminated by either party upon written notice four months before the employment would otherwise end. Each of the employment agreements may be terminated earlier by us or the respective executive under certain conditions.

     If the employment period is terminated by us without cause, by the executive for good reason (as defined in the respective employment agreements), because the executive is not reelected to office, or as a result of the executive's death or disability, then the executive and/or his estate or beneficiaries will be entitled to receive benefits under our employee benefit programs as in effect on the date of such termination to the extent permitted under such programs. In addition, the beneficiary will be entitled to receive an amount equal to that executive's base salary for a period of time ending on the later to occur of (i) the date which is twelve months after the date of termination, or (ii) the date the employment agreement would have otherwise expired.

     In addition to the amounts payable pursuant to the preceding sentence, if, during the six month period immediately preceding or following a change of control (as defined in the respective employment agreement), Mr. Lombardi, Sr. or Mr. Lombardi, Jr. is terminated other than for cause by us, upon death, disability or without cause by Mr. Lombardi, Sr. or Mr. Lombardi, Jr., then the terminated party shall receive a lump sum payment equal to his annual salary as in effect immediately prior to his termination.

     If we terminate the employment period for cause or if the executive resigns without good reason, then the executive will be entitled to receive his base salary through the date of termination and we will have no further liability whatsoever to the executive.

     In addition, each of Mr. Lombardi, Sr. and Mr. Lombardi, Jr. also is the beneficiary of a term life insurance policy in his respective name, in the face amount of $50,000 and $10,000, respectively, for which we pay the premiums. Each employment agreement also contains certain non-competition, non-solicitation and confidentiality provisions.

     In addition to the foregoing agreements, we have executed agreements with each of our employees, whereby each employee agrees to maintain the confidentiality of our information and to assign inventions to us.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the year ended May 31, 1999, the compensation of our executive officers was determined by the board of directors. The compensation committee was established by the board of directors in February 2000. The compensation committee consists of Ronald O. Brown, Ph.D., Myron Feldman and John H. Trzaka. There are no compensation committee interlocks.

KEY PERSON INSURANCE

     We intend to obtain, prior to the consummation of this offering, key man life insurance policies on the lives of Louis A. Lombardi, Sr. and Louis A. Lombardi, Jr. The face amount of each such policy is intended to be $1,000,000. We do not intend to maintain key person life insurance on any of our other executive officers or key personnel.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

     - any breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemption; or

     - any transaction from which the director derived an improper personal benefit.

     This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or recession.

     Our Bylaws provide that we shall indemnify our directors and executive officers, employees and our agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether the Bylaws would permit indemnification. We intend to obtain, prior to the consummation of this offering, director and officer liability insurance that covers matters, including matters arising under the Securities Act.

     We have entered into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our Bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for judgments, fines, settlement amounts and expenses, including attorneys' fees, incurred by any of these persons in any action or proceeding, including any action by or in the right of Cooperative, arising out of that person's services as a director, executive officer, employee, agent, contractor, of ours, any subsidiary of ours or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

     There is no pending litigation or proceeding involving any director, officer, employee or agent of Cooperative where indemnification will be required or permitted. We are not aware of any pending or threatened litigation or proceeding that might result in a claim for such indemnification.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In November 1998, we loaned $1,000,000 to Louis A. Lombardi, Sr. and Patrick C. Lombardi evidenced by a promissory note. The note is a 20 year note with interest at a rate of 9.5% per year. The promissory note is secured by our facility in Belleville, New Jersey, which is owned by Louis A. Lombardi, Sr. and the estate of Patrick C. Lombardi.

     In December 1998, we entered into a 20 year net lease agreement with Louis
A. Lombardi, Sr. and the estate of Patrick C. Lombardi for the Belleville, New Jersey facility. The lease agreement requires monthly payments of approximately $17,000 per month. The terms of the lease require us to pay for essentially all costs of operating and maintaining the Belleville facility, including taxes, utilities, insurance and maintenance. The lease also provides for increased rental payments due to increases in the Consumer Price Index for Northern New Jersey.

     We sublease a portion of the Belleville facility to Cooperative Industries, L.L.C. and Eastern Computer Systems, Inc. each of which are owned by Louis A. Lombardi, Sr. and the estate of Patrick C. Lombardi pursuant to a five year lease expiring in fiscal 2004. The entities are engaged in business operations different from those in which we engage. The lease arrangements provide for rental payments in the amount of $1,000 per month.

     In connection with the lease on the Belleville facility, we and Louis A. Lombardi, Sr. and the estate of Patrick C. Lombardi entered into an Offset Agreement which provides for a legal right of full and complete offset of the lease obligation in the event that Louis A. Lombardi, Sr. and the estate of Patrick C. Lombardi fail to make payment when due under the $1,000,000 promissory note.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth as of February 29, 2000 and as adjusted to give effect to the sale of common stock offered hereby, certain information regarding beneficial ownership of our common stock by:

     - each person we expect to be the beneficial owner of more than 5% of the outstanding shares of common stock;

     -  each director and any named executive officer;

     -  and all directors and named executive officers as a group; and

     -  each selling stockholder.

     The address for each officer is c/o Cooperative Holdings, Inc., 412-420 Washington Avenue, Belleville, New Jersey 07109.

                                                                                     PERCENTAGE(2)
                                                  SHARES TO BE SOLD       -----------------------------------
NAME                               NUMBER(1)    BY SELLING STOCKHOLDER    PRIOR TO OFFERING    AFTER OFFERING
----                               ---------    ----------------------    -----------------    --------------
The Louis A. Lombardi 1996 Family
  Limited Partnership,
  420 Washington Avenue
  Belleville, NJ 07109...........
The Patrick C. Lombardi 1996
  Family
  Limited Partnership,
  420 Washington Avenue
  Belleville, NJ 07109...........
Louis A. Lombardi, Sr.(3)........
Daniel L. Hradesky(4)............
Louis A. Lombardi, Jr.(4) .......
Michael Lombardi(4)..............
Keith T. Fallon(5)...............
Ronald O. Brown, Ph.D.(6) .......
Myron Feldman(6).................
John H. Trzaka(6)................
Directors and named executive
  officers as a group (eight
  persons)(7)....................

---------------
Less than 1%.

(1) Beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity has a right to acquire within 60 days after this offering through the exercise of any stock options. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power with respect to all shares of capital stock listed as owned by such person or entity.

(2) Applicable percentage of ownership is based on an aggregate of shares of common stock outstanding on February 29, 2000 and an aggregate
    of          shares of common stock outstanding after the completion of this offering.

(3) Includes           shares of common stock held by The Louis A. Lombardi 1996
    Family Limited Partnership of which Louis A. Lombardi, Sr. is a general partner. Mr. Lombardi has voting and dispositive power with respect to such shares.

(4) Excludes 100,000 shares of common stock issuable pursuant to options granted under the 2000 Stock Plan, none of which are exercisable within 60 days of the date hereof.

(5) Represents options to purchase 30,000 shares of common stock exercisable on the date hereof. Excludes 50,000 shares of common stock issuable pursuant to options granted under the 2000 Stock Plan, none of which are exercisable within 60 days of the date hereof.

(6) Excludes 20,000 shares of common stock issuable pursuant to options granted under the 2000 Stock Plan, none of which are exercisable within 60 days of the date hereof.

(7) Excludes 410,000 shares of common stock issuable pursuant to options granted under the 2000 Stock Plan, none of which are exercisable within 60 days of the date hereof.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL MATTERS

     Cooperative Communications, Inc. was incorporated in New Jersey in 1990. In February 2000, Cooperative Holdings, Inc. was incorporated in Delaware and the stockholders of Cooperative Communications, Inc. exchanged all of their outstanding shares of common stock of that company for newly issued shares of Cooperative Holdings, Inc. with equivalent rights and preferences. As a result, Cooperative Communications, Inc. became a wholly-owned subsidiary of Cooperative Holdings, Inc. In addition, each outstanding option to purchase shares of common stock of Cooperative Communications, Inc. is now exercisable for shares of common stock of Cooperative Holdings, Inc.

     Upon consummation of this offering, our authorized capital stock will consist of 60,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of undesignated preferred stock, par value $0.01 per share.
After completion of this offering, there will be          shares of common stock
issued and outstanding based upon the          shares outstanding as of
          , 2000 and the          shares being issued by us in this offering.
The following statements are brief summaries of certain provisions with respect to our capital stock contained in our Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to our registration statement. See "Where You Can Find More Information." The following summary is qualified in its entirety by reference thereto.

COMMON STOCK

     The holders of our common stock are entitled to one vote for each share held of record upon such matters and in such manner as may be provided by law. There are no cumulative voting rights with respect to the election of directors. Subject to preferences applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared by the board of directors out of funds legally available for dividend payments. In the event we liquidate, dissolve or wind up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of the preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

PREFERRED STOCK

     The preferred stock is issuable from time to time in one or more series and with such designations, preferences and other rights for each series as shall be stated in the resolutions providing for the designation and issue of each such series adopted by our board of directors. The board of directors is authorized by our Certificate of Incorporation to determine, among other things, the voting, dividend, redemption, conversion, exchange and liquidation powers, rights and preferences and the limitations thereon pertaining to such series. The board of directors, without stockholder approval, may issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of the common stock and that could have certain anti-takeover effects. We have no present plans to issue any shares of preferred stock. The ability of the board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change in control of us or the removal of existing management.

CERTAIN ANTI-TAKEOVER PROVISIONS

  General

     Provisions of Delaware law and our Certificate of Incorporation and Bylaws could make it difficult for a third party to acquire us and to remove our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging such proposals because, among other things, negotiation could result in an improvement of the terms of the proposal.

  Delaware Statute

     We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

     - the board of directors approved the business combination or the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

     - upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

     - on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the corporation's voting stock not owned by the interested stockholder.

     A business combination generally includes a merger, sale of assets or stock, or other transaction resulting in a financial benefit to the interested stockholder. In general, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior the determination of interested stockholder status did own, 15% or more of a corporation's outstanding voting stock.

  Board of Directors

     Our Bylaws provide that the number of our directors shall be fixed from time to time by resolutions adopted by the affirmative vote of either a majority of the board of directors or the stockholders. However, there shall not be less than one director. In addition, the Bylaws provide that any vacancies may be filled by the affirmative vote of:

     -  a majority of the remaining directors, even if less than a quorum;

     -  a sole remaining director; or

     -  a majority of the stockholders.

     Generally, directors may be removed from office by the affirmative vote of the holders of a majority of our voting power.

     Our Certificate of Incorporation and Bylaws provide that, effective upon the closing of this offering, the terms of office of the members of the board of directors will be divided into three classes: Class A, whose term will expire at the annual meeting of stockholders to be held in 2000, Class B, whose term will expire at the annual meeting of stockholders to be held in 2001 and Class C, whose term will expire at the annual meeting of stockholders to be held in 2002. At each annual meeting of stockholders after the initial classification, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our Bylaws permit the board of directors to increase or decrease the size of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of our company.

  Advance Notice Procedures

     Our Bylaws provide for an advance notice procedure for the nomination, by stockholders, of candidates for election as directors, and other stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director or raise matters at such meetings must:

     - be received in writing by us at least 150 days prior to the anniversary of the previous year's annual meeting of stockholders or, for any special meeting, no later than ten days after notice of such meeting is first given to stockholders;

     - contain certain information concerning the person to be nominated or the matters to be brought before the meeting; and

     - contain certain information concerning the stockholder submitting the proposal.

  Special Meetings and Action by Written Consent

     Our Bylaws provide that, effective upon the closing of this offering, special meetings of stockholders may be called only by the President, the Chairman of the Board, or by order of a majority of the board of directors. In addition, our Certificate of Incorporation provides that, upon closing of this offering, our stockholders may not act by written consent in lieu of a meeting of stockholders.

  Amendment

     Amendment of the foregoing provisions requires approval by holders of at least 66 2/3% of all of the outstanding shares of our capital stock entitled to vote in the election of directors, voting together as a single class. The super majority voting requirement is 80% of all outstanding shares for any amendment of the provisions of our Certificate of Incorporation and Bylaws with respect to limitations on directors' liability, the staggered board of directors and indemnification of directors and officers. Our Bylaws may also be amended by action of the board of directors.

REGISTRATION RIGHTS

     In connection with our reorganization in March 2000, we issued an option to purchase 30,000 shares of our common stock in exchange for an identical option of Cooperative issued in June 1996. The shares under this option have piggyback registration rights on our registration of shares under option plans.

LIMITATIONS ON DIRECTORS' LIABILITY

     Our Certificate of Incorporation provides that none of our directors shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to us or our stockholders;

     - for acts or omissions not in good faith or involving a knowing violation of law;

     - in respect of certain unlawful dividend payments or stock redemptions or repurchases;

     - for any transaction from which the director derived an improper personal benefit.

The effect of these provisions will be to eliminate our right and the right of our stockholders to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above. Our Bylaws mandate that we indemnify our directors to the fullest extent authorized under Delaware law. We have entered into indemnification agreements with each of our directors providing for indemnification of such directors to the fullest extent permitted by applicable law.

LISTING

     We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "CCII."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company. The transfer agent's address and telephone number is 40 Wall Street, New York, New York 10005, (212) 936-5100.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, we will have          shares of common
stock outstanding. Of these shares, the          shares sold in the offering,
plus any additional shares sold upon exercise of the underwriters' over-allotment option, will be freely transferable by persons other than our affiliates without restriction or further registration under the Securities Act.
The remaining                outstanding shares will be restricted securities
within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, such as the exemption afforded by Rule 144.

LOCK-UP AGREEMENTS

     Our officers and directors, and each of our stockholders each have entered into lock-up agreements with representatives of the underwriters, providing that, subject to certain exceptions, they will not offer, sell or otherwise dispose of any shares of common stock, or securities convertible into or exchangeable for common stock, or enter into any agreement to sell, for a period of 180 days after the date of this prospectus without the prior written consent of Pennsylvania Merchant Group, acting as the representative of the underwriters. Pennsylvania Merchant Group may release any of such shares in its sole discretion at any time and without prior notice. Immediately following expiration of the lock-up period, all of the Restricted Shares will become eligible for sale pursuant to Rule 144, subject to certain limitations described below.

RULE 144

     In general, under Rule 144 of the Securities Act, a person, or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year, including a person who may be deemed an affiliate, is entitled to sell within any three month period a number of our shares of common stock that does not exceed the greater of:

     -  1% of the then-outstanding shares of our common stock; or

     - the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

     Sales under Rule 144 are subject to restrictions relating to manner of sale, notice and availability of current public information about us. A person who is not our affiliate at any time during the 90 days preceding a sale and who has beneficially owned shares for at least two years would be entitled to sell shares following this offering under Rule 144(k) without regard to the volume limitations, manner of sale provisions or notice requirements of Rule 144.

RULE 701

     Our employees, directors, officers or consultants who purchased our shares in connection with a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits non-affiliates to sell their Rule 701 of the Securities Act shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Affiliates may sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions. In each of these cases, Rule 701 allows the stockholders to sell 90 days after the date of this prospectus.

     Upon the consummation of this offering, there will be outstanding options to purchase an aggregate of 1,059,047 shares of common stock. Giving effect to vesting provisions limiting the exercisability of all the outstanding options and the lock-up period applicable to certain option holders, none of these shares will become available for sale in the public market pursuant to Rules 144 and 701 under the Securities Act until at least 180 days after completion of
this offering. After the expiration of the lock-up period           shares will
become available for resale.

REGISTRATION STATEMENT ON FORM S-8

     Following this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register the shares of common stock reserved for issuance under our 2000 Stock Plan as well as non-plan options. The stock registered under that registration statement will thereafter be available for sale in the public market, subject to the resale limitations of Rule 144 applicable to our affiliates.

     Since there has been no public market for shares of the Common Stock prior to this offering, we are unable to predict the effect that sales made pursuant to Rules 144 or 701 under the Securities Act, or otherwise, may have on the prevailing market price of the shares of the common stock. Sales of a substantial amount of the common stock in the public market, or the perception that such sales could occur, could adversely affect the market prices of our stock.

                                  UNDERWRITING

     Subject to the terms and conditions stated in the underwriting agreement dated the date hereof, each of the underwriters named below has severally agreed to purchase, and we and the selling stockholder have agreed to sell to such underwriters, the number of shares set forth opposite the name of such underwriter.

                                                                NUMBER OF
UNDERWRITER                                                      SHARES
-----------                                                     ---------
Pennsylvania Merchant Group.................................
Roth Capital Partners, Inc. ................................
                                                                ---------
          Total.............................................
                                                                =========

     The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

     The underwriters, for whom Pennsylvania Merchant Group and Roth Capital Partners, Inc. are acting as representatives, propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to certain dealers at the
public offering price less a concession not in excess of $     per share. The
underwriters may allow, and such dealers may reallow, a concession not in excess
of $     per share on sales to certain other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The representatives have advised us and the selling stockholder that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

     The selling stockholder has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent such option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment.

     We, our officers and directors, and all of our stockholders have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Pennsylvania Merchant Group dispose of or hedge any shares of common stock of Cooperative or any securities convertible into or exchangeable for common stock. Pennsylvania Merchant Group in its sole discretion may release any of the securities subject to those lock-up agreements at any time without notice.

     Prior to this offering, there has been no public market for the common stock. Consequently, the initial public offering price for the shares was determined by negotiations between us, the selling stockholder and the representatives. Among the factors considered in determining the initial public offering price were our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to us. There can be no assurance, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the price at which they are sold by the underwriters or that an active trading market in the common stock will develop and continue after this offering.

     We have applied to have the common stock included for quotation on the Nasdaq National Market under the symbol "CCII." We cannot assure you, however, that an active or orderly trading market will develop for the common stock or that our common stock will trade in the public markets subsequent to the offering at or above the initial offering price.

     In order to facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than we have actually sold to them. The underwriters may elect to cover any short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares of common stock previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market and these transactions may be discontinued at any time. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales.

     The underwriters may, from time to time, engage in transactions with, and perform services for, us in the ordinary course of their business.

     The following table shows the underwriting discounts and commissions to be paid to the underwriters by us and the selling stockholder in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                       PAID BY COOPERATIVE         PAID BY SELLING STOCKHOLDER
                                   ----------------------------    ----------------------------
                                   NO EXERCISE    FULL EXERCISE    NO EXERCISE    FULL EXERCISE
                                   -----------    -------------    -----------    -------------
Per share........................  $               $               $               $
Total............................  $               $               $               $

     In connection with the offering, Pennsylvania Merchant Group and Roth Capital Partners, Inc., on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of common stock made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Pennsylvania Merchant Group or Roth Capital Partners, Inc., in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member.

     Any of these activities may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or in the over-the-counter market, or otherwise and, if commenced, may be discontinued at any time.

     We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

                                 LEGAL MATTERS

     The validity of the shares of the common stock offered hereby will be passed upon by Buchanan Ingersoll Professional Corporation. Certain legal matters in connection with the offering will be passed upon for the Company by Swidler Berlin Shereff Friedman, LLP, special FCC counsel, and for the underwriters by Pepper Hamilton LLP.

                                    EXPERTS

     The combined financial statements and financial statement schedule of Cooperative Communications, Inc. and subsidiaries and Eastern Computer Services, L.L.C. as of May 31, 1998 and 1999, and for each of the years in the three-year period ended May 31, 1999, have been included herein and in the prospectus in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This prospectus does not contain all the information which is in the registration statement. We refer you to the registration statement and to the exhibits and schedules filed with the registration statement for further information with respect to us and the shares of common stock offered in this prospectus. Statements contained in this Prospectus as to the content of any contract or other document are necessarily summaries. However, we refer you to the copy of such contract or other document filed as an exhibit to the registration statement, and each such statement is qualified in its entirety by such reference.

     The registration statement and the exhibits and schedules attached thereto may be inspected without charge at the Public Reference Room of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of the registration statement may be obtained from the Public Reference Room of the Commission at prescribed rates. This material also may be obtained on the Commission's website at www.sec.gov. Information regarding the operation of the Public Reference Room may be obtained by calling the Commission at (800) SEC-0330.

     We intend to furnish our stockholders with annual reports containing financial statements certified by our independent accountants and make available quarterly reports containing unaudited financial information for the first three quarters of each year.

               COOPERATIVE COMMUNICATIONS, INC. AND SUBSIDIARIES
                     AND EASTERN COMPUTER SERVICES, L.L.C.

                                     INDEX

                                                              PAGE
                                                              ----
Combined Financial Statements:
  Independent Auditors' Report..............................   F-2
  Combined Balance Sheets as of May 31, 1998 and 1999 and
     November 30, 1999 (unaudited)..........................   F-3
  Combined Statements of Operations for the Years ended May
     31, 1997, 1998 and 1999 and for the six month periods
     ended November 30, 1998 and 1999 (unaudited)...........   F-4
  Combined Statements of Stockholders' and Members' Deficit
     for the Years ended May 31, 1997, 1998 and 1999 and for
     the six month period ended November 30, 1999
     (unaudited)............................................   F-5
  Combined Statements of Cash Flows for the Years ended May
     31, 1997, 1998 and 1999 and for the six month periods
     ended November 30, 1998 and 1999 (unaudited)...........   F-6
  Notes to Combined Financial Statements....................   F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Members
Cooperative Communications, Inc. and
Eastern Computer Services, L.L.C.:

We have audited the accompanying combined balance sheets of Cooperative Communications, Inc. and subsidiaries and Eastern Computer Services, L.L.C., as of May 31, 1998 and 1999, and the related combined statements of operations, stockholders' and members' deficit, and cash flows for each of the years in the three-year period ended May 31, 1999. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Cooperative Communications, Inc. and subsidiaries and Eastern Computer Services, L.L.C. as of May 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended May 31, 1999 in conformity with generally accepted accounting principles.

KPMG LLP

Short Hills, New Jersey
March 29, 2000

               COOPERATIVE COMMUNICATIONS, INC. AND SUBSIDIARIES
                     AND EASTERN COMPUTER SERVICES, L.L.C.

                            COMBINED BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                          NOVEMBER 30
                                                                                  ----------------------------
                                                                   MAY 31                          PRO FORMA
                                                              -----------------                  STOCKHOLDERS'
                                                               1998      1999        ACTUAL         DEFICIT
                                                              -------   -------   ------------   -------------
                                                                                  (unaudited)     (unaudited)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 8,590   $ 7,180     $ 2,327
  Trade accounts receivable, less allowance for doubtful
    accounts and billing adjustments of $700 and $835 at May
    31, 1998 and 1999, respectively, and $885 at November
    30, 1999 (note 4).......................................    7,138     8,058       6,995
  Due from affiliates (note 9)..............................       --        53          89
  Prepaid line costs, current...............................      257       127          99
  Prepaid expenses and other current assets.................       15       141          50
                                                              -------   -------     -------
         Total current assets...............................   16,000    15,559       9,560
Property and equipment, net (note 5)........................    1,542     3,181       5,241
Due from affiliates (note 9)................................       24        --          --
Prepaid line costs, excluding current portion...............       84        43          38
Intangible asset -- customer list (note 6)..................      475       317         238
Other assets................................................       63        31          28
                                                              -------   -------     -------
         Total assets.......................................  $18,188   $19,131     $15,105
                                                              =======   =======     =======
LIABILITIES AND STOCKHOLDERS' AND MEMBERS' DEFICIT
Current liabilities:
  Current installments of obligations under capital leases
    (note 10)...............................................  $   474   $   642     $   614
  Current installments of obligations under capital
    lease -- affiliate (note 9).............................       --        15          15
  Accounts payable and accrued expenses (note 8)............    8,524    14,112      10,180
  Income taxes payable......................................       80        60          60
  Deferred revenue, current.................................      491       260         207
                                                              -------   -------     -------
         Total current liabilities..........................    9,569    15,089      11,076
Obligations under capital leases, excluding current
  installments (note 10)....................................      773       526       2,692
Obligations under capital lease -- affiliate, excluding
  current installments (note 9).............................       --       766         759
Deferred revenue, excluding current portion.................      157       103          85
Accrued telecommunications costs, excluding current portion
  (note 14).................................................    8,661     4,277       3,189
                                                              -------   -------     -------
         Total liabilities..................................   19,160    20,761      17,801
                                                              -------   -------     -------
Stockholders' and members' deficit: (notes 3 and 11)
  Preferred stock $.01 par value. Authorized 5,000,000
    shares; no shares issued and outstanding -- pro forma...       --        --          --
  Common stock $.01 par value. Authorized 60,000,000 shares;
    18,600,000 shares issued and outstanding -- pro forma...       --        --          --         $   186
  Common stock, no par value. Authorized -- 20,000,000
    shares, issued and outstanding 5,400,000 shares.........        1         1           1              --
  Additional paid-in capital................................      840       840         840             713
  Accumulated deficit.......................................   (2,067)   (2,497)     (3,595)         (3,595)
  Members' equity...........................................      254        26          58              --
                                                              -------   -------     -------         -------
         Total stockholders' and members' deficit...........     (972)   (1,630)     (2,696)         (2,696)
Commitments and contingencies (notes 9, 10, 14 and 16)......
                                                              -------   -------     -------         -------
         Total liabilities and stockholders' and members'
           deficit..........................................  $18,188   $19,131     $15,105         $(2,696)
                                                              =======   =======     =======         =======

            See accompanying notes to combined financial statements.

               COOPERATIVE COMMUNICATIONS, INC. AND SUBSIDIARIES
                     AND EASTERN COMPUTER SERVICES, L.L.C.

                       COMBINED STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                   SIX MONTH PERIODS
                                                                                         ENDED
                                                     YEARS ENDED MAY 31               NOVEMBER 30
                                                 ---------------------------   -------------------------
                                                  1997      1998      1999        1998          1999
                                                 -------   -------   -------   -----------   -----------
                                                                               (UNAUDITED)   (UNAUDITED)
Revenue........................................  $28,718   $37,200   $40,598     $20,441       $19,827
                                                 -------   -------   -------     -------       -------
Operating expenses:
  Costs of revenue (excluding depreciation and
     amortization) (notes 1 and 16)............   22,468    29,073    31,725      16,418        16,382
  Selling, general and administrative expenses
     (notes 9 and 15)..........................    5,957     7,286     8,222       3,956         3,853
  Depreciation and amortization (notes 5 and
     6)........................................      333       455       780         356           389
  Stock based compensation (note 12)...........      840        --        --          --            --
                                                 -------   -------   -------     -------       -------
          Total operating expenses.............   29,598    36,814    40,727      20,730        20,624
                                                 -------   -------   -------     -------       -------
          Income (loss) from operations........     (880)      386      (129)       (289)         (797)
                                                 -------   -------   -------     -------       -------
Other income (expense):
  Interest income -- affiliate (note 9)........       --        --        47          --            47
  Interest income..............................       68       230       331         187           121
  Interest expense -- affiliate (note 9).......       --        --       (72)         --           (85)
  Interest expense.............................     (140)     (152)     (246)       (156)         (359)
  Other income -- affiliate (note 9)...........       11        14        14           7             7
  Other income, net............................       --        --        35          --            --
                                                 -------   -------   -------     -------       -------
          Other income (expense), net..........      (61)       92       109          38          (269)
                                                 -------   -------   -------     -------       -------
          Income (loss) before income tax
            expense............................     (941)      478       (20)       (251)       (1,066)
Income tax expense (note 13)...................      128       195        98          98            --
                                                 -------   -------   -------     -------       -------
          Net income (loss)....................  $(1,069)  $   283   $  (118)    $  (349)      $(1,066)
                                                 =======   =======   =======     =======       =======
Pro forma information (note 3):
  Historical loss before income tax expense
     (benefit).................................                      $   (20)                  $(1,066)
  Pro forma income tax expense (benefit)
     (unaudited)...............................                          200                      (350)
                                                                     -------                   -------
  Pro forma net loss (unaudited)...............                      $  (220)                  $  (716)
                                                                     =======                   =======
  Pro forma net loss per common share
     (unaudited):
     Basic.....................................                      $ (0.01)                  $ (0.04)
     Diluted...................................                      $ (0.01)                  $ (0.04)
                                                                     =======                   =======
  Pro forma weighted average common shares
     outstanding (unaudited):
     Basic.....................................                       18,600                    18,600
     Diluted...................................                       18,630                    18,630
                                                                     =======                   =======

            See accompanying notes to combined financial statements.

               COOPERATIVE COMMUNICATIONS, INC. AND SUBSIDIARIES
                     AND EASTERN COMPUTER SERVICES, L.L.C.

           COMBINED STATEMENTS OF STOCKHOLDERS' AND MEMBERS' DEFICIT
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                            COMMON STOCK
                         -------------------      ADDITIONAL       ACCUMULATED    MEMBERS'
                          SHARES      AMOUNT    PAID-IN CAPITAL      DEFICIT       EQUITY      TOTAL
                         ---------    ------    ---------------    -----------    --------    -------
Balance at June 1,
  1996.................  5,400,000     $ 1              --           $    18      $    15     $    34
Net income (loss)......         --      --              --            (1,816)         747      (1,069)
Stock based
  compensation (note
  12)..................         --      --           $ 840                --           --         840
Distributions to
  members..............         --      --              --                --         (360)       (360)
                         ---------     ---           -----           -------      -------     -------
Balance at May 31,
  1997.................  5,400,000       1             840            (1,798)         402        (555)
Net income.............         --      --              --              (269)         552         283
Distributions to
  members..............         --      --              --                --         (700)       (700)
                         ---------     ---           -----           -------      -------     -------
Balance at May 31,
  1998.................  5,400,000       1             840            (2,067)         254        (972)
Net income (loss)......         --      --              --              (430)         312        (118)
Distributions to
  members..............         --      --              --                --         (540)       (540)
                         ---------     ---           -----           -------      -------     -------
Balance at May 31,
  1999.................  5,400,000       1             840            (2,497)          26      (1,630)
Net income (loss)......         --      --              --            (1,098)          32      (1,066)
                         ---------     ---           -----           -------      -------     -------
Balance at November 30,
  1999 (unaudited).....  5,400,000     $ 1           $ 840           $(3,595)     $    58     $(2,696)
                         =========     ===           =====           =======      =======     =======

            See accompanying notes to combined financial statements.

               COOPERATIVE COMMUNICATIONS, INC. AND SUBSIDIARIES
                     AND EASTERN COMPUTER SERVICES, L.L.C.

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                SIX MONTH PERIODS ENDED
                                                     YEARS ENDED MAY 31               NOVEMBER 30
                                                 ---------------------------   -------------------------
                                                  1997      1998      1999        1998          1999
                                                 -------   -------   -------   -----------   -----------
                                                                               (UNAUDITED)   (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)............................  $(1,069)  $   283   $  (118)    $  (349)      $(1,066)
  Adjustments to reconcile net income (loss) to
     net cash provided by (used in) operating
     activities:
     Loss on disposal of fixed assets..........       --        --         3          --            --
     Stock based compensation..................      840        --        --          --            --
     Depreciation and amortization.............      333       455       780         356           389
     Allowance for doubtful accounts...........      100       100       135         151            50
     Changes in assets and liabilities:
       Trade accounts receivable...............   (2,424)     (853)   (1,055)     (1,430)        1,013
       Due from affiliates.....................      (27)      (14)      (29)         (7)          (36)
       Prepaid line costs......................     (195)      124       171          80            33
       Prepaid expenses and other current
          assets...............................       12       (15)     (126)       (155)           91
       Other assets............................       --       (60)       32          36             3
       Accounts payable and accrued expenses...    3,024     8,401     1,204       1,631        (5,019)
       Income taxes payable....................        3        77       (20)         37            --
       Deferred revenue........................      435      (211)     (285)       (129)          (72)
                                                 -------   -------   -------     -------       -------
          Net cash provided by (used in)
            operating activities...............    1,032     8,287       692         221        (4,614)
                                                 -------   -------   -------     -------       -------
Cash flows from investing activities:
  Capital expenditures.........................     (123)     (135)     (106)        (65)          (77)
  Acquisition of customer lists................       --      (475)       --          --            --
                                                 -------   -------   -------     -------       -------
          Net cash used in investing
            activities.........................     (123)     (610)     (106)        (65)          (77)
                                                 -------   -------   -------     -------       -------
Cash flows from financing activities:
  Payments under capital leases................     (211)     (380)     (456)       (253)         (171)
  Distributions to members.....................     (360)     (700)     (540)        (50)           --
  Loans to/repayments from stockholders........       --        --    (1,000)     (1,000)            9
                                                 -------   -------   -------     -------       -------
          Net cash used in financing
            activities.........................     (571)   (1,080)   (1,996)     (1,303)         (162)
                                                 -------   -------   -------     -------       -------
          Net increase (decrease) in cash and
            cash equivalents...................      338     6,597    (1,410)     (1,147)       (4,853)
Cash and cash equivalents at beginning of
  period.......................................    1,655     1,993     8,590       8,590         7,180
                                                 -------   -------   -------     -------       -------
Cash and cash equivalents at end of period.....  $ 1,993   $ 8,590   $ 7,180     $ 7,443       $ 2,327
                                                 =======   =======   =======     =======       =======
Supplemental disclosure of cash paid for:
  Interest.....................................  $   139   $   142   $   291     $   144       $   434
                                                 =======   =======   =======     =======       =======
  Income taxes.................................  $   125   $   118   $   118          --            --
                                                 =======   =======   =======     =======       =======
Supplemental disclosure of noncash financing
  and investing activities:
  Stock based compensation.....................  $   840        --        --          --            --
  Capital lease of equipment...................  $    18   $   551   $ 2,165     $   333       $ 2,982
  Exchange of equipment under capital lease....       --        --        --          --       $  (690)
                                                 =======   =======   =======     =======       =======

            See accompanying notes to combined financial statements.

               COOPERATIVE COMMUNICATIONS, INC. AND SUBSIDIARIES
                     AND EASTERN COMPUTER SERVICES, L.L.C.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  MAY 31, 1998 AND 1999 AND NOVEMBER 30, 1999
                (INFORMATION AS OF AND FOR THE SIX MONTH PERIODS
                 ENDED NOVEMBER 30, 1998 AND 1999 IS UNAUDITED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(1) DESCRIPTION OF COMPANY BUSINESS

     Cooperative Communications, Inc. and subsidiaries (Cooperative) and Eastern Computer Services, LLC (Eastern) (collectively, the Company) provide integrated voice and data communication services to small and medium-sized businesses. The Company offers its customers a single point of contact for a comprehensive package of communication services, including local, long distance, Internet, cellular and other enhanced voice and data services. The Company has approximately 8,000 customers and is authorized to provide services in five states with the majority of its customers being located in New Jersey. No single customer accounted for more than 5% of revenues during each of the periods presented.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Basis of Presentation

     The accompanying combined financial statements include the accounts of Cooperative Communications, Inc. and subsidiaries and Eastern Computer Services, L.L.C., a Delaware Limited Liability Company. All of the issued and outstanding capital stock of Cooperative Communications, Inc. was owned by three shareholders. The same three shareholders owned the members interests in Eastern Computer Services, L.L.C. On March 20, 2000, the entities were reorganized through the formation of Cooperative Holdings, Inc. (note 3). The combined financial statements are intended to present the financial position and results of operations of the entities with common ownership and business purpose. All significant intercompany balances and transactions have been eliminated in combination and consolidation.

  (b) Unaudited Interim Financial Information

     The accompanying unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions of Article 10 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair presentation have been included. Operating results for the six month period ended November 30, 1999 are not necessarily indicative of the results that may be expected for the fiscal year ending May 31, 2000.

  (c) Concentration of Suppliers

     The Company currently leases its transport capacity from a limited number of suppliers and is dependent upon the availability of collocation space and fiber optic transmission facilities owned by the suppliers. The Company is currently vulnerable to the risk of renewing favorable supplier contracts, timeliness of the supplier in processing the Company's orders for customers and is at risk to regulatory agreements that govern the rates to be charged to the Company.

  (d) Use of Estimates

     The preparation of the combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amount of revenues and expenses during the reporting

               COOPERATIVE COMMUNICATIONS, INC. AND SUBSIDIARIES
                     AND EASTERN COMPUTER SERVICES, L.L.C.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

period. Such estimates include the levels of valuation allowances for billing adjustments and doubtful accounts receivable and deferred tax assets. Actual results could differ from those estimates. The markets for the Company's services are characterized by intense competition, rapid technological development, regulatory changes, and frequent new product introductions, all of which could impact the future value of the Company's assets.

  (e) Cash Equivalents

     Cash equivalents of $6,991, $5,260 and $2,327 at May 31, 1998, 1999 and
November 30, 1999, respectively, consist of U.S. Treasury bills with an initial term of less than three months. For purposes of the combined statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

  (f) Property and Equipment

     Property and equipment are stated at cost. Equipment under capital leases are stated at the present value of minimum lease payments.

     Depreciation of property and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Property and equipment held under capital leases and leasehold improvements are amortized straight-line over the lease term or estimated useful life of the asset.

                                                               ESTIMATED
                                                              USEFUL LIVES
                                                                IN YEARS
                                                              ------------
Building....................................................        20
Equipment...................................................         5
Computer equipment..........................................         5
Telecommunications equipment................................      5-10
Furniture and fixtures......................................        10
Leasehold improvements......................................        20

     Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

  (g) Income Taxes

     Eastern has been organized and operated under a limited liability company agreement structured in a manner that is intended to result in the classification of Eastern as a partnership for federal and state income tax purposes. Consequently, the results of operations of Eastern are subject to corporate federal and state income tax but pass directly through to the individual members of Eastern in proportion to their respective ownership interests. Upon contribution of Eastern to Cooperative Holdings, Inc., Eastern will be taxed as a C Corporation (note 3).

     Income taxes for Cooperative are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

               COOPERATIVE COMMUNICATIONS, INC. AND SUBSIDIARIES
                     AND EASTERN COMPUTER SERVICES, L.L.C.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  (h) Revenue Recognition

     The Company recognizes revenues from telecommunications services in the period the related services are provided.

     Deferred revenue principally represents payment received related to installation and activation fees charged customers to initiate service. Installation and activation fees are initially deferred and subsequently recognized in revenue over the estimated subscriber life which approximates three years.

     Costs incurred in connection with activation of customer services are initially deferred and recognized as costs of telecommunications services over the estimated subscriber life. Such costs are included in prepaid line costs in the accompanying balance sheet.

  (i) Accounting for Stock Options

     The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25 "Accounting for Stock Issued to Employees", and related interpretations, in accounting for its fixed plan employee stock options. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. For disclosure purposes, pro forma net loss and pro forma net loss per common share information included in note 12 are provided in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" as if the fair-value-based method had been applied.

  (j) Fair Value of Financial Instruments

     The fair value of financial instruments is determined by reference to market data and other valuation techniques as appropriate. The Company believes the fair value of its financial instruments, principally cash and cash equivalents, trade accounts receivable, accounts payable and accrued expenses, obligations under capital leases and other long term obligations approximates their recorded values due to the short-term nature of the instruments or interest rates, which are comparable with current rates.

  (k) Impairment of Long-lived Assets and Long-lived Assets to be Disposed of

     Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

  (l) Segment Information

     The Company is managed and operated as one business. The entire business is managed by a single management team that reports to the chief executive officer. The Company does not operate separate lines of business or product lines. Accordingly, the Company does not prepare discrete financial information with respect to separate product areas and does not have separately reportable segments as defined by Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information."

               COOPERATIVE COMMUNICATIONS, INC. AND SUBSIDIARIES
                     AND EASTERN COMPUTER SERVICES, L.L.C.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  (m) Impact of Recent Accounting Standards

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," (SFAS No. 133), which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133 (as amended by SFAS No. 137) is effective for all of the Company's fiscal quarters beginning June 1, 2001. This statement is not expected to affect the Company as it currently does not have derivative instruments or engage in hedging activities.

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-up Activities", which requires the costs of start-up activities and organization costs be expensed as incurred. SOP 98-5 is effective for the Company beginning in fiscal 2000. Management of the Company does not believe that adoption of this SOP will have a material effect on its combined financial statements as start-up costs have historically been expensed as incurred.

(3) RECAPITALIZATION, PROFORMA INFORMATION AND PROFORMA NET LOSS PER COMMON
SHARE

  Recapitalization

     In January 2000, the Company's Board of Directors authorized the filing of a Registration Statement on Form S-1 to sell shares of common stock through an initial public offering (IPO). In connection with the contemplated IPO, the Board of Directors, stockholders and members of the Company approved the formation of Cooperative Holdings, Inc. (Holdings) through the filing of a certificate of incorporation on February 9, 2000. Holdings is authorized to issue up to 60,000,000 shares of common stock with a par value of $.01 per share and up to 5,000,000 shares of undesignated preferred stock with a par value of $.01 share. Accordingly, the total number of shares of all classes of capital stock Holdings is authorized to issue is 65,000,000. Holders of common stock are entitled to one vote for each share held, receive dividends ratably, if any, as may be declared by the Board of Directors and share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. The preferred stock is issuable from time to time in one or more series and with such designations, preferences and other rights as determined by the Board of Directors. The Board of Directors is authorized to determine, among other things, the voting, dividend, redemption, conversion, exchange and liquidation powers, rights and preferences and the limitations thereon pertaining to such series.

     On March 20, 2000, Cooperative, its stockholders and Holdings entered into a plan of reorganization and exchange agreement (the Reorganization). Pursuant to the Reorganization, the stockholders of Cooperative exchanged all of their issued and outstanding shares of no par value common stock for shares of $.01 par value common stock of Holdings at which time Cooperative became a wholly-owned subsidiary of Holdings. The stockholders of Cooperative received
3.444 shares of Holdings common stock for each share of Cooperative common stock held. Also on March 20, 2000, the members of Eastern entered into a contribution agreement with Holdings (the Contribution) pursuant to which the members contributed their equity ownership interests to Holdings and Eastern became a wholly-owned subsidiary of Holdings. Outstanding options to purchase 30,000 shares of common stock of Cooperative were exchanged for an equal number of options to purchase shares of common stock of Holdings (note 12). The exchanged options in Holdings have been issued outside of the Cooperative Holdings, Inc. 2000 Stock Plan described in note 12 and with terms and conditions substantially the same as the terms and conditions of the options prior to the exchange. Subsequent to the Reorganization and Contribution, a total of 18,600,000 shares of Holdings common stock are issued and outstanding. There are no issued and outstanding shares of preferred stock. The Reorganization and Contribution are intended to qualify as a non-taxable reorganization pursuant to Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended. The

               COOPERATIVE COMMUNICATIONS, INC. AND SUBSIDIARIES
                     AND EASTERN COMPUTER SERVICES, L.L.C.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

Reorganization and Contribution were accounted for using carryover basis. Accordingly, no gain or loss was reorganized on the transactions.

  Pro Forma Information -- Unaudited

     The accompanying combined financial statements include unaudited pro forma information which gives effect to the following:

     Stockholders' Deficit Information

     (a) The formation of Holdings and the exchange of each of the issued and outstanding shares of no par value common stock of Cooperative for
         3.444 shares of $.01 par value common stock of Holdings.

     (b) The reclassification of the undistributed earnings in Eastern to additional paid-in capital assuming a distribution to the members followed by a contribution to the capital of Holdings.

     Income Tax Expense (Benefit) and Net Loss Per Common Share

     (a) The organization of Eastern as a tax paying entity. As discussed in note 2, prior to the Contribution, Eastern was not subject to income taxes and, therefore, no provision for income taxes is included in the historical combined financial statements. Pro forma income tax expense (benefit) was computed in accordance with the asset and liability method and assumes Eastern was organized as a tax paying entity at the beginning of the periods presented.

     (b) The formation of Holdings and the exchange of each of the issued and outstanding shares of no par value common stock of Cooperative for
         3.444 shares of $.01 par value common stock of Holdings.

  Pro Forma Net Loss Per Common Share

     Pro forma basic net loss per common share is computed by dividing pro forma net loss by the pro forma weighted average number of common shares outstanding assuming the formation of Holdings had occurred at the beginning of the periods presented.

     Pro forma diluted net loss per common share was calculated in a manner consistent with pro forma basic net loss per common share except that pro forma diluted net loss per common share also includes the dilutive effect of 30,000 options issued in 1997 to acquire an equivalent number of shares of common stock for nominal consideration (note 12). There were no additional potential common shares outstanding other than the options described above.

     All share and per share data have been retroactively adjusted to reflect the effects of the stock split (see note 11).

               COOPERATIVE COMMUNICATIONS, INC. AND SUBSIDIARIES
                     AND EASTERN COMPUTER SERVICES, L.L.C.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(4) TRADE ACCOUNTS RECEIVABLE

     Trade accounts receivable, consist of the following:

                                                                   MAY 31
                                                              ----------------
                                                               1998      1999
                                                              ------    ------
Billed......................................................  $7,629    $8,727
Unbilled....................................................     209       166
                                                              ------    ------
                                                               7,838     8,893
Less allowance for doubtful accounts and billing
  adjustments...............................................     700       835
                                                              ------    ------
                                                              $7,138    $8,058
                                                              ======    ======

     Unbilled receivables represents telecommunication services rendered as of the balance sheet date for which a bill has not been issued to the customer. Unbilled receivables are generally billed to customers in the immediately succeeding month.

     Increases to the allowance for billing adjustments have been recorded with a corresponding reduction in revenues in the accompanying combined statements of operations.

(5) PROPERTY AND EQUIPMENT

     Property and equipment, including equipment under capital leases, consists of the following:

                                                             MAY 31
                                                        ----------------    NOVEMBER 30
                                                         1998      1999        1999
                                                        ------    ------    -----------
Building..............................................  $   --    $1,788      $1,788
Equipment.............................................     110       140         140
Computer equipment....................................     580       879         940
Telecommunications equipment..........................   1,509     1,603       2,895
Furniture and fixtures................................     291       328         353
Leasehold improvements................................     108       115         117
                                                        ------    ------      ------
                                                         2,598     4,853       6,233
Less accumulated depreciation and amortization........   1,056     1,672         992
                                                        ------    ------      ------
                                                        $1,542    $3,181      $5,241
                                                        ======    ======      ======

     Depreciation and amortization expense related to property and equipment (including capital leases) amounted to $333, $455 and $622 for the years ended May 31, 1997, 1998 and 1999, respectively, and $277 and $310 for the six-month periods ended November 30, 1998 and 1999, respectively. During the six-month period ended November 30, 1999, the Company exchanged telecommunications equipment under capital lease with a net book value of $690 for similar equipment having a capitalized value of $2,808 (see note 10).

(6) INTANGIBLE ASSET -- CUSTOMER LIST

     Commencing in 1994, the Company had a sales agent agreement with a third-party for the purposes of selling telecommunications services. The sales agent agreement required the Company to pay a commission based on the type of service to be rendered. In May 1998, the Company reached a settlement agreement (the Agreement) with the third-party for the termination of the sales agent agreement. The Agreement required the Company to pay all then outstanding and unpaid commissions due amounting to

               COOPERATIVE COMMUNICATIONS, INC. AND SUBSIDIARIES
                     AND EASTERN COMPUTER SERVICES, L.L.C.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

$25 plus $475 payable in four equal installments with the first installment due at signing. The remaining three installments were paid during fiscal 1999. In return, the third party transferred ownership of the customer lists and any relationships therewith to the Company. In addition, the third party agreed not to directly or indirectly participate in the solicitation, sale or provision of telecommunications services to any specified customer for a period of three years.

     The Company has reflected the settlement payment of $475 as an intangible asset and is amortizing the asset to operations over the duration of the Agreement which is three years. During the year ended May 31, 1999, the Company recorded amortization expenses of $158.

(7) CREDIT FACILITY

     The Company has a credit facility with a bank which provides for borrowings of up to $1,500 secured by trade accounts receivable. The credit facility is subject to renewal at three-month intervals and is currently set to expire (subject to further renewal) on May 2, 2000. Outstanding borrowings under the credit facility bear interest at the bank's prime lending rate of 7.75% at May 31, 1999. The Company had no outstanding borrowings under the credit facility at May 31, 1998 and 1999 and November 30, 1999.

(8) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following:

                                                                   MAY 31
                                                              -----------------
                                                               1998      1999
                                                              ------    -------
Accounts payable............................................  $1,042    $   921
Accrued telecommunications costs............................   4,271      9,576
Sales taxes payable.........................................   2,075        823
Universal service taxes payable.............................     808      2,497
Accrued commissions.........................................     328        295
                                                              ------    -------
                                                              $8,524    $14,112
                                                              ======    =======

     Included in accrued telecommunications costs is $979 and $4,389 at May 31, 1998 and 1999 respectively, related to the current portion of amounts due to a supplier pursuant to a settlement arrangement (see note 14).

(9) RELATED PARTY TRANSACTIONS

     In November 1998, the Company advanced two shareholders/executive officers $1,000 evidenced by a promissory note. The advance was used to repay in full the then outstanding mortgage obligation on the Company's headquarters and operations facility (the Facility) located in Belleville, New Jersey. The promissory note is repayable by the shareholders/executives to the Company over a period of 20 years in equal monthly installments of approximately $9 including interest at a rate of 9.5% per annum. Principal payments to be received by the Company over the next five fiscal years are as follows: 2000 -- $18;
2001 -- $20; 2002 -- $22; 2003 -- $25; and; 2004 -- $27. The promissory note is secured by the Facility.

     In December 1998, the Company entered into a lease agreement (the Lease Agreement) with the same two shareholders/executive officers for a lease of the Facility. The lease agreement requires monthly payments of approximately $17 per month ($200 per annum) for a period of 20 years. Principal payments to be made by the Company over the next five fiscal years are as follows: 2000 -- $33;
2001 -- $36; 2002 -- $40; 2003 -- $44; and; 2004 -- $48. Monthly lease payments are subject to escalation to reflect

               COOPERATIVE COMMUNICATIONS, INC. AND SUBSIDIARIES
                     AND EASTERN COMPUTER SERVICES, L.L.C.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

any increases in the Consumer Price Index for northern New Jersey. The lease is a "Triple Net Lease" requiring the Company to pay for essentially all costs of operating and maintaining the Facility including taxes, utilities, insurance, maintenance and reports.

     The lease has been accounted for as a capital lease in accordance with the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases." Accordingly, the Company capitalized the Facility at the commencement of the lease in the amount of $1,788 representing the present value of the future minimum lease payments discounted at the Company's incremental borrowing rate estimated at 9.5%. The amount capitalized approximated the fair value of the Facility. The Company is amortizing the building on a straight-line basis over a period of 20 years.

     In connection with the execution of the lease, the Company and the shareholders/executives entered into a legal right of full and complete offset of the lease obligation and aforementioned note receivable. Accordingly, the Company has reflected the initial net obligation in the amount of $781 as subsequently reduced through net principal payments as a capital lease obligation-affiliate in the accompanying combined balance sheets at May 31, 1999.

     Prior to entering into the Lease Agreement, the Company leased the Facility from the same two shareholders/executive officers under an informal month-to-month arrangement which included essentially the same cost structure as the Lease Agreement except that real estate taxes were not paid by the Company.

     Rent expense charged to operations under the aforementioned month-to-month lease arrangement amounted to $205, $205, and $103 for the years ended May 31, 1997, 1998, 1999, respectively.

     The Company subleases a portion of its headquarters and operations facility to two entities owned by the same shareholders as the Company. The entities are engaged in business operations different from that of the Company. The lease arrangements provide for rental payments in the amount of $1 per month, plus a pro-rata share of the utilities, taxes, insurance, maintenance and repairs for a period of five years expiring in 2004. Sublease rental income to be recognized by the Company over the next five fiscal years will be approximately $14 per year.

     For the years ended May 31, 1997, 1998 and 1999, the Company recognized rental income in the amount of $11, $14 and $14, respectively. Such amounts are included in other income-affiliate in the accompanying combined statements of operations. Amounts due from these entities under the aforementioned lease arrangements amounted to $24 and $37 at May 31, 1998 and 1999, respectively, and are included in due from affiliates in the accompanying combined balance sheets.

(10) LEASES

     The Company is obligated under various equipment and building capital leases that expire at various dates during the next 2 to 20 years. The gross amount of equipment and buildings and related accumulated amortization recorded under capital leases consists of the following:

                                                             MAY 31
                                                        ----------------    NOVEMBER 30
                                                         1998      1999        1999
                                                        ------    ------    -----------
Building..............................................  $   --    $1,788      $1,788
Equipment.............................................   1,969     2,330       3,659
                                                        ------    ------      ------
                                                         1,969     4,118       5,447
  Less accumulated amortization.......................     823     1,346         495
                                                        ------    ------      ------
                                                        $1,146    $2,772      $4,952
                                                        ======    ======      ======

               COOPERATIVE COMMUNICATIONS, INC. AND SUBSIDIARIES
                     AND EASTERN COMPUTER SERVICES, L.L.C.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     In August 1999, the Company exchanged telecommunications equipment under a capital lease with a net book value of $690 for similar equipment with increased capacity having a capitalized value of $2,808. The new lease is for a period of five years (see note 5).

     In March 2000, the Company entered into several lease agreements for telecommunications equipment aggregating approximately $3,500. The lease agreements require yearly payments in varying amounts ranging from $209 to $1,149 over a five year period commencing when the Company takes possession of the equipment.

     The Company also has several noncancelable operating leases, primarily for telecommunications equipment and office space, that expire over the next three years. Rental expense for operating leases, including the informal month-to-month headquarters and operations facility lease (see note 9), was $228, $227, and $151 in the years ended May 31, 1997, 1998, and 1999, respectively.

     Future minimum lease payments under noncancelable operating leases and future minimum capital lease payments, excluding the headquarters and operations facility capital lease, as of May 31, 1999 and the twelve month period ending November 30, 1999 are as follows:

                                                              CAPITAL    OPERATING
                                                              LEASES      LEASES
                                                              -------    ---------
Year ending May 31:
  2000......................................................  $  756       $ 59
  2001......................................................     370         48
  2002......................................................     141         16
  2003......................................................      70         --
  2004......................................................       1         --
                                                              ------       ----
          Total minimum lease payments......................   1,338       $123
                                                                           ====
Less amount representing interest (at rates ranging from
  7.0% to 22.5%)............................................     170
                                                              ------
  Present value of net minimum capital lease payments.......   1,168
Less current installments of obligations under capital
  leases....................................................     642
                                                              ------
  Obligations under capital leases, excluding current
     installments...........................................  $  526
                                                              ======

                                                              CAPITAL    OPERATING
                                                              LEASES      LEASES
                                                              -------    ---------
Twelve month period ending November 30:
  2000......................................................  $  991        $51
  2001......................................................   1,032         16
  2002......................................................     981         --
  2003......................................................     902         --
  2004......................................................     362         --
                                                              ------        ---
          Total minimum lease payments......................   4,268        $67
                                                                            ===
Less amount representing interest (at rates ranging from
  7.0% to 22.5%)............................................     962
                                                              ------
  Present value of net minimum capital lease payments.......   3,306
Less current installments of obligations under capital
  leases....................................................     614
                                                              ------
  Obligations under capital leases..........................  $2,692
                                                              ======

               COOPERATIVE COMMUNICATIONS, INC. AND SUBSIDIARIES
                     AND EASTERN COMPUTER SERVICES, L.L.C.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(11) STOCKHOLDER'S AND MEMBERS' EQUITY

  Stockholder's Equity

     In October 1996, the Board of Directors of Cooperative Authorized a 6 for 1 stock split increasing the number of authorized shares of no par value common stock from 1,000,000 shares to 6,000,000 shares and the number of issued and outstanding shares from 900,000 to 5,400,000 shares. All share and per share data in the accompanying combined financial statements have been retroactively adjusted to reflect the effect of the stock split. In June 1997, the Board of Directors approved an increase in the number of authorized shares of no par value common stock from 6,000,000 to 20,000,000.

  Members' Equity

     Eastern has one class of members. All equity members vote in proportion to their respective equity ownership interests in Eastern. Net profits and losses of Eastern are allocated to the capital accounts of the members as described in the Eastern operating agreement, generally in proportion to their respective ownership interests. No members are liable for any obligation of the Eastern or are required to contribute any additional capital related to deficits incurred. Distributions to members in the accompanying combined statements of stockholder's and member's deficit represent payments made to such members in proportion to their respective ownership interests.

(12) STOCK OPTIONS

     In June 1996, Cooperative granted 30,000 options to acquire an equivalent number of shares of common stock at an exercise price of $.01 per share to a certain member of senior management. The options vested immediately upon grant and may be exercised at any time on or before two years after the recipient is no longer employed by Cooperative. The options are not subject to the effect of stock split described in note 11. The fair market value of Cooperative's common stock on the date of grant, as determined by the Company's Board of Directors, was approximately $28 per share. Accordingly, the Company recognized compensation expense of $840 in the combined statement of operations for the year ended May 31, 1997.

     Effective June 1, 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). This statement defines a fair value method of accounting for an employee stock option or similar equity instrument. However, it allows an entity to continue to measure compensation cost for those instruments using the intrinsic-value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" provided it discloses the effect of SFAS 123 in footnotes to the financial statements. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method.

     Had the Company elected to recognize compensation cost based on the fair value of the stock options at the date of grant under SFAS 123, net loss the year ended May 31, 1997, would not have been materially different due to the issuance of the aforementioned options with a nominal exercise price.

     On February 11, 2000, the Board of Directors of Holdings approved the adoption of an employee equity incentive plan. The Cooperative Holdings, Inc. 2000 Stock Plan (the Plan) authorizes the grant of incentive stock options within the meaning of section 422 of the Internal Revenue Code of 1986, as amended, and non-qualified stock options for the purchase of an aggregate of up to 3,540,000 shares (subject to adjustment for stock splits and similar capital changes) of common stock to employees and, in the case of non-qualified stock options, to consultants and directors of Holdings as defined in the Plan. In

               COOPERATIVE COMMUNICATIONS, INC. AND SUBSIDIARIES
                     AND EASTERN COMPUTER SERVICES, L.L.C.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

addition, the Plan provides for the granting of restricted stock awards and other stock awards at the discretion of the Board of Directors.

(13) INCOME TAXES

     Income tax expense attributable to income (loss) from operations consists of the following:

                                                               YEARS ENDED MAY 31
                                                              --------------------
                                                              1997    1998    1999
                                                              ----    ----    ----
Current:
  Federal...................................................  $ 99    $151    $76
  State and local...........................................    29      44     22
                                                              ----    ----    ---
                                                               128     195     98
                                                              ----    ----    ---
Deferred:
  Federal...................................................    --      --     --
  State and local...........................................    --      --     --
                                                                --      --     --
                                                              ----    ----    ---
          Total income tax expense..........................  $128    $195    $98
                                                              ====    ====    ===

     The actual income tax expense differs from the expected income tax expense (benefit) (computed by applying the U.S. Corporate income tax rate of 34% to income (loss) before income tax expense) as follows:

                                                               YEARS ENDED MAY 31
                                                             -----------------------
                                                             1997     1998     1999
                                                             -----    -----    -----
Computed "expected" federal income tax expense (benefit)...  $(320)   $ 163    $  (7)
Change in valuation allowance for deferred tax assets
  allocated to income tax expense..........................    763      187      188
State income taxes, net of federal income tax benefit......     19       36       15
Income taxed directly to members...........................   (254)    (188)    (106)
Other, net.................................................    (80)      (3)       8
                                                             -----    -----    -----
                                                             $ 128    $ 195    $  98
                                                             =====    =====    =====

               COOPERATIVE COMMUNICATIONS, INC. AND SUBSIDIARIES
                     AND EASTERN COMPUTER SERVICES, L.L.C.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

                                                                   MAY 31
                                                              ----------------
                                                               1998      1999
                                                              ------    ------
Deferred tax assets:
  Trade accounts receivable allowances......................  $  280    $  334
  Prepaid line costs........................................     327       300
  Deferred revenue..........................................     122        77
  Deferred stock-based compensation.........................     335       335
  Other.....................................................     156       241
                                                              ------    ------
          Total gross deferred tax assets...................   1,220     1,287
  Less valuation allowance..................................   1,076     1,264
                                                              ------    ------
          Net deferred tax assets...........................     144        23
                                                              ------    ------
Deferred tax liabilities:
  Depreciation..............................................     (27)      (23)
  Section 481 adjustment, cash to accrual conversion........    (117)       --
                                                              ------    ------
          Total gross deferred tax liabilities..............    (144)      (23)
                                                              ------    ------
          Net deferred tax asset............................  $   --    $   --
                                                              ======    ======

     The valuation allowance for deferred tax assets as of June 1, 1997 and 1998 was $889 and $1,076, respectively. The net change in the valuation allowance for the years ended May 31, 1997, 1998 and 1999 was an increase of $763, $187 and $188, respectively.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

     Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences net of the existing valuation allowance at May 31, 1999.

(14) TRANSMISSION COST SETTLEMENT

     The Company is routinely involved in various disputes with its suppliers of telecommunications services arising in the normal course of business, as is common in the industry. The Company's policy is to record supplier invoices at the full value and recognize any cost reduction upon written notification from the vendor that a credit will be issued. Alternatively, if the amount of credit can be estimated with reasonable accuracy, the Company will record the net amount due.

     Commencing in 1993, the Company had an ongoing dispute with one of its major suppliers. A settlement of the dispute was verbally agreed to by the parties in June 1998 and formalized in June 1999. Pursuant to the settlement, the Company agreed to pay a total of $10,500, including interest, payable as follows: $1,044 in June 1998, $2,957 in June 1999 and $181 per month for 36 months thereafter. The results of the settlement did not have a significant impact on the Company's combined financial position

               COOPERATIVE COMMUNICATIONS, INC. AND SUBSIDIARIES
                     AND EASTERN COMPUTER SERVICES, L.L.C.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

and results of operations as the settlement approximated the net amount of supplier invoices accrued by the Company.

     The Company has recorded the present value of the settlement, using a discount rate of 8%, of $9,640 and $8,661 in the accompanying combined balance sheets at May 31, 1998 and 1999, respectively. The current portion of the obligation of $979 and $4,389 at May 31, 1998 and 1999, respectively, has been included in accrued telecommunications costs in accounts payable and accrued expenses in the accompanying combined balance sheets (see note 8).

(15)  EMPLOYEE BENEFIT PLANS

     The Company adopted a 401(k) and profit sharing plan during fiscal 1999, covering substantially all of its employees. Under the plan, employees may elect to contribute a portion of their compensation to the 401(k) plan, subject to certain limitations. Company matching contributions are made at a rate of 33% of the first 6% of participant compensation contributed to the plan. In addition, the Company may make discretionary profit sharing contributions to the plan. Company contributions vest over a period of 5 years. Total contributions made by the Company to the plan amounted to $1 for the year ended May 31, 1999.

(16)  COMMITMENTS AND CONTINGENCIES

     The Company has a resale agreement with an incumbent local exchange carrier which expires in fiscal 2004. Per the agreement, the Company is obligated to pay fees for a certain number of minimum lines and a surcharge in the event the Company exceeds the maximum number of lines contracted. The Company has exceeded this minimum amount stipulated in the agreement during each of the years in the three year period ended May 31, 1999. The Company is dependent on the cooperation of the incumbent local exchange carrier to provide access service for the origination and termination of its local and long distance traffic. Historically, these access charges can make up a significant percentage of the overall cost of providing these services. To the extent the access services of the local exchange carrier are used, the Company and its customers are subject to the quality of service, equipment failures and service interruptions of the local exchange carrier.

     On March 24, 2000, the Company entered into a two-year interconnection agreement with the same local exchange carrier. The agreement provides the Company and the carrier with network interconnection or collocation and allows for the formalization of a schedule for collocation for services in New Jersey. The agreement also provides for access to unbundled network elements, switching and routing of service, reciprocal compensation for the transport and termination of local calls over the terminating carrier switch and various other services. Fees for services provided are payable monthly at rates specified in the agreement.

     The Company has long distance telecommunications service agreements with several interexchange carriers. The terms of these agreements range from month to month to up to 24 months and generally require the Company to meet certain minimum usage levels. Failure to meet the minimum usage levels would have an adverse affect on the Company's pricing arrangements. The Company generally meets the minimum usage requirements in the ordinary course of business.

     The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

             ------------------------------------------------------
             ------------------------------------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS
                            ------------------------

                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    7
Use of Proceeds.......................   20
Dividend Policy.......................   20
Capitalization........................   21
Dilution..............................   22
Selected Combined Financial Data......   23
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   25
Business..............................   33
Management............................   53
Certain Relationships and Related
  Transactions........................   59
Principal and Selling Stockholders....   60
Description of Capital Stock..........   62
Shares Eligible for Future Sale.......   66
Underwriting..........................   68
Legal Matters.........................   70
Experts...............................   70
Where You Can Find More Information...   70
Index to Combined Financial
  Statements..........................  F-1

     UNTIL             , 2000, ALL DEALERS THAT BUY, SELL OR TRADE THE COMMON
STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                                        SHARES

                                  COMMON STOCK

                       [COOPERATIVE HOLDINGS, INC. LOGO]
                              --------------------
                                   PROSPECTUS
                                         , 2000
                              --------------------
                             PENNSYLVANIA MERCHANT
                                     GROUP

                          ROTH CAPITAL PARTNERS, INC.
             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the Securities and Exchange Commission registration fee and the NASD filing fee. All the expenses below will be paid by us.

ITEM                                                           AMOUNT
----                                                          --------
Securities and Exchange Commission Registration fee.........  $ 21,859
NASD filing fee.............................................     8,780
Nasdaq National Market listing (entry) fee..................     *
Blue Sky fees and expenses..................................     *
Printing and engraving expenses.............................     *
Legal fees and expenses.....................................     *
Accounting fees and expenses................................     *
Transfer Agent and Registrar fees...........................     *
Miscellaneous...............................................     *
                                                              --------
Total.......................................................  $  *
                                                              ========

        -----------------------
        *  To be supplied by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits each Delaware business corporation to indemnify its directors, officers, employees and agents against expenses and liabilities in connection with any proceeding involving such persons by reason of his serving or having served in such capacities or for each such person's acts taken in his capacity as a director, officer, employee or agent of the corporation if such actions were taken in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal proceeding, if he had no reasonable cause to believe his conduct was unlawful, provided that any such proceeding is not by or in the right of the corporation.

     Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to limit the liability of directors of the corporation to the corporation or its stockholders. Specifically, a certificate of incorporation may provide that directors of the corporation will not be personally liable for money damages for breach of a duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve a knowing violation of law, (iii) with respect to unlawful payment of dividends or other unlawful purchase or redemption of shares of the corporation, or (iv) for any transaction from which the director derived an improper personal benefit.

     Our Certificate of Incorporation limits the liability of our directors as authorized by Section 102(b)(7).

     Article XI of our Bylaws specifies that we shall indemnify our directors, officers, employees and agents to the extent such party is a party to any action because he was a director, officer, employee or agent of ours. We have agreed to indemnify such parties for their actual and reasonable expenses. This provision of the Bylaws is deemed to be a contract between us and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the Delaware General Corporation Law are in effect, and any repeal or modification thereof shall not offset any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

     We have executed indemnification agreements with each of our officers and directors pursuant to which we have agreed to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director, officer, employee, agent of fiduciary of ours.

     We intend to obtain liability insurance for the benefit of our directors and officers which will provide coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of the registrant (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

     At present, there is no pending litigation or proceeding involving a director or officer of ours as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any director or officer.

     Reference is made to Section 6 of the Underwriting Agreement, the proposed form of which is filed as Exhibit No. 1.1, in which the underwriters agree to indemnify our directors and officers and certain other persons, against civil liabilities, including certain liabilities under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Prior to this offering, we issued the following securities:

     In March 2000, we issued shares of our common stock to the holders of all of the issued and outstanding shares of capital stock of Cooperative Communications, Inc. As a result, Cooperative Communications, Inc. became a wholly-owned subsidiary of ours. Prior to such issuance, we had no stockholders. We also issued an option to purchase 30,000 shares of our common stock at an exercise price of $0.01 per share in exchange for an option to purchase 30,000 shares of common stock of Cooperative Communications, Inc. In addition, all of the members of Eastern Computer Services, L.L.C., who had constituted all of the stockholders of Cooperative Communications, Inc., contributed to us all of their membership interests in Eastern. As a result, Eastern Computer Services, L.L.C. became a wholly-owned subsidiary of ours.

     In April 2000, our board of directors approved the issuance, upon the consummation of this offering, of options to purchase 1,029,047 shares of common stock under our 2000 Stock Plan to employees, officers and consultants at exercise prices equal to the initial public offering price.

     We believe that the foregoing issuances of securities, if they constitute sales, are exempt from registration under the Securities Act by virtue of the exemption provided by Section 4(2) thereof for transactions not involving a public offering or Rule 701 under the Securities Act as transactions made pursuant to a written compensatory plan or pursuant to a written contract relating to compensation. The sales of securities were made without the use of an underwriter and the certificates evidencing the shares bear a restrictive legend permitting their transfer only upon registration of the shares or an exemption under the Securities Act. We believe that all recipients had adequate access to information about us.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENTS

     (a) Exhibits

EXHIBIT
  NO.                        DESCRIPTION OF EXHIBIT
-------                      ----------------------
  1.1     Form of Underwriting Agreement.
  3.1     Certificate of Incorporation of Cooperative Holdings, Inc.
  3.2     Bylaws of Cooperative Holdings, Inc.
  5*      Form of Opinion of Buchanan Ingersoll Professional
          Corporation.
 10.1     Contribution Agreement dated March 20, 2000 among
          Cooperative Holdings, Inc. and the members of Eastern
          Computer Services, L.L.C.

EXHIBIT
  NO.                        DESCRIPTION OF EXHIBIT
-------                      ----------------------
 10.2+    Plan of Reorganization and Exchange Agreement dated March
          20, 2000 among Cooperative Holdings, Inc., Cooperative
          Communications, Inc. and the shareholders and optionholders of Cooperative Communications, Inc.
 10.3     Form of Indemnification Agreement by and between Cooperative
          Holdings, Inc. and each of its directors and executive
          officers.
 10.4     Employment Agreement by and between Cooperative Holdings,
          Inc. and Louis A. Lombardi, Sr., dated as of March 20, 2000.
 10.5     Employment Agreement by and between Cooperative Holdings,
          Inc. and Louis A. Lombardi, Jr., dated as of March 20, 2000.
 10.6     2000 Stock Plan.
 21       List of subsidiaries of Cooperative Holdings, Inc.
 23.1     Independent Auditors' Report and Consent of KPMG LLP.
 23.2*    Consent of Buchanan Ingersoll Professional Corporation
          (contained in the opinion filed as Exhibit 5 to the
          Registration Statement).
 23.3*    Consent of Swidler Berlin Shereff Friedman LLP.
 24       Powers of Attorney of certain officers and directors of
          Cooperative Holdings, Inc. (contained on the signature page of this Registration Statement).
 27       Financial Data Schedule.

---------------
* To be filed by Amendment.

+ The schedules or exhibits to this document are not being filed herewith because we believe that the information contained therein should not be considered material to an investment decision in us or such information is otherwise adequately disclosed in this Registration Statement on Form S-1. We agree to furnish supplementally a copy of any schedule or exhibit to the Commission upon request.

  (b) Financial Statement Schedules

      Schedule II -- Valuation and Qualifying Accounts

                                                                     SCHEDULE II

               COOPERATIVE COMMUNICATIONS, INC. AND SUBSIDIARIES
                     AND EASTERN COMPUTER SERVICES, L.L.C.

                       VALUATION AND QUALIFYING ACCOUNTS
                    YEARS ENDED MAY 31, 1997, 1998 AND 1999
            AND SIX MONTH PERIOD ENDED NOVEMBER 30, 1999 (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                              ADDITIONS
                                                     ---------------------------
                                       BALANCE AT    CHARGED TO     CHARGED TO                   BALANCE AT
                                      BEGINNING OF   COSTS AND    OTHER ACCOUNTS   DEDUCTIONS   BEGINNING OF
DESCRIPTION                              PERIOD       EXPENSES      (DESCRIBE)     (DESCRIBE)      PERIOD
-----------                           ------------   ----------   --------------   ----------   ------------
Allowance for doubtful accounts and
  billing adjustments:
  Period Ending:
     May 31, 1997...................      $500         $1,042                       $  (942)        $600
     May 31, 1998...................       600          1,067                          (967)         700
     May 31, 1999...................       700          1,390                        (1,255)         835
     November 30, 1999
       (unaudited)..................       835            580                          (530)         885

Deductions include amounts charged to the allowance for doubtful accounts and billing adjustments during the respective periods.

ITEM 17.  UNDERTAKINGS

     We hereby undertake that:

          (1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted as to directors, officers and controlling persons pursuant to the provisions described in Item 14, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (2) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Cooperative pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (3) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (4) At the closing, as specified in the underwriting agreement, we shall provide the underwriters certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Belleville, State of New Jersey, on the 7th day of April, 2000.

                                          COOPERATIVE HOLDINGS, INC.

                                          By: /s/ LOUIS A. LOMBARDI, SR.
                                            ------------------------------------
                                              Louis A. Lombardi, Sr.
                                              President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     KNOW BY ALL PERSONS, that each person whose signature appears below constitutes and appoints Louis A. Lombardi, Sr. and Louis A. Lombardi, Jr., and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                      TITLE                      DATE
                     ---------                                      -----                      ----
/s/ Louis A. Lombardi, Sr.                           President and Chief Executive         April 7, 2000
---------------------------------------------------  Officer and Director
Louis A. Lombardi, Sr.                               (Principal Executive Officer)

/s/ Louis A. Lombardi, Jr.                           Chief Operating Officer and Director  April 7, 2000
---------------------------------------------------
Louis A. Lombardi, Jr.

/s/ Jay Brzezanski                                   Chief Financial Officer and           April 7, 2000
---------------------------------------------------  Secretary (Principal Financial and
Jay Brzezanski                                       Accounting Officer)

/s/ Michael Lombardi                                 Executive Vice President and          April 7, 2000
---------------------------------------------------  Treasurer and Director
Michael Lombardi

/s/ Daniel L. Hradesky                               Vice President of Business            April 7, 2000
---------------------------------------------------  Development and Strategic Planning
Daniel L. Hradesky                                   and Director

/s/ Ronald O. Brown, Ph.D.                           Director                              April 7, 2000
---------------------------------------------------
Ronald O. Brown, Ph.D.

/s/ Myron Feldman                                    Director                              April 7, 2000
---------------------------------------------------
Myron Feldman

/s/ John Trzaka                                      Director                              April 7, 2000
---------------------------------------------------
John Trzaka

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    EXHIBITS

                                       TO

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                            ------------------------

                           COOPERATIVE HOLDINGS, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 EXHIBIT INDEX

EXHIBIT
  NO.                        DESCRIPTION OF EXHIBIT
-------                      ----------------------
  1       Form of Underwriting Agreement.
  3.1     Certificate of Incorporation of Cooperative Holdings, Inc.
  3.2     Bylaws of Cooperative Holdings, Inc.
  5*      Form of Opinion of Buchanan Ingersoll Professional
          Corporation.
 10.1     Contribution Agreement dated as of March 20, 2000 among
          Cooperative Holdings, Inc. and the members of Eastern
          Computer Services, L.L.C.
 10.2+    Plan of Reorganization and Exchange Agreement dated as of
          March 20, 2000 among Cooperative Holdings, Inc., Cooperative
          Communications, Inc. and the shareholders and optionholders of Cooperative Communications, Inc.
 10.3     Form of Indemnification Agreement by and between Cooperative
          Holdings, Inc. and each of its directors and executive
          officers.
 10.4     Employment Agreement by and between Cooperative Holdings,
          Inc. and Louis A. Lombardi, Sr., dated as of March 20, 2000.
 10.5     Employment Agreement by and between Cooperative Holdings,
          Inc. and Louis A. Lombardi, Jr., dated as of March 20, 2000.
 10.6     2000 Stock Plan.
 21       List of subsidiaries of Cooperative Holdings, Inc.
 23.1     Independent Auditors' Report and Consent of KPMG LLP.
 23.2*    Consent of Buchanan Ingersoll Professional Corporation
          (contained in the opinion filed as Exhibit 5 to the
          Registration Statement).
 23.3*    Consent of Swidler Berlin Shereff Friedman LLP.
 24       Powers of Attorney of certain officers and directors of
          Cooperative Holdings, Inc. (contained on the signature page of this Registration Statement).
 27       Financial Data Schedule.

---------------
* To be filed by Amendment. All other exhibits are filed herewith.

+ The schedules or exhibits to this document are not being filed herewith because we believe that the information contained therein should not be considered material to an investment decision in Cooperative or such information is otherwise adequately disclosed in this Registration Statement on Form S-1. We agree to furnish supplementally a copy of any schedule or exhibit to the Commission upon request.